DATED 30TH MARCH, 1990-

THE GENERATORS
named herein

and

THE SUPPLIERS
named herein

and

ENERGY SETTLEMENTS AND INFORMATION SERVICES LIMITED as Settlement System Administrator

and

POOL FUNDS ADMINISTRATION LIMITED
as Pool Funds Administrator

and
THE NATIONAL GRID COMPANY plc
as Grid Operator and Ancillary Services Provider and
SCOTTISH POWER plc
and
ELECTRICITE DE FRANCE, SERVICE NATIONAL
as Externally Interconnected Parties
and
THE OTHER PARTIES
named herein

POOLING AND SETTLEMENT AGREEMENT
for the Electricity Industry in England and Wales
(as amended at 17th October, 1996)

Main Text Schedules 1-8 and 10-22

Contents
PART I:  PRELIMINARY
1	Definitions and Interpretation
2	The Effective Date
3	Additional Parties

PART II:  OBJECTS, REVIEW AND PRIORITY
4	Objects and Purpose of the Agreement
5	Transitional Arrangements and Reviews
6	Entrenched Provisions, Inconsistencies and Conflicts

PART III:  POOL MEMBERSHIP AND GENERAL MEETINGS
7	Introduction
8	Pool Membership
9	General Meetings
10	Proceedings at General Meetings
11	Voting
12	Proxies
13	Matters reserved to the General Meeting:  Class Rights

PART IV:  THE EXECUTIVE COMMITTEE
14	Establishment of the Executive Committee
15	Membership of the Executive Committee
16	Pool Chairman
17	Chief Executive, Secretariat and Secretary
18	Proceedings of the Executive Committee
19	Conduct of Executive Committee Meetings
20	Delegation
21	Vacation of Office by Committee Members
22	Voting
23	Committee Members' Responsibilities and Protections
24	Powers of the Executive Committee

PART V:  LIMITATION OF LIABILITY
25	Limitation of Liability

PART VI:  THE SETTLEMENT SYSTEM ADMINISTRATOR
26	Appointment
27	Not Used
28	Not Used

PART VII:  THE SETTLEMENT SYSTEM ADMINISTRATOR'S RESPONSIBILITIES
29	Responsibilities
30	Not Used
31	Not Used
32	Not Used
33	Not Used
34	Costs, Fees and Expenses
34A	Second Tier System Charges

PART VIII: THE SETTLEMENT SYSTEM AND COMPUTER OPERATIONS
35	Development of the Settlement System
36	Change Management
37	Software
38	Not Used
39	Not Used
40	Not Used
41 	Notification of Defects by Pool Members
42 	Not Used
43 	Not Used
44 	Not Used
45 	Escrow Arrangements
46 	Not Used

PART IX:  THE POOL AUDITOR AND SCHEDULING AND DESPATCH REVIEWS
47 	The Pool Auditor and Scheduling and Despatch Reviews
48 	Audit Instructions

PART X:  THE GRID OPERATOR'S RESPONSIBILITIES
49 	Responsibilities
50 	Standard of Care

PART XI:  ANCILLARY SERVICES AND THE ANCILLARY SERVICES PROVIDER
51 	Ancillary Services
51A 	Transmission Services
51B 	Transmission Services Scheme 2

PART XII:  SETTLEMENT RE-RUNS
52 	Settlement Re-runs

PARTY XIII:  RISK MANAGEMENT SCHEME
53 	Application
54 	Scheme Admission Conditions
55 	Rights and Obligations of Pool Members
56 	Review

PART XIV:  FUEL SECURITY
57 	Definitions
58 	Payment Instructions
59 	Record Keeping and Payments

PART XV:  METERING
60 	Metering

PARTY XVI:  POOL CIVIL EMERGENCIES
61 	Pool Civil Emergencies

PART XVII:  TRADING SITE
62 	Trading Site

PART XVIII:  THE POOL FUNDS ADMINISTRATOR, BILLING AND SETTLEMENT
63 	The Pool Funds Administrator
64 	Procedures Manual
65 	Billing and Settlement

PART XIX:  DEFAULT, TERM AND TERMINATION
66 	Default
67 	Term and Termination

PARTY XX:  CONFIDENTIALITY
68 	Definitions and interpretation
69 	Confidentiality for NGC and its Subsidiaries
70 	Confidentiality other than for NGC and its Subsidiaries
71 	Release of Information

PART XXI:  THE PARTICIPATION OF NGC
72 	The Participation of NGC
73 	Not Used

PART XXII:  MISCELLANEOUS
74 	Force Majeure
75 	Notices
76 	Assignment
77 	Counterparts
78 	Waivers; Remedies Not cumulative
79 	Severance of Terms
80 	Entire Agreement
81 	Language
82 	Restrictive Trade Practices Act 1976
83 	Arbitration
84 	Jurisdiction
85 	Governing Law

SCHEDULES
1 	The Founder Generators
2 	The Founder Suppliers
	Part A:	Public Electricity Suppliers
	Part B:	Second Tier Suppliers
	Part C:	Others
3	Form of Accession Agreement
4	Terms of Engagement of the Settlement System
5	Form of Admission Application
6	Form of Pool Membership Application
7	Form of Escrow Agreement
8	Not Used
9	The Pool Rules [See separate document]
	Preamble
		Part I:		Definitions and Interpretation
		Part II:		Data Input to Settlement
		Part III:	Computation of Payments in Settlement
		Part IV:	Interconnectors
		Part V:		Special Provisions
		Part VI:	Settlement Funds
		Appendix 1:	Part I:  Definitions
				Part II: List of Acronyms
		Appendix 2:	Procedures for running GOAL
		Appendix 3:	Transmission Services Scheme
		Appendix 4:	Reporting Requirements
		Appendix 5:	Variables established by reference to PORTHOLE
		Appendix 6:	Procedures for the Aggregation of Metered Data
		Appendix 7:	Short-Term Modifications
		Appendix 8:	Uplift Management Incentive Scheme 2
10	 Form of Resignation Notice
11 	Billing and Settlement
		Part 1:	Preliminary
		Part 2:	Establishment of Systems
		Part 3:	Security Cover and Credit Monitoring
		Part 4:	Billing and Payment Procedures
			Annex 1:	Form of Advice Note
			Annex 2:	Form of Confirmation Notice
			Annex 3:	Part 1:  Form of Settlement Account esignation
       					Part 2:  Form of Change of Settlement Account
			Annex 4:	Form of Letter of Credit
12 	Transitional Arrangements
13 	Contributory Shares
14 	Membership of the Executive Committee:  Public Electricity
    Suppliers and	Independent Suppliers
15 	The Pool Funds Administrator's Contract
			Annex 1:	PFA Budget for the 1992 PFA Accounting Period
			Annex 2:	Pro-Forma Statement of Charges
			Annex 3:	Pro-Forma Statement of Costs and Fees
			Annex 4:	Existing Funds Transfer Software
					Part A:  Beneficially Owned
					Part B:  Licensed
			Annex 5:	Escrow Arrangements
16 	Matters requiring consent of the Settlement System Administrator
17 	Trading Sites
		Part A:	General
		Part B:	Procedures
		Part C:	Trading Site Applications
		Part D:	Additional Provisions
18 	The Ancillary Services Accounting Procedure
		Annex:	Part 1:	ASP Budget for the First Accounting Period
			Part 2:	Pro-forma Statement of Costs
			Part 3:	Pro-forma Statement of Charges
19 	Objective and Scope of the Scheduling and Despatch Review
20 	Accountable Interest
21 	Meter Operator Schedule
22 	1998 Programme Funding and Cost Recovery

THIS AGREEMENT is made on 30th March, 1990

BETWEEN:

(1)	THE PERSONS whose names, registered numbers and registered
or principal offices are set out in Part I of Schedule 1;

(2)	THE PERSONS whose names, registered numbers and registered
or principal offices are set out in Part II of Schedule 1;

(3)	ENERGY SETTLEMENTS AND INFORMATION SERVICES LIMITED
(registered number 2444282) whose registered office is situate at Fairham House, Green Lane, Clifton, Nottingham NG11 9LN as
Settlement System Administrator;

(4)	ENERGY POOL FUNDS ADMINISTRATION LIMITED (registered number
2444187) whose registered office is situate at 185 Park Street, London SE1 9DY as Pool Funds Administrator;

(5)	THE NATIONAL GRID COMPANY plc (registered number 2366977
whose registered office is situate at National Grid House, Kirby
Corner Road, Coventry CV4 8JY as Grid Operator and Ancillary
Services Provider;

(6)	SCOTTISH POWER plc (registered number 117120) whose
principal office is situate at 1 Atlantic Quay, Glasgow G2 8SP,
Scotland as an Externally Interconnected Party;

(7)	ELECTRICITE DE FRANCE, SERVICE NATIONAL whose principal
office is situate at 3 Rue de Messine, 75008 Paris, France as an Externally Interconnected Party; and

(8)	THE OTHER PARTIES whose names, registered numbers and
registered or principals offices are set out in Schedule 2.

WHEREAS:

(A)	it is a Condition of the NGC Transmission Licence that,
subject to its removal or resignation as Settlement System Administrator hereunder, NGC shall implement, maintain and operate a settlement system which will provide inter alia for the calculation of any payments which become due to or owing by Authorised Electricity Operators in respect of sales and purchases of electricity under the terms of this Agreement and such Licence further provides that NGC may comply with its said obligations by participation in this Agreement in the manner provided in such Licence;

(B)	it is a Condition of the Generation Licence granted to each
of the Founder Generators in England and Wales requiring such a Licence that the licensee shall be a party to and a pool member under, and shall comply with the provisions of, this Agreement insofar as the same shall apply to it in its capacity as a party to this Agreement and/or as a pool member being a generator of electricity as the case may be;

(C)	it is a Condition of the PES Licence granted to each of the
Founder Suppliers whose names are set out in Part A of Part II of
Schedule 1 that the licensee shall be a pool member under, and comply with the provisions of, this Agreement;

(D)	it is a Condition of the Second Tier Supply Licence granted
to each of the Founder Suppliers whose names are set out in Part
B of Part II of Schedule 1 that the licensee shall be a pool member under, and comply with the provisions of, this Agreement insofar as the same shall apply to it in its capacity as a private electricity supplier (as that expression is defined in section 17(1) of the Act);

(E)	this Agreement sets out, inter alia, the rules and
procedures for the operation of an electricity trading pool and for the operation of a settlement system (including the calculation of payments due) and in compliance with the conditions of their respective Licences those parties subject to such conditions have agreed to become parties hereto with the intent that this Agreement shall be and shall remain approved by the Director;

(F)	in relation to this Agreement each of the Secretary of State and the Director enjoys the rights, powers and authorities conferred upon him inter alia by the Act and the Licences; and

(G)	without prejudice to the ability of Parties to agree in the
future to the terms of an incentive scheme, the Parties acknowledge that the Transmission Services Scheme 2 is part of the long term objective of the Parties that the Grid Operator is provided with an incentive to reduce the cost of certain charges made to Suppliers which arise as a result of the purchase of electricity under the terms of this Agreement. The Transmission Services Scheme 2 is a replacement of the Transmission Services Schemes, which previously applied.

NOW IT IS HEREBY AGREED as set out on the following pages of this Agreement.



PART I

PRELIMINARY

1 DEFINITIONS AND INTERPRETATION

1.1	Definitions:  In this Agreement (including the Recitals and
the Schedules), except where the context otherwise requires:

	"Accession Agreement" means an accession agreement in or substantially in the form set out in Schedule 3 or in such other form (to which the Settlement System Administrator has no reasonable objection) as the Executive Committee may for the time being and from time to time approve;

	"Accountable Interest" has the meaning given to that term in
Schedule 20;

	"Accounting Date" means, in relation to any Accounting
Period, the last day of such Accounting Period;

	"Accounting Period" means each successive period of 12 months beginning on 1st April in each year or of such other length and/or beginning on such other date as may be determined in accordance with the terms hereof, provided that the first such period shall begin on and include 31st March, 1990 and shall end on and include 31st March, 1991;

	"Act" means the Electricity Act 1989;

	"Active Energy" means the electrical energy produced, flowing or supplied by an electric circuit during a time interval, and being the integral with respect to time of the instantaneous power, measured in units of watt-hours or standard multiples thereof, that is:

		1000Wh	=	1kWh
		1000kWh	=	1MWh
		1000Mwh	=	1GWh
		1000GWh	=	1TWh;

	"Active Power" means the product of voltage and the in-phase component of alternating current measured in units of watts and standard multiples thereof, that is:

		1000 Watts	=	1kW
		1000kW	=	1MW
		1000MW	=	1GW
		1000GW	=	1TW

	"Admission Application" means an application in or substantially in the form set out in Schedule 5 or in such other form as the Executive Committee may for the time being and from time to time approve;

	"Agreed Procedure" means each of the agreed procedures specified in the Agreed Procedures Index and which is agreed to be treated as an Agreed Procedure for the purposes of this Agreement either:

(a)	by the Executive Committee and the Settlement System
Administrator and (where the agreed procedure imposes obligations on the Grid Operator) the Grid Operator; or

(b)	where such agreed procedure concerns the duties and
responsibilities of the Pool Funds Administrator, by the Executive Committee and the Pool Funds Administrator

as the same

(i)	may be amended or substituted from time to time by the
Executive Committee with the prior written consent of the Settlement System Administrator and (where such Agreed Procedure imposes obligations on the Grid Operator) the Grid Operator (in each case, such consent not to be unreasonably withheld or delayed); or

(ii)	shall be amended or substituted from time to time by the
Executive Committee at the request of the Settlement System Administrator and with the prior written consent of the Executive Committee and (where such Agreed Procedure imposes obligations on the Grid Operator) the Grid Operator (in each case, such consent not to be unreasonably withheld or delayed),

	Provided that the reference to the Grid Operator in this definition shall be construed as if it were a reference to such term prior to the creation of Meter Operator Parties and the associated amendments to this Agreement, but this shall be without limitation to any right to agree any adoption, amendment or substitution under this definition;

	"Agreed Procedures Index" means an index of agreed procedures agreed to be treated as Agreed Procedures in accordance with and for the purposes of this Agreement;

	"Agreement" means this Agreement (including the Schedules), as amended, varied, supplemented, modified or suspended from time to time in accordance with the terms hereof;

	"Ancillary Service" means a System Ancillary Service and/or a Commercial Ancillary Service, as the case may be;

	"Ancillary Services Agreement" means an agreement between a User and the Ancillary Services Provider for the payment by the Ancillary Services Provider to that User in respect of the provision by such User of Ancillary Services;

	"Ancillary Services Business" means the business relating to Ancillary Services carried on by the Ancillary Services Provider;

	"Ancillary Services Provider" means the person who for the time being and from time to time is required by the terms of a Transmission Licence to contract for Ancillary Services;

	"Apparatus" means all equipment in which electrical conductors are used or supported or of which they may form a part;

	"Approved Recommendation" has the meaning given to that term in Clause 5.8;

	"ASP Accounting Procedure" means the accounting procedure set out in Schedule 18, as amended, varied or substituted from time to time in accordance with the terms hereof;

	"Authorised Electricity Operator" means any person who is authorised under the Act to generate, transmit or supply electricity and shall include an person transferring electricity to or from England and Wales across an interconnector (as such term is used in the NGC Transmission Licence), other than the Grid Operator in its capacity as operator of the NGC Transmission System;

	"Banking System" has the meaning given to that term in
Section 1.1 of Schedule 11;

	"Billing System" has the meaning given to that term in
Section 1.1 of Schedule 11

	"BPS Goal" has the meaning given to that term in Appendix 2 to Schedule 9;

	"British Grid Systems Agreement" means the agreement of that name made or to be made between NGC, Scottish Hydro-Electric PLC and Scottish Power plc inter alia regulating the relationship between their respective grid systems;

	"Bulk Supply Point" means any or (as the context may require) a particular point of supply where Metering Equipment for the purposes of the Bulk Supply Tariff is or would have been located and, in the event any dispute as to location, as determined in accordance with Clause 83;

	"Central Despatch" means the process of Scheduling and issuing direct instructions by the Grid Operator referred to in paragraph 1 of Condition 7 of the NGC Transmission Licence and
"Centrally Despatched" shall be construed accordingly;

	"Change Management Policies" means the policies, procedures and guidelines for the co-ordination by the Settlement System Administrator of the implementation of changes to the Settlement System entitled respectively "Change Management Policy", "Settlement Change Co-ordinator Operating Procedures" and "Change Management Implementation Guidelines" in the form initialled for the purposes of identification as at 29th November, 1991 by or on behalf of the Executive Committee and the Settlement System Administrator, as the same have been or may be amended from time to time in accordance with the terms of the Initial Settlement Agreement or this Agreement;

	"Charging Procedure" means the charging procedure set out in the Appendix to Schedule 4, as amended, varied or substituted from time to time in accordance with the terms hereof;

	"Chief Executive" has the meaning given to that term in Clause 17.1.1;

	"Chief Executive's Office" means the Chief Executive, the
Contract Manager and the personnel referred to in Clause 17.2.1;

	"Code of Practice" means each of the codes of practice in relation to any Metering Equipment or any part or class thereof which are specified in the Synopsis of Metering Codes, as the same may be amended or substituted from time to time by the Executive Committee with the agreement or approval of:

(i)	in the case of any Code of Practice in respect of Metering
Equipment in respect of which it is the Operator, the Grid
Operator;

(ii)	in the case of any Code of Practice in respect of Metering
Equipment relating to Reactive Energy, the Ancillary Services
Provider; and

(iii)	in the case of any change to any Code of Practice prior
to 1st April, 1998 in respect of standards of accuracy of Metering Equipment required for Second Tier Customers up to ( and including) 100kW or Non-Pooled Generators, the Suppliers in separate general meeting;

	(provided that, prior to the date on which the transitional arrangements regarding metering of Reactive Power at Grid Supply Points are brought into effect ("RP Date") in the case of a Code of Practice or part thereof which relates to Reactive Power metering at the Grid Energy Points, such Code or part thereof may only be amended or substituted by agreement between the Ancillary Services Provider and all Committee Members), and any other code of practice which is agreed from time to time to be treated as a Code of Practice for the purposes of this Agreement by the Executive Committee (or, where appropriate, prior to the RP Date all Committee Members) and, where appropriate, the Grid Operator and/or the Ancillary Services Provider and/or the Suppliers;

	"Commercial Ancillary Services" means Ancillary Services, other than System Ancillary Services, utilised by the Grid Operator in operating the Total System if a User has agreed to provide them under a Supplemental Agreement with payment being dealt with under an Ancillary Services Agreement or, in the case of Externally Interconnected Parties or External Pool Members, under any other agreement;

	"Commissioned" means (i) in relation to any Plant or Apparatus connected to the NGC Transmission System or to any External Interconnection or any Distribution System, commissioned for the purposes of the Connection Agreement relating to such Plant or Apparatus; or (ii) in relation to any Metering System or Metering Equipment, commissioned in accordance with the relevant Code of Practice;

	"Committee Member" means a member of the Executive
Committee;

	"Communications Equipment" means, at or relating to any Site, in respect of any Metering Equipment (i) the terminating equipment (which may include a modem) necessary to convert data from such Metering Equipment into a state for transmission to the Settlement System Administrator; and (ii) in the case of Sites which are not 1993/1994 Tariff Qualifying Sites (as defined in the Tariff which is entitled Tariff for 1993/1994 Sites) the exchange link which is dedicated to that terminating equipment, but (iii) it shall not include an Outstation;

	"Competent Authority" means the Secretary of State, the Director and any local or national agency, authority, department, inspectorate, minister, ministry, official or public or statutory person (whether autonomous or not) of, or of the government of, the United Kingdom or the European Community;

	"Computer Systems" means all and any computer systems used by the Settlement System Administrator and required in connection with the operation of the Settlement System;

	"Connection Agreements" means the Master Connection and Use of System Agreement, the Supplemental Agreements, the Supplier's Connection Agreements, the Supplier's Use of System Agreements and the Interconnection Agreements, and "Connection Agreement" means any or (as the context may require) a particular one of them;

	"Connection Point" means a Grid Supply Point or Grid Energy Point, as the case may be;

	"Consumer Metered Demand" has the meaning given to that term in Part I of Appendix 1 of Schedule 9;

	"Contract Management Rules" has the meaning given to that term in sub-section 1.1 of Schedule 4;

	"Contract Manager" has the meaning given to that term in sub-section 1.1 of Schedule 4;

	"Contributory Share" means, in relation to any Pool Member, the Contributory Share for the time being and from time to time of such Pool Member calculated in accordance with Schedule 13;

	"Control" has the meaning set out in section 840 of the Income and Corporation Taxes Act 1988 and "Controlled" shall be construed accordingly;

	"Custodian" has the meaning given to that term in Clause
45.1;

	"Customer" means a person to whom electrical power is provided (whether or not he is the provider of such electrical power);

	"De-energisation" means the movement of any isolator, breaker or switch or the removal of any fuse whereby no electricity can flow to or from the relevant User System through the User's Plant or Apparatus connected to such User System and, in relation to any External Pool Member, the termination of such External Pool Member's rights to use any relevant External Interconnection;

	"Default Calling Creditor" means any Pool Creditor, the
Settlement System Administrator and the Pool Funds Administrator;

	"Default Interest Rate" has the meaning given to that term in Section 1.1 of Schedule 11;

	"Defaulting Pool Member" has the meaning given to that term in Clause 66.3.1;

	"Despatch" means the issue by the Grid Operator of instructions for Generating Plant and/or Generation Trading Blocks to achieve specific Active Power (and, in relation to Generating Plant, Reactive Power or target voltage) levels within their Generation Scheduling and Despatch Parameters or Generation Trading Block Scheduling and Despatch Parameters, as the case may be, and by stated times;

	"Development Policies" means the policies, procedures and practices for the development of the Computer Systems in the forms initialled for the purposes of identification as at 29th November, 1991 by or on behalf of the Executive Committee and the Settlement System Administrator, as the same have been or may be amended from time to time in accordance with the terms of this Agreement;

	"Directive" includes any present or future directive, requirement, instruction, direction or rule of any Competent Authority (but only, if not having the force of law, if compliance with the Directive is in accordance with the general practice of persons to whom the Directive is addressed) and includes any modification, extension or replacement thereof then in force;

	"Director" means the Director General of Electricity Supply appointed for the time being pursuant to section 1 of the Act;

	"Distribution Code" means the Distribution Code required to be drawn up by each Public Electricity Supplier and approved by the Director, as from time to time revised with the approval of the Director;

	"Distribution System" means the system consisting (wholly or mainly) of electric lines owned or operated by a Public Electricity Supplier and used for the distribution of electricity from Grid Supply Points or Generating Units or other entry points to the point of deliver to Customers or other Users and includes any Remote Transmission Assets (as defined in the Grid Code) operated by such Public Electricity Supplier and any Plant and Apparatus and meters owned or operated by such Public Electricity Supplier in connection with the distribution of electricity, but does not include any part of the NGC Transmissions System;

	"EdF Documents" means any agreement for the time being and from time to time made between NGC and Electricite de France, Service National relating to the use or operation of the relevant
External Interconnection;

	"Effective Date" means 2400 hours on 30th March, 1990;

	"electricity" means Active Energy and Reactive Energy;

	"Electricity Arbitration Association" means the unincorporated member's club of that name formed inter alia to promote the efficient and economic operation of the procedure for the resolution of disputes within the electricity supply industry by means of arbitration or otherwise in accordance with its arbitration rules;

	"Embedded" means having a direct connection to a Distribution System or the System of any other User to which Customers and/or Power Stations are connected, such connection being either a direct connection or a connection via a busbar of another User of NGC (but with no other connection to the NGC Transmission System);

	"Embedded Non-Franchise Site" means:

(i)	a Site which is Embedded and which is at the point of
connection to a Second Tier Customer; or

(ii)	a site which is Embedded where the customer to which that
site is at a point of connection is eligible to receive supplies from a Second Tier Supplier in the period between 1st April, 1994 and 31st March, 1998;

	"Equipment Owner" means, in relation to a Metering System, the person which is the owner of that Metering System;

	"Escrow Agreement" has the meaning given to that term in Clause 45.1;

	"ESIS" means Energy Settlement and Information Systems
Limited (registered number 2444282) whose registered office is at Fairham House, Green Lane, Clifton, Nottingham NG11 9LN;

	"Event of Default" means any event declared as such pursuant to Clause 66.1.1 or 66.2.1, as the case may be;

	"Executive Committee" means the committee established pursuant to Clause 14;

	"Export" means, in respect of any Party, a flow of electricity from the Plant or Apparatus of such Party to the Plant or Apparatus of another Party and, in relation to any Party which is an External Pool Member, the External Interconnection in respect of which that Party has the right to deliver or take electricity to or from the NGC Transmission System shall be treated as the Plant or Apparatus of such Party and the verb "Export" and its respective tenses shall be construed accordingly;

	"External Interconnection" means Apparatus for the transmission of electricity to or from the NGC Transmission
System into or out of an External System;

	"Externally Interconnected Party" means a person operating an External System which is connected to the NGC Transmission
System by an External Interconnection (which person may or may not also be an External Pool Member);

	"External Pool Member" means a Party supplying electricity to or taking electricity from the NGC Transmission System through an External Interconnection and which has been or (where appropriate) is to be admitted as a Pool Member in the capacity of a Generator and/or a Supplier;

	"External System" means, in relation to an Externally
Interconnected Party, the transmission or distribution system which it owns or operates and any Apparatus or Plant which connects that system to the External Interconnection and which is owned or operated by such Externally Interconnected Party;

	"Final Metering Scheme" means a national metering scheme to be installed in accordance with the relevant Codes of Practice and to come into effect on the FMS Date;

	"First Quarter" means, in respect of any year, the months of January, February and March;

	"FMS Codes of Practice" means the Codes of Practice B, C, E, J, K1 and K2 and, to the extent that they relate to Metering
Equipment the data derived from which was not used as Settlement
Metering Data immediately prior to the FMS Date, F and G, and Codes of Practice 1, 2, 3, 4 and 5;

	"FMS Date" means 1st April, 1993;

	"FMS Metering Equipment" means Metering Equipment comprising a Metering System at or in relation to the commercial boundary in accordance with paragraph 7.1.2 of Schedule 21 in relation to the requirements to be met from the FMS Date;

	"FMS Trading Date" means 10th January, 1994;

	"Following Quarter" means, in respect of any Quarter Day or Quarter, the period of three months immediately following such Quarter Day or Quarter;

	"Force Majeure" means, in relation to any Party, any event or circumstance which is beyond the reasonable control of such Party and which results in or causes the failure of that Party to perform any of its obligations under this Agreement including act of God, strike, lockout or other industrial disturbance, act of the public enemy, war declared or undeclared, threat of war, terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, lightning, fire, storm, flood, earthquake, accumulation of snow or ice, lack of water arising from weather or environmental problems, explosion, fault or failure of Plant and Apparatus (which could not have been prevented by Good Industry Practice), governmental restraint, Act of Parliament, other legislation, bye-law and Directive (not being any order, regulation or direction under section 32, 33, 34 or 35 of the Act) provided that lack of funds shall not be interpreted as a cause beyond the reasonable control of that Party. For the avoidance of doubt, Force Majeure shall not apply in respect of the Settlement System Administrator where and to the extent that the Settlement System Administrator can perform its obligations under this Agreement by using the back-up arrangements required by Service Line 6 (Off-Site Security) or by acting in accordance with Clause 52 or
Section 31 of Schedule 9;

	"Founder Generators" means the parties to this Agreement of the first part at 30th March, 1990;

	"Founder Suppliers" means the parties to this Agreement of the second part at 30th March, 1990;

	"Fourth Quarter" means, in respect of any year, the months of October, November and December;

	"Fuel Security Code" means the document of that title designated as such by the Secretary of State, as from time to time amended;

	"Funds Transfer Agreement" has the meaning given to that term in Section 1.1 of Schedule 11;

	"Funds Transfer Business" has the meaning given to that term in Section 1.1 of Schedule 11;

	"Funds Transfer Hardware" has the meaning given to that term in Section 1.1 of Schedule 15;

	"Funds Transfer Software" has the meaning given to that term in Section 1.1 of Schedule 15;

	"Funds Transfer System" has the meaning given to that term in Section 1.1 of Schedule 11;

	"the Generating Board" has the meaning given to that term in the Act;

	"Generating Plant" means a Power Station subject to Central
Despatch;

	"Generating Unit" means any apparatus which produces electricity and, in respect of an External Pool Member, means a Generation Trading Block;

	"Generation Licence" means a licence granted or to be granted under section 6(1)(a) of the Act;

	"Generation Scheduling and Despatch Parameters" means those parameters listed in Appendix A1 to SDC1;

	"Generation Trading Block" means a notional Centrally
Despatched Generating Unit of an External Pool Member treated as such for the purposes of the Grid Code;

	"Generation Trading Block Scheduling and Despatch
Parameters" means those parameters listed in Appendix A1 to SDC1 relating to Generation Trading Blocks;

	"Generator" means:

(i)	a person who generates electricity under licence or
exemption under the Act; or

(ii)	a person who is an External Pool Member who delivers
electricity or on whose behalf electricity is delivered to the NGC Transmission System; or

(iii)	a person who is acting as the agent for any such person
who is referred to in paragraph (i) or (ii) above,

and, in any such case, for the time being party to this Agreement, and:

(a)	who is a Founder Generator; or

(b)	who was admitted as a Party in the capacity of a Generator;
or

(c)	who, in accordance with Clause 3.10, has changed
capacity(ies) such that it participates as a Party in the capacity of a Generator,

	and, where the expression is used in Part III or Part IV, and who is also or (where appropriate) is to become a Pool
Member;

	"Generic Dispensation" shall have the meaning ascribed thereto in paragraph 14.1(b) of Schedule 21;

	"Genset Metered Generation" has the meaning given to that term in Part I of Appendix 1 to Schedule 9;

	"Gigawatt" means 1000MW;

	"GOALPOST" has the meaning given to that term in the Pool
Rules;

	"Good Industry Practice" means, in relation to any undertaking and any circumstances, the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances;

	"Grid Code" means the Grid Code drawn up pursuant to the Transmission Licence, as from time to time revised in accordance with the Transmission Licence;

	"Grid Code Review Panel" has the meaning given to that term in the Grid Code;

	"Grid Entry Point" means the point at which a Power Station which is not Embedded connects to the NGC Transmission System;

	"Grid Operator" means person who for the time being and from time to time is required by the terms of a Licence, inter alia, to implement the Grid Code;

	"Grid Supply Point" means the point of supply from the NGC Transmission System to Public Electricity Suppliers or to other
Users with User Systems with Customers connected to them or Non-
Embedded Customers;

	"GW" means Gigawatt;

	"GWh" means Gigawatt-hour;

	"Hardware" means at any time the computer equipment and accessories used by the Settlement System Administrator on or in connection with which the Software functions or is intended to function at such time (other than Second Tier Hardware) and for the avoidance of doubt the Hardware at 1st April, 1996 is specified in version 1.0 of the Contract Management Rules;

	"Host PES" means, in respect of a Metering System, either:

(i)	the Public Electricity Supplier to whose Distribution System such Metering System is connected; or

(ii)	where such Metering System is connected directly to the NGC
Transmission System, the Public Electricity Supplier whose
Consumer Metered Demand determined in accordance with the Pool
Rules is calculated by the Settlement System Administrator using data from such Metering System;

	"Import" means, in respect of any Party, a flow of electricity to the Plant or Apparatus of such Party from the Plant or Apparatus of another Party and, in relation to any Party which is an External Pool Member, the External Interconnection in respect of which it has the right to deliver or take electricity to or from the NGC Transmission System shall be treated as the Plant or Apparatus of such Party and the verb "Import" and its respective tenses shall be construed accordingly;

	"Independent Generators" means Generators other than:

(i)	the Founder Generators;

(ii)	any Generator which is an External Pool Member; and

(iii)	any Generator which is an affiliate or related
undertaking of (a) any person referred to in paragraph (i) or
(ii) above, (b) any person referred to in paragraph (i) of the definition of Independent Suppliers, or (c) any Public
Electricity Supplier;

	"Independent Suppliers" means Suppliers other than:

(i)	Eastern Group plc, East Midlands Electricity plc, London
Electricity plc, Manweb plc, Midlands Electricity plc, Northern Electric plc, NORWEB plc, SEEBOARD plc, Southern Electric plc, South Wales Electricity plc, South Western Electricity plc, Yorkshire Electricity Group plc, National Power PLC, PowerGen, plc, Nuclear Electric plc, British Nuclear Fuels plc, Electricite de France, Service National, Scottish Power plc and Scottish Hydro-Electric PLC;

(ii)	Public Electricity Suppliers;

(iii)	any Supplier which is an External Pool Member; and

(iv)	any Supplier which is an affiliate or related undertaking of any person referred to in paragraph (i), (ii) or (iii) above;

	"Information Systems" has the meaning given to that term in
Section 1.1 of Schedule 11;

	"Initial Settlement Agreement" means the agreement of even date herewith made between the Parties at such date modifying and suspending the provisions of this Agreement for an initial period and setting out inter alia the rules and procedures for the operation of the electricity trading pool referred to in Recital
(E) and for the Operation of a settlement system and the procedures for the development of the phases and pool rules during such initial period, as amended, varied, supplemented, modified or suspended from time to time;

	"Interconnection Agreement" means an agreement between NGC and an Externally Interconnected Party and/or an External Pool
Member relating to an External Interconnection and/or an agreement under which an External Pool Member can use an External
Interconnection;

	"kVAr" means kilovoltamperes reactive;

	"kW" means kilowatt;

	"kWh" means kilowatt-hour;

	"Licences" means all Generation Licences, PES Licences,
Second Tier Supply Licences and Transmission Licences and
"Licence" means any or (as the context may require) a particular one of them;

	"lost opportunity costs" means, in relation to any Generator, the profit foregone by such Generator in respect of a Generating Unit during a period when it is out of service for the purposes of maintenance, repair, modification, renewal or replacement needed to comply with a proposal made by such Generator to restore the Generating Unit's Reactive Power capability to that required by the Grid Code or, where relevant, the applicable Supplemental Agreement, whichever capability is lower provided that:

(i)	the period when it is taken out of service is:

(a).outside the period identified for the Generating Unit concerned pursuant to Section OC2 of the Grid Code as at the time when the failure to have Reactive Power capability was notified or determined; and

(b)	approved by the Grid Operator; and

(ii)	the Generator gives credit for any savings in loss of profit by carrying out other repair work at the same time as that required for the purposes of Reactive Power;

	"Main Site" means those sites specified in paragraphs (i),
(ii) and (v) of the definition of Site;

	"Majority Default Calling Creditors" means:

(i)	in respect of each calendar quarter other than the first,
any single or group of Default Calling Creditors to whom, in respect of the aggregate of (a) all Notified Payments payable on the last five Business Days of the immediately preceding calendar quarter and (b) all sums due to the Settlement System Administrator, the Pool Funds Administrator and the Ancillary Services Provider and outstanding under this Agreement on the last Business Day of such immediately preceding calendar quarter, more than 50 per cent of the total amount of all such Notified Payments and such other sums were due; and

(ii)	in respect of the first calendar quarter, all Pool Members
other than the Defaulting Pool Member;

	"Master Connection and Use of System Agreement" means the agreement envisaged in Condition 10B of the NGC Transmission
Licence;

	"Meter" means a device for measuring Active Energy and/or
Reactive Energy;

	"Meter Operator Party" means each person admitted in the capacity as such and for the time being and from time to time party to Schedule 21 in accordance with the provisions thereof, and shall include any successor(s) in title to, or permitted assign(s) of, such person;

	"Meter Operator Party Accession Agreement" means an accession agreement in or substantially in the form set out in Annex 3 to Schedule 21 or in such other form (to which the Settlement System Administrator has no reasonable objection) as the Executive Committee may for the time being and from time to time approve;

	"Meter Operator Party Admission Application" means an application in or substantially in the form set out in Annex 1 to
Schedule 21 or in such other form as the Executive Committee may for the time being and from time to time approve;

	"Meter Operator Party Resignation Notice" means a resignation notice in or substantially in the form set out in Annex 2 to Schedule 21 or in such other form as the Executive Committee may for the time being and from time to time approve;

	"Metering Equipment" means Meters, measurement transformers (voltage, current or combination units), metering protection equipment including alarms, circuitry, their associated
Communications Equipment and Outstations, and wiring which are part of the Active Energy and/or Reactive Energy measuring and transmitting equipment at or relating to a Site;

	"Metering System" means all or that part of the Commissioned Metering Equipment at or relating to a Site linked to a single Outstation at or relating to that Site and includes, for the avoidance of doubt, such Outstation. Without prejudice to the generality of the foregoing, a set of non-exhaustive diagrammatic representations of Metering Systems is contained in Annex 5 to
Schedule 21;

	"MVAr" means megavar;

	"MVArh" means megavar-hours;

	"MW" means megawatt;

	"Mwh" means megawatt-hours;

	"NGC" means the National Grid Company plc (registered number 2366977) whose registered office is situate at National Grid
House, Kirby Corner Road, Coventry CV4 8JY;

	"NGC Site" means a site owned (or occupied pursuant to a lease, licence or other agreement) by NGC at which there is a Connection Point and, for the avoidance of doubt, a site owned by a User but occupied by NGC as aforesaid is an NGC Site;

	"NGC Transmission Licence" means the Transmission Licence granted or to be granted to NGC;

	"NGC Transmission System" means the system consisting (wholly or mainly of high voltage electric lines owned or operated by NGC and used for the transmission of electricity from one Power Station to a sub-station or to another Power Station or between sub-stations or to or from any External Interconnection and includes any Plant and Apparatus and meters owned or operated by NGC in connection with the transmission of electricity but does not include any Remote Transmission Assets (as defined in the Grid Code);

	"Non-Embedded Customer" means any Customer, other than a PES, receiving electricity direct from the NGC Transmission
System irrespective of from whom it is supplied;

	"Non-Pooled Generation" means generation from any site which is directly connected to the Distribution System of a Public
Electricity Supplier where (i) the output is accounted for in Settlement and (ii) the Generator owning such site:

	"Non-Pooled Generation System" means any Metering System of a Non-Pooled Generator which has been registered with the Settlement System Administrator by a Second Tier Supplier and from which the Settlement System Administrator or any Second Tier Agent is required to collect, aggregate, adjust or transmit data for the purposes of taking a supply of electricity;

	"Non-Pooled Generator" means a Generator who produces Non-Pooled Generation, provided that a Generator shall be a Non-
Pooled Generator only to the extent that it owns sites which produce Non-Pooled Generation;

(a) is exempted from holding a Generation Licence; or

(b)	would be exempted from holding a Generation licence if such
site were the only site owned by that Generator;

	"Notified Payment" has the meaning given to that term in
Section 1.1 of Schedule 11;

	"Operator" means, in relation to any Metering System:

(i)	used to measure the supply to a Second Tier Customer or from a Non-Pooled Generator, the Meter Operator Party who is appointed as such by the Second Tier Customer, the Non-Pooled Generator or by the Registrant (with the consent of that Second Tier Customer or, as the case may be, Non-Pooled Guarantor) and who agrees to act as Operator in relation to such Metering System; or

(ii)	not within (i) above or (iii) to (v) below, the Meter
Operator Party who is appointed by such by the Registrant of such Metering System and who agrees to act as Operator in relation to such Metering System; or

(iii)	where new metering Equipment is to be added to an
existing Metering System, the Operator of such existing Metering
System; or

(iv)	the Meter Operator Party which continues as the Operator in
accordance with the transitional arrangements set out in paragraph 23 of Schedule 21; or

(v)	the Party who is deemed to be the Operator and Meter
Operator Party in respect thereof in accordance with the terms of Clause 60.4.4;

	"Outstation" means equipment which receives and stores data from a Meter(s) for the purpose, inter alia, of transfer of that metering data to the Settlement System Administrator and which may perform some processing before such transfer. This equipment may be in one or more separate units or may be integral with the Meter;

	"Party" means each person for the time being and from time to time party to this Agreement acting in a capacity, or deemed to be acting in a capacity, other than that of Operator or Meter Operator Party, and shall include any successor(s) in title to, or permitted assign(s) of, such person;

	"Period Metered Demand" has the meaning given to that term in Part I of Appendix 1 to Schedule 9;

	"PES Licence" means a licence granted or to be granted under section 6(1)(c) of the Act;

	"PFA Accounting Procedure" means the procedure for the recovery of certain moneys set out in Section 20 of Schedule 15;

	"Plant" means fixed and moveable items used in the generation and/or supply and/or transmission of electricity, other than Apparatus;

	"Pool Auditor" means the firm of accountants appointed for the time being and from time to time pursuant to Clause 47.1;

	"Pool Banker" has the meaning given to that term in Section
1.1 of Schedule 11;

	"Pool Chairman" has the meaning given to that term in Clause
16.1;

	"Pool Creditor" has the meaning given to that term in
Section 1.1 of Schedule 11;

	"Pool Funds Administrator" means the person for the time being and from time to time appointed pursuant to Schedule 15 to act as Pool Funds Administrator;

	"Pool Member" means each of the Founder Generators and Founder Suppliers and any other person who is admitted to pool membership in accordance with Clause 8.2, in each case until it shall have resigned from pool membership or otherwise ceased to be a member in accordance with this Agreement, and "Pool Membership" shall be construed accordingly;

	"Pool Membership Application" means an application in or substantially in the form set out in Schedule 6 or in such other form as the Executive Committee may for the time being and from time to time approve;

	"Pool Rules" means the rules referred to in Clause 7.4 and set out in Schedule 9, as amended, varied or substituted from time to time in accordance with the terms hereof;

	"PORTHOLE" means the database which allows the transfer of operations information form the Grid Operator to the Settlement
System Administrator;

	"Potential Operator" means a Meter Operator Party which is appointed as the operator pursuant to an agreement or arrangement:

(i)	in respect of a Metering System or Metering Equipment at a
Site or Sites but which is not yet registered as Operator in respect of that Metering System; or

(ii)	in respect of Metering Equipment where such metering
Equipment has not been registered as comprising a Metering
System;

	"Power Station" means an installation comprising one or more Generating Units (even where sited separately), other than an External Interconnection, owned and/or controlled by the same
Generator, which may reasonably be considered as being managed as on Power Station;

	"Public Electricity Supplier" or "PES" means a person for the time being party to this Agreement who is a public electricity supplier (as that expression is defined in the Act) and, in relation to Clauses 15.4 and 15.5 and Schedules 14 and 22, means a person for the time being party to this Agreement who is a public electricity supplier in England and Wales;

	"Qualifying Site" means an Embedded Non-Franchise Site qualifying in accordance with the terms of the relevant Tariff for payments to be made for the provision of installation and maintenance services;

	"Quarter" means the period of three calendar months ending on Quarter Day;

	"Quarter Day" means 31st March, 30th June, 30th September and 31st December;

	"Reactive Energy" means the integral with respect to time of the Reactive Power;

	"Reactive Power" means the product of voltage and current and the sine of the phase angle between them measured in units of voltamperes reactive and standard multiples thereof, that is:

		1000var	=	1kVAr
		1000kVAr	=	1MVAr;

	"Register" means the register to be maintained by the Settlement System Administrator pursuant to Clause 60.5;

	"Registered Capacity" has the meaning given to that term in the Grid Code;

	"Registrant" means, in relation to a Metering System at or in relation to any Site which is:

(i)	a Grid Entry Point,

the Pool Member which operates Generating Plant at such Site; or

(ii)	a Grid Supply point or Bulk Supply Point,

	the Pool Member whose System is directly connected to the NGC Transmission System at or in relation to such Grid Supply
Point or Bulk Supply Point; or

(iii)	the point of connection of a Customer of a Supplier and
the NGC Transmission System,

the Supplier which is the supplier to that Customer; or

(iv)	the point of connection of a Generator which is Embedded or
of a Second Tier Supplier or of a Second Tier Customer to a Distribution System,

	the Party which is such Generator which is Embedded or such Second Tier Supplier or the Second Tier Supplier in respect of such Second Tier Customer, as the case may be; or

(v)	the point of connection of a Non-Pooled Generator to a
Distribution System,

	the party which is the Supplier or Second Tier Supplier, as the case may be, in respect of such Metering System of such Non-
Pooled Generator; or

(vi)	the point of connection of two or more Distribution Systems;

	the Authorised Electricity Operator of one of such Distribution Systems which is nominated in accordance with the provisions of this Agreement; or

(vii)	the point of connection of an External Interconnection
to the NGC Transmission System or a Distribution System,

the Externally Interconnected Party;

	"Resignation Notice" means a resignation notice in or substantially in the form set out in Schedule 10;

	"RP Date" has the meaning given to that term in the definition of Code of Practice;

	"Schedule Day" has the meaning given to that term in Part I of Appendix 1 to Schedule 9;

	"Scheduling" means the process of compiling and issuing a Generation Schedule (as that expression is defined in the Grid
Code), as set out in SDC1;

	"Scheduling and Despatch Code" or "SDC" means that portion of the Grid Code which is identified as such in the Grid Code;

	"Scheme" means the scheme set out in Clause 53 and, separately, each further scheme implemented pursuant to Clause
56.2;

	"Scheme Admission Application" means an application form setting out the Scheme Admission Conditions and requiring such information as the Executive Committee may consider necessary to enable it to consider the application, in such form as the Executive Committee may from time to time determine;

	"Scheme Admission Conditions" means the conditions set out in Clause 54;

	"Scheme Genset" means a Centrally Despatched Generating Unit which is admitted to a Scheme under Clause 53.3;

	"Scheme Planned Availability" or "SPA" has the meaning given to that term in Clause 55;

	"Scheme Year" means, in respect of each Scheme Genset, each successive period of twelve months, the first such period commencing on 1st April, 1990;

	"Second Quarter" means, in respect of any year, the months of April, May and June;

	"Second Tier Agent" means an agent appointed pursuant to Clause 60.16.1;

	"Second Tier Computer Systems" means all and any computer systems used by any Second Tier Agent in connection with the operation of the Second Tier Data Collection System operated by such Second Tier Agent;

	"Second Tier Customer" means a person who is supplied with or sold electricity by a Second Tier Supplier;

	"Second Tier Data Collection System" means those parts of the Settlement System which relate to the obligations of the Settlement System Administrator under this Agreement in relation to collecting, estimating and aggregating data as may be required for the proper functioning of Settlement from Metering Systems at the point of connection between the Distribution System of a Public Electricity Supplier and:

(i)	a Second Tier Customer  or Non-Pooled Generator;

(ii)	the System of an Authorised Electricity Operator other than
the Public Electricity Supplier;

(iii)	an Embedded Generator not subject to Central Despatch;
and

(iv)	the Distribution System of another Public Electricity
Supplier,

	and providing such data to the Settlement System
Administrator;

	"Second Tier Hardware" means at any time the computer equipment and accessories used by any Second Tier Agent on or in connection with which the Second Tier Software functions or is intended to function at such time;

	"Second Tier Software" means at any time the computer programs and codes and associated documents and materials which are used by any Second Tier Agent in connection with the operation of the Second Tier Data Collection System operated by such Second Tier Agent;

	"Second Tier Supplier" means a person for the time being party to this Agreement who is the holder of a Second Tier Supply
Licence;

	"Second Tier Suppliers' Non-Pooled Generation System Charge" means the amount determined by the Executive Committee for the purposes of Clause 34A.3;

	"Second Tier Suppliers' System Charge" means the amount determined by the Executive Committee for the purposes of Clause
34A.1;

	"Second Tier Supply Licence" means a licence granted or to be granted under section 6(2)(a) of the Act;

	"Second Tier System" means any Metering System from which the Settlement System Administrator or any Second Tier Agent is required to collect, aggregate, adjust or transmit data for the purposes of a supply pursuant to a Second Tier Supply Licence;

	"Secretary" means the person for the time being and from time to time holding office as secretary of the Executive
Committee;

	"Secretary of State" has the meaning given to that term in the Act;

	"Security Cover" has the meaning given to that term in
Section 1.1 of Schedule 11;

	"Security Period" has the meaning given to that term in the Fuel Security Code;

	"Service Line" has the meaning given to that term in Section
1.1 of Schedule 4;

	"Settlement" means the operation of the Settlement System under this Agreement;

	"Settlement Account" has the meaning given to that term in
Section 1.1 of Schedule 11;

	"Settlement Day" has the meaning given to that term in Part I of Appendix 1 to Schedule 9;

	"Settlement GOAL" has the meaning given to that term in Appendix 2 to Schedule 9;

	"Settlement Metering Data" shall mean Metered Data as defined in, and used in accordance with Section 3 of Schedule 9 and relevant metered data in accordance with Appendix 6 to
Schedule 9 of this Agreement, which is used for the purposes of Settlement;

	"Settlement Period" has the meaning given to that term in
Part I of Appendix 1 to Schedule 9;

	"Settlement System" means those assets, systems and procedures for the calculation in accordance with the Pool Rules of payments which become due thereunder, as modified from time to time;

	"Settlement System Administrator" means ESIS in its capacity as Settlement System Administrator or any replacement therefor as Settlement System Administrator from time to time appointed pursuant to this Agreement;

	"Settlements Business" means the business of the Settlement System Administrator in operating the Settlement System under this Agreement;

	"Site" means:

(i)	a Grid Entry Point;

(ii)	a Grid Supply Point or Bulk Supply Point;

(iii)	the point of connection of a Generator which is
Embedded or of a Second Tier Supplier or of a Second Tier
Customer to a Distribution System or the NGC Transmission System, or the point of connection of a Non-Pooled Generator to a Distribution System;

(iv)	the point of connection of two Distribution Systems; or

(v)	the point of connection of an External Interconnection to
the NGC Transmission System;

	"Small Generator" means any Independent Generator with
Generating Units the aggregate Registered Capacity of which does not exceed 100MW;

	"Software" means at any time all the computer programs, codes and associated documents and materials which are at such time used by or on behalf of the Settlement System Administrator and required in the operation of the Settlement System;

	"Specification" means at any time the computer specification(s) giving effect to the Pool Rules and such other matters as may be agreed between the Executive Committee and the Settlement System Administrator at the time;

	"SSA Arrangements" means this Agreement, the Service Lines, the Agreed Procedures and the Codes of Practice;

	"SSA System" means all operating systems, compilers and other software necessary to or used for the operation or testing of the Hardware and the Settlement System (excluding, for the avoidance of doubt, Developed Application Software and Licensed Application Software, each as defined in sub-section 10.1 of
Schedule 4);

	"Supplemental Agreement" means any agreement entered or to be entered into between NGC and any User party to the Master
Connection and Use of System Agreement and expressed to be supplemental thereto;

	"Supplier" means a person for the time being party to this
Agreement:

(i)	who is a Founder Supplier; or

(ii)	who was admitted as a Party in the capacity of a Supplier;
or

(iii)	who, in accordance with Clause 3.10, has changed
capacity(ies) such that it participates as a Party in the capacity of a Supplier,

	and, where the expression is used in Part III, Part IV or
Part XI or Schedule 14 or 18, who is also or (where appropriate) is to become a Pool Member;

	"Supplier's Connection Agreement" means the agreement for connection to any User System envisaged in Condition 8B of a PES
Licence and Condition 3 of a Second Tier Supply Licence;

	"Supplier's System Charge" means the amount determined by the Executive Committee in accordance with the provisions of Clause 34A.3;

	"Supplier's Use of System Agreement" means the agreement for use of system envisaged in Condition 8B of a PES Licence and Condition 3 of a Second Tier Supply Licence;

	"Synopsis of Metering Codes" means a synopsis maintained and updated as necessary by the Executive Committee listing each Code of Practice approved as such from time to time in accordance with this Agreement;

	"System" means any User System or the NGC Transmission
System, as the case may be;

	"System Ancillary Services" means Ancillary Services which are required for System reasons and which must be provided by Users (but in some cases only if a User has agreed to provide the same under a Supplemental Agreement);

	"Tariff" for any period of one year in respect of any Site (which whenever used in this definition shall include all Qualifying Sites) means the tariff approved by the Director and published by the Executive Committee on or before that tariff becomes effective and providing for amounts payable to Tariff Operators of certain Sites in a class of which that Site is a member in respect of the provision of installation and maintenance services in respect of Communications Equipment; and the "relevant Tariff" in respect of any Site (or Metering Equipment or Metering System in respect of a Site) shall be the Tariff which is so expressed by its terms to apply to that class of Sites to which such Site so belongs;

	"Tariff Operator" means a Meter Operator Party which is an Operator or which is appointed as the operator pursuant to an agreement or an arrangement in respect of Metering Equipment at a Qualifying Site;

	"Third Quarter" means, in respect of any year, the months of July, August and September;

	"Total Second Tier System Charges" means, in respect of any Specified Accounting Period (as defined in Clause 34A.1), the aggregate of the costs, expenses and charges incurred by all Second Tier Agents in respect of the relevant Specified
Accounting Period and relating to the collection, aggregation, adjustment and transmission of data from Second Tier Systems and Non-Pooled Generation Systems or when the collection, aggregation, adjustment and the transmission of data from Second Tier Systems and Non-Pooled Generation Systems is performed by the Settlement System Administration the costs, expenses and charges directly incurred by the Settlement System Administrator plus the deficit (if any) or (as the case may be) less the surplus (if any) in the amount of Total Second Tier System
Charges recovered for the immediately preceding Specified Accounting Period carried forward in accordance with the provisions of Clause 34A.5;

	"Total System" means the NGC Transmission System and all
User Systems in England and Wales;

	"Total Votes" means, in relation to a Pool Member, the number of votes to which such Pool Member is entitled pursuant to Clause 11.7;

	"Trading Site" shall be determined in accordance with
Schedule 17;

	"Transmission Licence" means a licence granted or to be granted under section 6(1)(b) of the Act, the authorised area of which is England and Wales or any part of either thereof;

	"TW" means terrawatt;

	"Twh" means terrawatt-hours;

	"undertaking" has the meaning given to that term by section 259 of the Companies Act 1985 as substituted by section 22 of the Companies Act 1989 and, if that latter section is not in force at the date of this Agreement, as if such latter section were in force at such date;

	"User" means a term utilised in various sections of the Grid Code to refer to a person using the NGC Transmission System and includes an Externally Interconnected Party, all as more particularly identified in each section of the Grid Code concerned;

	"User Site" means a site owned (or occupied pursuant to a lease, licence or other agreement) by a User in which there is a Connection Point;

	"User System" means;

(i)	other than in relation to an External Pool Member or an
Externally Interconnected Party, any system owned or operated by a User comprising Generating Units and/or Distribution Systems (and/or other systems consisting, wholly or mainly, of electric lines which are owned or operated by a person other than a PES) and Plant and/or Apparatus connecting Generating Units, Distribution Systems (and/or other systems consisting, wholly or mainly, of electric lines which are owned or operated by a person other than a PES) or Non-Embedded Customers to the NGC Transmission System or (except in the case of Non-Embedded Customers) to the relevant other User System, as the case may be, including any Remote Transmission Assets (as defined in the Grid
Code) operated by such User or other person and any plant and/or Apparatus and meters owned or operated by the User and or other person in connection with the distribution of electricity, but does not include any part of the NGC Transmission System; and

(ii)	in relation to an External Pool Member or an Externally
Interconnected Party, the External System Connected to the relevant External Interconnection;

	"VAr" means voltamperes reactive;

	"Votes Calculation Period" means:

(i)	in relation to the First Quarter in any year, the Third
Quarter in the immediately preceding year;

(ii)	in relation to the Second Quarter in any year, the Fourth
Quarter in the immediately preceding year;

(iii)	in relation to the Third Quarter in any year, the First
Quarter of the same year; and

(iv)	in relation to the Fourth Quarter in any year, the Second
Quarter in the same year;

	"Weighted Votes" means, in relation to a Pool Member, the number of votes to which such Pool Member is entitled pursuant to Clause 11.2;

	"Wh" means watt-hours;

	"Working day" has the meaning given to that term in the Act;
and

	"Works Programmed Manager" has the meaning given to that term in Clause 5.13.

1.2	Construction of certain references:  In this Agreement,
except where the context otherwise requires, any reference to:

1.2.1	an Act of Parliament or any Part or section or other
provision of, or Schedule to, an Act of Parliament shall be construed, at the particular time, as including a reference to any modification, extension or re-enactment thereof then in force and to all instruments, orders or regulations then in force and made under or deriving validity from the relevant Act of Parliament;

1.2.2	another agreement or any deed or other instruments
shall be construed as a reference to that other agreement, deed or other instrument as the same may have been, or may from time to time be, amended, varied, supplemented or novated;

1.2.3	an "affiliate" means, in relation to any person, any
holding company or subsidiary of such person or any subsidiary of a holding company of such person, in each case within the meaning of sections 736, 736A and 736B of the Companies Act 1985 as substituted by section 144 of the Companies Act 1989 and, if that latter section is not in force at the date of this Agreement, as if such latter section were in force at such date;

1.2.4	a "Business Day" means any week day (other than a
Saturday) on which banks are open for domestic business in the City of London;

1.2.5	a "day" means a period of 24 hours (or such other
number of hours as may be relevant in the case of charges for daylight saving) ending at 12.00 midnight;

1.2.6	a "holding company" means, in relation to any person, a
holding company of such person within the meaning given to that term in Clause 1.2.3;

1.2.7	a "month" means a calendar month;

1.2.8	a "person" includes any individual, partnership, firm,
company, corporation, joint venture, trust, association, organisation or other entity, in each case whether or not having separate legal personality;

1.2.9	a "related undertaking" means, in relation to any
person, any undertaking in which such person has a participating interest as defined by section 260(1) of the Companies Act 1985 as substituted by section 22 of the Companies Act 1989 and, if that latter section is not in force at the date of this Agreement, as if such latter section were in force at such date;

1.2.10	a "subsidiary" means, in relation to any person, a
subsidiary of such person within the meaning given to that term in Clause 1.2.3; and

1.2.11	a "year" means a calendar year.

	For all purposes of this Agreement no Party shall be an associate or a related undertaking of any other Party only by reason of all or any of the share capital of any Party being owned directly or indirectly by the Secretary of State.

1.3	Interpretation:

1.3.1	In this Agreement:

(a)	references to the masculine shall include the feminine and
references in the singular shall include references in the plural and vice versa;

(b)	references to the word "include" or "including" are to be
construed without limitation;

(c)	references to time are to London time;

(d)	except where the context otherwise requires, references to a particular Part, Clause, sub-clause, paragraph, sub-paragraph or Schedule shall be a reference to that Part, Clause, sub-clause, paragraph, sub-paragraph or Schedule in or to this Agreement;

(e)	except where the context otherwise requires, references in a
Schedule to a particular Section, sub-section, Annex or Appendix shall be a reference to that Section, sub-section, Annex or Appendix in or to that Schedule; and

(f)	the table of contents, the headings to each of the Parts,
Clauses, sub-clauses, paragraphs, sub-paragraphs, Schedules,
Sections, sub-sections, Annexes and Appendices are inserted for convenience only and shall be ignored in construing this Agreement.

1.3.2	With respect to Part XV of and Schedule 21 to this
Agreement (but not elsewhere or otherwise):

(a)	in the event that any person is required to give or is
entitled to withhold its consent or approval to terms and conditions of this Agreement or an Agreed Procedure or Code of Practice or to any other act, matter or thing under or referred to in this Agreement or has agreed to revise such terms and conditions or an Agreed Procedure or Code of Practice or any dispensation therefrom, such person shall act in good faith and be reasonable in giving or withholding of such consent or approval or in imposing conditions to such consent or approval or in agreeing revised terms and conditions of Part XV of or
Schedule 21 to this Agreement or any Agreed Procedure or Code of Practice; and

(b)	where any person is required to perform any act or give any
consent or notification or do any other thing, it shall, in the absence of any specified time limit, perform, give or do or (as the case may be) notify its withholding of its consent or approval to the same as soon as is reasonably practicable in all the circumstances.

1.4	Hierarchy:  If the provisions of an Agreed Procedure, a Code of Practice, a Service Line or the Development Policies are inconsistent with the Provisions of this Agreement, the provisions of this Agreement shall prevail to the extent of such inconsistency. If the provisions of a Service Line are inconsistent with the provisions of an Agreed Procedure or a Code of Practice, the provisions of the Service Line shall prevail to the extent of such inconsistency.

1.5.(a)	The Parties undertake to review the Agreed Procedures,
the Codes of Practice and the Service Lines by no later than the date (the "Review End Date") falling 30 days after the date on which this Clause 1.5 takes effect in accordance with a workplan in form and content agreed by the Executive Committee and the Settlement System Administrator as at the date on which this Clause 1.5 takes effect, such workplan to include the principle that ESIS will provide discussion drafts of the Service Lines to the Executive Committee and that these redrafts will then be the subject of the joint review by ESIS and the Executive Committee.

(b)	In reviewing the Agreed Procedures, the Codes of Practice
and the Service Lines:

(i)	the product of each Service Line shall remain unaltered and
if any Agreed Procedure or Code of Practice shall have a product which is part of the current working practice of ESIS but which is not currently in a Service Line, that product shall be incorporated into the relevant Service Line;

(ii)	subject to (i) above, each of the Agreed Procedures, the
Codes of Practice and the Service Lines shall be brought into line with Parties' working practices current at the date on which this Clause 1.5 takes effect and made consistent inter se.

(c)	Each of the Parties undertakes to comply at all times with
its obligations under or pursuant to the Service Lines notwithstanding that the same are being reviewed as provided in this Clause 1.5.

(d)	(i)	Each of the Parties undertakes to comply at all times
with the Agreed Procedures and the Codes of Practice insofar as applicable to such Party provided that:

(A)	subject to (B) below, pending completion of the review of
the Agreed Procedures and Codes of Practice pursuant to this Clause 1.5, if Parties' working practices current at the date on which this Clause 1.5 takes effect are inconsistent with the terms of any Agreed Procedure or Code of Practice, such working practices shall prevail (but without prejudice and subject to the requirements of Clause 1.5(b)(i)); and

(B)	if the review of a Service Line, Agreed Procedure Code of
Practice pursuant to this Clause 1.5 is not completed by the Review End Date then, until it is completed, the Parties shall continue to comply with the Parties' working practices then current.

(ii)	The Executive Committee shall provide copies of the Agreed
Procedures and Codes of Practice to a Party upon request.

(e)	Nothing in this Clause 1.5 shall affect Clause 1.4 or any
other review of Agreed Procedures, Codes of Practice or Service
Lines required or permitted elsewhere pursuant to this Agreement.

1.6	Obligation on Generators with respect to Availability
Declarations: In respect of each of its Centrally Despatched Generating Units a Generator shall submit an Availability Declaration or a re-declared Availability Declaration to ensure that its Genset Offered Availability and Genset Re-Offered Availability do not exceed at any time the maximum Gross/Net generation which it, acting as a prudent operator using Good Industry Practice, would reasonably expect to achieve if such Centrally Despatched Generating Unit were to be despatched at that level. In this Clause 1.6 capitalised terms not defined in Clause 1.1 shall have the respective meanings given to them in the Pool Rules.

1.7	1998:  The provisions of Schedule 22, shall have effect.

1.8	1998 Framework Agreement:  The Parties and the Meter
Operator Parties agree that, to accommodate the removal of the franchise limit generally contained in Condition 2 of the Second Tier Supply Licences schedule for 31st March, 1998 (the "1998 Programme"), changes may be needed to this Agreement. The Parties and Meter Operator Parties therefore authorise the Chief Executive to maintain a document (the "1998 Framework Agreement") which shall contain points of principle and text relating to the implementation of the 1998 Programme which have been approved in principle by either the Executive Committee or Pool Members in general meeting. It is the intention of Pool Members that the 1998 Framework Agreement will be revised as further principles and/or text are agreed by the Executive Committee or Pool Members in general meeting so that, in good time before 31st March, 1998, the 1998 Framework Agreement will contain all text necessary to be included in this Agreement in order to implement the 1998 Programme. Notwithstanding the Agreement of Pool Members or the Executive Committee to the inclusion of such principles and/or text in the 1998 Framework Agreement, it is agreed by the Parties and Meter Operator Parties that no part of the 1998 Framework Agreement shall have effect or shall alter, amend or replace any part of this Agreement until included in this Agreement by way of a supplemental agreement hereto and the process in this Clause 1.8 shall not bind or commit any Party or Meter Operator Party or otherwise affect in any way the rights and discretions of any Party or Meter Operator Party to withhold or qualify its agreement to any supplemental agreement to this Agreement.

2 THE EFFECTIVE DATE

Commencement: The rights and obligations of each of the Parties under this Agreement shall commence on the Effective Date.

3 ADDITIONAL PARTIES

3.1	General:  Subject to the following provisions of this Clause
3, the Parties shall admit as an additional party to this Agreement any person (the "New Party") (not, for the avoidance of doubt, being a successor Settlement System Administrator, Pool Funds Administrator, Grid Operator or Ancillary Services
Provider, to which the provisions of Clause 3.11, 3.12, 3.13 or, as the case may be, 3.14 apply) who applies to be admitted, in the capacity or, as the case may be, capacities requested by the New Party.

3.2	Admission Application:  A New Party wishing to be admitted
as an additional party to this Agreement shall complete an Admission Application and shall deliver it to the Executive
Committee together with the fee (which shall be non-refundable) and other documents (if any) therein specified.

3.3	Executive Committee response:

3.3.1	Upon receipt of any Admission Application duly
completed the Executive Committee shall notify (for information only) all Parties and the Director of such receipt and of the name of the New Party.

3.3.2	Within 60 days after receipt of a duly completed
Admission Application from a New Party the Executive Committee shall notify the New Party and the Director either:

(a)	that the New Party shall be admitted as a Party, in which
event the provisions of Clause 3.6 shall apply; or

(b)	that the Executive Committee requires the New Party to
produce evidence satisfactory to the Executive Committee
("Additional Evidence") demonstrating the New Party's fulfillment of the admission conditions relevant to it set out in its Admission Application, in which event the provisions of Clause
3.4 shall apply.

If the Executive Committee shall fail to so notify the New Party and the Director, the New Party may within 28 days after the expiry of the said 60 day period refer the matter to the Director pursuant to Clause 3.5, in which event the provisions of that Clause shall apply.

3.4	Additional Evidence:  Within 28 days (or such longer period
as the Executive Committee in its absolute discretion may allow) after the Executive Committee has given notice pursuant to Clause
3.3.2(b) the New Party shall:

3.4.1	provide the Executive Committee with the Additional
Evidence, in which event the provisions of Clause 3.6 shall apply; or

3.4.2	refer the matter to the Director pursuant to Clause
3.5, in which event the provisions of that Clause shall apply,

failing which the New Party's application for admission shall lapse and be of no effect and the New Party shall not be, and shall not be entitled to be, admitted as a Party consequent upon such application (but without prejudice to any new application for admission it may make thereafter).

3.5	Reference to the Director

3.5.1	If:

(a)	any dispute shall arise between the Executive Committee and
a New Party over whether the New Party has fulfilled the admission conditions relevant to it; or

(b)	the Executive Committee shall have failed to notify the New
Party as provided in Clause 3.3 within the 60 day period therein specified,

the issue of whether the New Party has fulfilled the admission conditions relevant to it may be referred by way of written application of the New Party, copied to the Executive Committee, to the Director for determination. The determination of the Director, which shall be made within 28 days after receipt of the said written application and shall be to the effect set out in paragraph (a) or (b) of Clause 3.5.2, shall be final and binding for all purposes. The Director shall publish reasons supporting his determination.

3.5.2	(a)	If the determination is to the effect that the New
Party has fulfilled the said admission conditions, the New Party shall be admitted and the provisions of Clause 3.6 shall apply.

(b)	If the determination is to the effect that the New Party has not fulfilled the admission conditions, the New Party's application for admission shall lapse and be of no effect and the New Party shall not be, and shall not be entitled to be, admitted as a Party consequent upon such application (but without prejudice to any new application it may make thereafter).

3.6	Admission:  If:

3.6.1	the Executive Committee shall notify the New Party and
the Director as provided in Clause 3.3.2(a); or

3.6.2	following a request for Additional Information pursuant
to Clause 3.3.2(b), the New Party provides the same within the period specified in Clause 3.4; or

3.6.3	the New Party is to be admitted as a Party pursuant to
Clause 3.5.,

the Executive Committee shall forthwith prepare or cause to be prepared an Accession Agreement. Subject to the Executive Committee making all notifications and filings (if any) required of it for regulatory purposes and obtaining all regulatory consents and approvals (if any) required to be obtained by it, the Executive Committee shall instruct the Chief Executive or another person authorised by the Executive Committee for the purpose to prepare an Accession Agreement and to sign and deliver the Accession Agreement on behalf of all Parties other than the New Party and the New Party shall also execute and deliver the Accession Agreement and, on and subject to the terms and conditions of the Accession Agreement, the New Party shall become a Party for all purposes of this Agreement with effect from the date specified in such Accession Agreement (and, if no such date is so specified, the date of such Accession Agreement). The New Party shall pay all costs and expenses associated with the preparation, execution and delivery of its Accession Agreement. Each Party hereby authorises and instructs the Chief Executive and each person authorised for the purpose by the Executive Committee to sign on its behalf Accession Agreements and undertakes not to withdraw, qualify or revoke such authority and instruction at any time. The Executive Committee shall promptly notify all Parties and the Director of the execution and delivery of each Accession Agreement.

3.7	Additional Agreements:  Upon and as a condition of admission as a Party, a New Party shall execute and delivery such further agreements and documents and shall do all such other acts, matters and things as the Executive Committee may reasonably require.

3.8	Application fees:  All fees received by the Executive
Committee in respect of any application by a New Party to become a Party shall be used to defray the costs and expenses of the Executive Committee and shall be paid to such account as the Executive Committee

3.9	Compliance:  Each Party shall procure that for so long as it is a Party it shall at all times satisfy or otherwise comply with the admission conditions set out in its Admission Application applicable to it (and/or such further or other conditions as the Executive Committee may from time to time reasonably specify) and upon request from time to time shall promptly provide the Executive Committee with evidence reasonably satisfactory to the Executive Committee of such satisfaction and compliance.

3.10	Change of capacities:

3.10.1	Any Found Generator, any Founder Supplier, any
Externally Interconnected Party and any Party admitted as a additional party to this Agreement pursuant to this Clause 3 may, upon application to the Executive Committee and satisfaction of such conditions (if any) as the Executive Committee may reasonably require, change the capacity(ies) in which it participates as a Party.

3.10.2	If upon receipt of any Admission Application the
Executive Committee shall consider that the New Party should either:

(a)	not be admitted as a Party in the capacity in which it has
applied so to be admitted but should be admitted in another capacity; or

(b)	be admitted both in the capacity in which it has applied so
to be admitted and in another capacity,

then the Executive Committee shall within the period specified in Clause 3.3.2 notify the New Party and the Director accordingly and shall specify what, if any, additional evidence the Executive Committee requires the New Party to produce to demonstrate its fulfillment of the admission conditions relevant to its admission in such other capacity(ies). The provisions of Clauses 3.4, 3.5 and 3.6 shall apply mutatis mutandis to any such admission.

3.11	Successor Settlement System Administrator:  Any successor
Settlement System Administrator requiring to be admitted as a Party in that capacity shall, upon application to the Executive Committee, be so admitted by way of Accession Agreement modified insofar as is necessary to take account of the capacity in which such successor is to be admitted. The provisions of Clause 3.6 shall apply mutatis mutandis to any such admission.

3.12	Successor Pool Funds Administrator:  Any successor Pool
Funds Administrator appointed in accordance with the provisions of Schedule 15 shall be admitted as a Party in that capacity at such time and on such terms and conditions as the Executive Committee may reasonably require.

3.13	Successor Grid Operator:  Any successor Grid Operator
requiring to be admitted as a Party in that capacity shall, upon application to the Executive Committee, be so admitted by way of Accession Agreement modified insofar as is necessary to take account of the capacity in which such successor is to be admitted. The provisions of Clause 3.6 shall apply mutatis mutandis to any such admission.

3.14	Successor Ancillary Services Provider:  Any successor
Ancillary Services Provider requiring to be admitted as a Party in that capacity shall, upon application to the Executive Committee, be so admitted by way of Accession Agreement modified insofar as is necessary to take account of the capacity in which such successor is to be admitted. The provisions of Clause 3.6 shall apply mutatis mutandis to any such admission.

PART II

OBJECTS, REVIEW AND PRIORITY

4 OBJECTS AND PURPOSE OF THE AGREEMENT

4.1	Principal objects and purpose:  The principal objects and
purpose of this Agreement are:

4.1.1	to provide a set of rules which, when implemented, will
quantify:

(a)	the financial obligations owed by certain Pool Members to
other Pool Members in respect of the former Pool Members' purchases of electricity produced or delivered by such other Pool
Members; and

(b)	the financial obligations owed by certain Pool Members to
the Ancillary Services Provider in respect of the purchase of Ancillary Services;

4.1.2	to establish, maintain and operate efficiently computer
and other systems (whether or not computer related) which will implement the rules referred to in Clause 4.1.1; and

4.1.3	by following the procedures for amending this Agreement
set out or referred to herein, to keep under review and promote the implementation, administration and development of the systems referred to in Clause 4.1.2 in a way which takes into account, and balances, the respective interests of actual and potential generators and suppliers of electricity and of consumers of electricity and providers of Ancillary Services.

4.2	Interpretation:  In the construction and interpretation of
this Agreement due regard shall be had to the principal objects and purpose set out in Clause 4.1.

4.3	Exercise of rights:  In exercising its rights under this
Agreement, each Party shall exercise and enforce such rights and perform its obligations in good faith having due regard both to its own legitimate commercial interests and the principal objects and purpose set out in Clause 4.1.

5 TRANSITIONAL ARRANGEMENTS AND REVIEWS

5.1	[Not used].

	Transitional Arrangements

5.2	Transitional Arrangements:  The Parties acknowledge and
agree that the arrangements described or referred to in the first column of Schedule 12 ("Transitional Arrangements") have been designed as transitional arrangements only. The Parties undertake with each other to use all reasonable endeavours (including, where appropriate, through their representation on the Executive Committee) to give effect to the principle (the "New Principle") set opposite the relevant Transitional Arrangement in the second column of Schedule 12 by the date set opposite such Transitional Arrangement in the third column of that Schedule. Clauses 5.9 to 5.14 (inclusive) shall have the effect in relation to all Transitional Arrangements.

Regular Reviews

5.3	Conduct of reviews:  Within a period (the "Review Period")
of six months beginning on each of the dates referred to in Clause 5.5 (the "Review Dates") the Executive Committee shall review in consultation with the Settlement System Administrator and the Pool Auditor the operation in practice of this Agreement and the Settlement System to assess whether the principal objects and purpose set out in Clause 4.1 are being or could be better achieved. In carrying out each such review the Executive Committee shall give due consideration to any matter referred to it by any Party, the Pool Auditor, the Director or the Secretary of State. Clauses 5.5 to 5.15 (inclusive) shall have effect in relation to the reviews described in this Clause 5.3, and such reviews shall be in addition to the reviews associated with the Transitional Arrangements.

5.4	[Not used].

5.5	Review Dates:  The Review Dates are:

5.5.1	those dates falling 12 and 24 months after the
Effective Date;

5.5.2	those dates falling on the last day of each successive
period of two years, the first such period beginning on 30th
March, 1992; and

5.5.3	such other date(s) as the Pool Members in general
meeting may from time to time determine.

5.6	Reports:  Promptly (and in any event within one month) after the end of each Review Period the Executive Committee shall prepare or cause to be prepared a written report of its review containing such matters as are referred to in Clause 5.7 and a copy of such report shall be sent to each Party, the Pool
Auditor, the Director and the Secretary of State.

5.7	Content of reports:  Each report referred to in Clause 5.6
shall set out:

5.7.1	the scope of the review conducted;

5.7.2	the matters reviewed and the investigations and
enquiries made;

5.7.3	the findings of such review;

5.7.4	the recommendations (if any) as to the changes to be
made to this Agreement and the Settlement System so as to achieve or better to achieve the principal objects and purpose set out in Clause 4.1;

5.7.5	the effect which any such recommendation referred to in
Clause 5.7.4 would, if implemented, have on the role of the Pool
Auditor under this Agreement and any comments of the Pool Auditor thereon;

5.7.6	the financial effects (if any) which any such
recommendation referred to in Clause 5.7.4 would, if implemented, have on Pool Members; and

5.7.7	such other matters as the Executive Committee shall
consider appropriate.

If any Committee Member shall disagree with any of the recommendations made in any such report, such report shall set out the reasons for such disagreement and any alternative proposals of such Committee Member.

5.8	General Meeting approval:  Within two months after the end
of each Review Period the Executive Committee shall convene an extraordinary general meeting of Pool Members to consider and, if thought fit, approve (in whole or in part) the recommendations (the "Recommendations") made in the report referred to in Clause
5.6. If any Recommendation is so approved (an "Approved Recommendation") then subject to Clause 13.5, the provisions of Clauses 5.9 to 5.14 (inclusive) shall have effect in relation thereto. If any Recommendation is not so approved, no further action shall be taken in respect thereof arising from such report.

Works Programme

5.9	Works Programme:  In respect of each Transitional
Arrangement and each Approved Recommendation the Executive
Committee shall:

5.9.1	in the case of a Transitional Arrangement, but the date
set opposite such Transitional Arrangement in the fourth column of Schedule 12; and

5.9.2	in the case of an Approved Recommendation, by the date
stipulated by the Pool Members in general meeting or (if no date is stipulated) within a reasonable time,

prepare (or cause to be prepared in consultation with the Pool Auditor a programme (the "Works Programme") which expression shall include any associated documentation hereinafter referred to in this Clause 5.9) which programme shall (unless otherwise resolved by the Executive Committee after consultation with those Parties not being Pool Members who might reasonably be expected to be affected by the Works Programme) include:
(a)	a detailed timetable for the implementation of the New
Principle or (as the case may be) the Approved Recommendation, including (where appropriate) a series of milestone and/or target dates for the achievement of specified parts of such programme;

(b)	a full explanation of how such New Principle or Approved
Recommendation is to be implemented, including a detailed analysis of such New Principle or Approved Recommendation and the objectives which it is intended to achieve, the work involved, the resources required and the amendments likely to be required to this Agreement, the Specification and to any other relevant agreement or document and of any changes required to be made to the Software or the Hardware; and

(c)	an estimate of the cost of such implementation supported by
a breakdown of such cost and a detailed commentary on each element thereof together with proposals for the recovery of such cost,

and (unless otherwise resolved by the Executive Committee after consultation with those Parties not being Pool Members who might reasonably be expected to be affected by the Works Programme)
shall be supported by:

(i)	any draft legal documentation required to give effect to the amendments referred to in paragraph (b) above; and

(ii)	the outline form of agreement appointing the Works Programme
Manager as project manager for the implementation of the Works
Programme (which form shall, where the Settlement System
Administrator is or, in the Executive Committee's opinion, is likely to be the Works Programme Manager or where the Works
Programme involves changes to the Specification or the Software, be prepared in consultation with the Settlement System
Administrator).

5.10	Review:  The Executive Committee shall arrange for a copy of each Works Programme to be sent to each Party, the Pool Auditor and the Director for review under cover of a letter setting a deadline for receipt of comments on such Works Programme (being no earlier than one month and no later than two months after the date of despatch of copies of the Works Programme for comment) and indicating to whom such comments should be addressed. Within such time as is reasonable after the deadline set for receipt of comments but, in any event, within two months thereafter, the Executive Committee shall revise (or cause to be revised) the Works Programme to take into account (so far as it considers desirable) the comments received from the Parties, the Pool
Auditor and the Director.

5.11	General Meeting referral:  As soon as a Works Programme has
been revised as provided in Clause 5.10 (or, if the Executive Committee considers no such revision desirable, within one month after the deadline set under Clause 5.10 for receipt of comments on such Works Programme), the Executive Committee shall convene an extraordinary general meeting of Pool Members to consider and, if thought fit, approve such Works Programme (with or without amendment).

5.12	Approval of the Works Programme:

5.12.1	A Works Programme shall not be given effect to unless
and until approved by the Pool Members in general meeting. Additionally, if a Works Programme or any part thereof shall involve a matter requiring the approval of Generators or Suppliers in separate general meeting under Clause 13.2 (a "Class Issue"), then such Works Programme shall not be given effect to unless and until approved by the relevant class of Pool Members. If a Works Programme shall not be duly approved (with or without amendment), the Executive Committee shall revise (or cause to be revised) the same to take account of the wishes of the Pool Members in general meeting and/or (as the case may be) in separate general meeting and thereafter such revised Works Programme shall be re-submitted to the Pool Members in general meeting and, if such revised Works Programme or any part thereof shall involve a Class Issue, to the relevant Pool Members in separate general meeting, in each case for approval (with or without amendment). This revision and re-submission procedure shall be repeated as often as may be required until such time as the Pool Members in general meeting and, as necessary, in separate general meetings approve the Works Programme.

5.12.2	Notwithstanding the provisions of Clause 5.12.1, the
Executive Committee and each Party shall be entitled at any time prior to the approval of a Works Programme by the Pool Members in general meeting and (where required under Clause 5.12.1) by the relevant class of Pool Members in separate general meeting to apply to the Director requesting that the implementation of the New Principle or (as the case may be) the Approved Recommendation should not proceed or should not proceed in the manner set out by such Works Programme and, in such event, effect shall not be given to the Works Programme pending the determination of the Director and then (subject as provided in Clause 5.14) only to the extent (if at all) that the Director in his absolute discretion shall approve.

5.13	Implementation:  The implementation of all Works Programmes
shall be project managed by the Settlement System Administrator or (if the Settlement System Administrator is unable or unwilling so to project manage) such other person as the Executive
Committee shall nominate (the "Works Programme Manager") upon and subject to such terms and conditions as are agreed by the Executive Committee with the Works Programme Manager and the cost thereof recovered in accordance with the terms of the relevant Works Programme. Cost overruns, liquidated damages and all other financing costs, incentives and penalties shall be financed, levied and/or paid at the times and in the manner provided for in such Works Programme. Costs incurred by the Settlement System Administrator shall be recovered in accordance with the Charging Procedure. The Executive Committee shall require the Works Programme Manager to prepare and submit to the Executive
Committee no less frequently than quarterly a written report giving a detailed commentary on the progress of implementing each Works Programme, including a comparison of actual progress made against the timetable set by such Works Programme and of actual costs incurred against budgeted costs.

5.14	Pool Auditor's approval:  At the completion of the work
required by each Works Programme but prior to effect being given to the New Principle or (as the case may be) the Approved Recommendation the Executive Committee shall request the Pool Auditor to issue an opinion in form and content satisfactory to the Executive Committee confirming to all Parties and the Director that the Pool Auditor has inspected and tested the arrangements giving effect to the New Principle or (as the case may be) the Approved Recommendation and is satisfied (without qualification or reservation) that such arrangements do give effect to the New Principle or Approved Recommendation in the manner required by the Works Programme. The Executive Committee shall use all reasonable endeavours to make (or procure to be made) such modifications to such arrangements as are necessary to enable the Pool Auditor to give its opinion without qualification or reservation, and the costs of any such modification shall be recovered in accordance with the relevant Works Programme. If the Pool Auditor's opinion can be given only with qualification or reservation, the Executive Committee shall convene an extraordinary general meeting of Pool Members and, where required under Clause 5.12.1, a separate general meeting of Generators and/or (as the case may be) Suppliers to consider and, if thought fit, approve such arrangements in the knowledge that the Pool Auditor's opinion can be given only with qualification or reservation. Subject to the provisions of Clause 6, each of the Parties undertakes with each of the other Parties promptly following the issue of the Pool Auditor's opinion (but, where such opinion has a qualification or reservation, only after approval as aforesaid by the Pool Members in general meeting and, where required under Clause 5.12.1, by the relevant class of Pool Members in separate general meeting) to execute and deliver any amending agreement or other documents and to take such other action as may reasonably be required of it to give effect to such arrangements, in any such case at its own cost and expense.

5.15	Secretary of State's approval: In respect of the Secretary
of State's decision as set out in his letter of 11th December, 1991 to the Chief Executive concerning the selling of the output of plant by Generators with on-site demand under this Agreement:

5.15.1	each of the Parties undertakes with each of the other
Parties forthwith to take all such steps (including as to the execution of any document) as may be required to give full force and effect to the decision of the Secretary of State. Each of the Parties shall take all such steps at its own cost and expense except that the Settlement System Administrator, the Pool Funds Administrator and the Ancillary services Provider shall be entitled to recover any such costs and expenses in accordance with the terms of this Agreement; and

5.15.2	each of the Parties acknowledges and agrees that
damages would not be an adequate remedy for any failure by it to give in accordance with Clause 5.15.1 full force and effect to the decision of the Secretary of State pursuant to this Clause
5.15 and that, accordingly, each of the other Parties and the Director shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual such failure and that no proof of special damages shall be necessary for enforcement.

5.16	Director's modifications:

5.16.1	Where the Monopolies and Mergers Commission has issued
a report on a reference under section 12 of the Act which:

(a)	includes conclusions to the effect that any of the matters
specified in the reference operate, or may be expected to operate, against the public interest;

(b)	specifies effects adverse to the public interest which those matters have or may be expected have;

(c)	includes conclusions to the effect that those effects could
be remedied or prevented by modifications of the conditions of any Licence and such modifications would require a change to the Pooling and Settlement Agreement; and

(d)	specifies modifications by which those effects could be
remedied or prevented,

the Director may, subject to the following provisions of this Clause, require such modifications to this Agreement as are requisite for the purpose of remedying or preventing the adverse effect specified in the report.

5.16.2	Before requiring modifications to be made pursuant to
this Clause, the Director shall have regard to the modifications specified in the report. Further, the Director shall not, and shall not be entitled to, require a modification to be made to this Agreement which modification could not have been achieved lawfully through a modification of one or more Licences consequent upon the report (but as if, for this purpose, only those Parties who are holders of Licences were parties to this Agreement).

5.16.3	Before requiring modifications to be made pursuant to
this Clause, the Director shall give notice:

(a)	stating that he proposes to make the modifications and
setting out their effect;

(b)	stating the reasons why he proposes to make the
modifications; and

(c)	specifying the period (not being less than 28 days from the
date of publication of the notice) within which representations or objections with respect to the proposed modifications may be made,

and shall consider any representations or objections from any person which are duly made and not withdrawn.

5.16.4	A notice under Clause 5.16.3 shall be given:

(a)	by publishing the notice in such manner as the Director
considers appropriate for the purpose of bringing the matters to which the notice relates to the attention of persons likely to be affected by the making of the modifications; and

(b)	by serving a copy of the notice on each Party, the Executive
Committee and the Pool Auditor.

5.16.5	After considering any representations or objections
which are duly made and not withdrawn pursuant to Clause 5.16.3, the Director may by notice published as provided in Clause 5.16.4(a) and served on those referred to in Clause 5.16.4(b) specify the modifications to this Agreement which he requires to be made and the date upon which such modifications are to take effect and each of the Parties undertakes with each other of the Parties promptly to take all such steps as may be necessary to give full force and effect to the modifications so required. Any costs incurred by the Settlement System Administrator in giving effect to such modifications shall be recovered in accordance with the Charging Procedure.

6 ENTRENCHED PROVISIONS, INCONSISTENCIES AND CONFLICTS

Entrenched Provisions

6.1	Secretary of State's consent:  The Parties acknowledge and
agree that, notwithstanding any other provision of this Agreement, no amendment to or variation of any of the matters dealt with in any of the following provisions of this Agreement shall take effect without the prior written consent of the Secretary of State:

6.1.1	Clause 5.15, Part XIV and Section 28 of Schedule 9; and

6.1.2	this Clause 6.1.

6.2	Director's consent:  The Parties acknowledge and agree that, notwithstanding any other provision of this Agreement, no amendment to or variation of any of the matters dealt with in any of the following provisions of this Agreement shall take effect without the prior written consent of the Director:

6.2.1	(a)	Clauses 3.5, 4, 5.12.2, 5.15, 5.16, 6.11, 11, 13,
15.6, 53.6, 67.3, 67.4, 83, 84 and 85 and Section 8 of Schedule
14 and Section 7 of Schedule 20;

(b)	sub-section 19.1 of Schedule 14; and

(c)	paragraphs 1.4, 2.2.3, 3.3, 3.4, 3.7, 4.4.1, 6.4, 6.5, 17.3
and 22.5 of Schedule 21;

6.2.2	without prejudice to Clause 6.2.3, the Pool Rules or
any of them, other than an amendment or variation which:

(a)	involves only a change of a technical nature in the systems, rules and procedures contemplated by this Agreement; and

(b)	will not increase the liability or decrease the rights of
any Party under this Agreement beyond what may reasonably be regarded as de minimis in relation to such Party,

but in any event including Section 22 thereof;

6.2.3	any provision of this Agreement which requires or
permits any matter to be referred to the Director for approval, consent, direction or decision or confers any rights or benefits upon the Director; and

6.2.4	this Clause 6.2

6.3	Settlement System Administrator's consent:  The Parties
acknowledge and agree that, notwithstanding any other provision of this Agreement, insofar as directly affects in any material respect the rights, benefits, duties, responsibilities, liabilities and/or obligations of the Settlement System Administrator no amendment to or variation of any of the matters dealt with in any of the following provisions of this Agreement shall take effect:

6.3.1	without the prior written consent of the Settlement
System Administrator:
(a)	the definitions in Clause 1.1 of "Agreed Procedure",
"Charging Procedure", "Code of Practice", "Force Majeure", "Good Industry Practice", "Hardware", "SSA Arrangements" and SSA System"'

(b)	Clauses 6.9, 7.3, 7.6, 9.5, 10.9, 10.10, 19.4, 34.1, 34.2,
35.3, 35.6, 36.2, 37, 66, 68, 69, 74 and 78.2;

(c)	Schedule 4;

(d)	Sections 1.6 (and its application to any other Section of
Schedule 9), 1.7 and 3 of Schedule 9; and

(e).this Clause 6.3;

6.3.2	without the prior written consent of the Settlement
System Administrator (such consent not to be unreasonably withheld or delayed):

(a)	Clauses 18.1.2, 18.1.4, 19.5, 41, 45, 47.1, 47.3, 48.1,
48.2, 48.9, 60, 70, 71.1, 71.4 and 71.5;

(b)	Part XXII (other than Clauses 74 and 78.2);

(c)	Section 30 of, and Appendix 4 to, Schedule 9;

(d)	Section 2(b) of Part C to Schedule 17; and

(e)	paragraphs 4 to 16 (inclusive), 18, 19, 21 and 22 of
Schedule 21.

6.4	Pool Funds Administrator's consent:  The prior written
consent of the Pool Funds Administrator may be needed to certain amendments to or variations of this Agreement, as provided in
Schedule 15.

6.5	Grid Operator's consent:  The Parties acknowledge and agree
that, notwithstanding any other provision of this Agreement, insofar as directly affects in any material respect the rights, benefits, duties, responsibilities, liabilities and/or obligations of the Grid Operator, no amendment to or variation of any of the matters dealt with in any of the following provisions shall take effect:

6.5.1	without the prior written consent of the Grid Operator:

(a)	Clauses 6.9, 7.3, 7.6, 9.5, 10.9, 10.10, 19.4, 25, 37.3, 47
to 50 (inclusive), 66, 68, 69, 72, 74 and 78.2;

(b)	sub-section 3.1 of Appendix 2 to Schedule 9; and

(c)	this Clause 6.5; and

6.5.2 without the prior written consent of the Grid Operator
(such consent not to be unreasonably withheld or delayed), any other provision of this Agreement,

Provided that the references to Parties and to the Grid Operator in this Clause 6.5 shall be construed as if they were references to such terms prior to the creation of Meter Operator Parties and the associated amendments to this Agreement, but this shall be without limitation to any right of the Grid Operator to consent to any amendment or variation to this Agreement under this Clause 6.5.

6.6	Ancillary Services Provider's consent:  The Parties
acknowledge and agree that, notwithstanding any other provision of this Agreement, insofar as directly affects in any material respect the rights, benefits, duties, responsibilities, liabilities and/or obligations of the Ancillary Services Provider, no amendment to or variation of any of the following provisions shall take effect:

6.6.1	without the prior written consent of the Ancillary
Services Provider:

(a)	Clauses 6.9, 7.3, 7.6, 9.5, 10.9, 10.10, 19.4, 25, 52.3, 66,
68, 69, 72, 74 and 78.2;

(b)	Part XI and the provisions expressly incorporated therein by reference;

(c)	Sections 1.8, 23, 24.8 and 28 of Schedule 9; and

(d)	this Clause 6.6; and

6.6.2	without the prior written consent of the Ancillary
Services Provider (such consent not to be unreasonably withheld or delayed), any other provision of this Agreement.

6.7	Amendments generally:

6.7.1	The following provisions of this Clause 6.7 are without
prejudice to the rights, powers and privileges of the Secretary of State and the Director under the Act or any Licence or otherwise howsoever.

6.7.2	In relation to Schedule 4 (including its Appendix), and
save as provided in Clause 6.7.3, where that Schedule provides for an amendment to the SSA Arrangements, the Menus of Prices or the Variation Menus (or any or any part thereof) to be agreed between certain designated persons and those persons agree in writing the amendment to be made, then the SSA Arrangements, the Menu of Prices or, as the case may be, the Variation Menus (or the relevant one or part thereof) shall be so amended without the need for any other Party to execute or deliver any amending or confirmatory document and each Party hereby consents to such amendments being made in such a manner and undertakes not to withdraw that consent.

6.7.3	In the following cases the amendment procedure set out
in Clause 6.7.2 shall itself be modified as hereinafter provided:

(a)	if Schedule 4 refers to "formal documentation" being agreed
to give effect to the amendment, an amending agreement executed by all Parties shall be required;

(b)	if the consent of a particular person is required to be
obtained under Clauses 6.1 to 6.6 (inclusive), the amendment shall not take effect until that consent has been obtained.

6.7.4	Subject to:

(a)	any consent of a particular person required to be obtained
under Clauses 6.1 to 6.6 (inclusive) being obtained;

(b)	the requirements of Clauses 6.7.5 and 13.2,

and save as provided otherwise in this Agreement, any amendment to or variation of this Agreement shall be effective if approved by Pool Members in general meeting pursuant to clause 13.1 or
13.2 and all Parties agree promptly to execute and deliver all agreements and other documentation and to do all such other acts, matters and things as may be necessary to give effect to such amendment or variation.

6.7.5	Where any change is proposed to be made to this
Agreement which, if made:

(a)	would introduce provisions dealing with matters not then
dealt with in or expressly contemplated by this Agreement; and

(b)	would in any material respect directly affect the rights,
benefits, duties, responsibilities, liabilities and/or obligations under this Agreement of the Settlement System
Administrator, the Grid Operator, the Ancillary Services Provider and/or any Externally Interconnected Party,

such change shall not be made without the prior written consent of the relevant one of them (in each case not to be unreasonably withheld or delayed) provided that the reference to the Grid Operator in this Clause 6.7.5 shall be construed as if it was a reference to such term prior to the creation of Meter Operator Parties and the associated amendments to this Agreement, but this shall be without limitation to any right to consent to any amendment or variation of this Agreement under this Clause 6.7.5.

Inconsistencies and Conflicts

6.8	Internal inconsistencies and conflicts:  In the event of any inconsistency or conflict:

6.8.1	the Pool Rules shall prevail over the other provisions
of this Agreement (except Clause 4);

6.8.2	the provisions of this Agreement shall prevail over the
Specification; and

6.8.3	the Specifications shall prevail over the Software,

and the Parties shall use all reasonable endeavours promptly to secure the elimination of such inconsistency or conflict.

6.9	External inconsistencies and conflicts:

6.9.1	Each of the Parties hereby acknowledges and agrees the
desirability of achieving and maintaining consistency and absence of conflict between the provisions of this Agreement and the Grid Code but recognises that, due principally to the different functions and objectives of this Agreement and the Grid Code, the fact that there may be Parties who are not bound by the Grid Code and the different procedures in this Agreement and the Grid Code for review of their respective terms, it will not in all circumstances be possible to avoid inconsistency or conflict.

6.9.2	Where at the Effective Date there is an inconsistency
or conflict between the provisions of this Agreement and the Grid Code the Executive Committee shall first consider the matter and make recommendations and thereafter the Parties shall negotiate in good faith to eliminate such inconsistency and/or conflict having regard to the different functions and objectives of the Grid Code and this Agreement.

6.9.3	Each of the Parties shall use its reasonable endeavours
to ensure that where any change to this Agreement is proposed to be made which may reasonably be expected to require a change to the Grid Code (or vice versa) such change is brought by the Executive Committee to the attention of the Grid Code Review Panel in good time to enable it to consider what corresponding change, if any, should be made to the Grid Code or (as the case may be) this Agreement. In any such consideration, the Parties acknowledge and agree that it would be desirable in the event of any inconsistency or conflict between the provisions of this Agreement and the Grid Code if regard were had by the Grid Code Review Panel to the principles set out in Clause 6.9.4.

6.9.4	The principles referred to in Clause 6.9.3 are that:

(a)	where by reason of any inconsistency or conflict the
security, quality of supply and/or safe operation of the NGC Transmission System under both normal and/or abnormal operating conditions would necessarily be compromised and/or the Grid Operator would necessarily be in breach of its obligations under the Act or its Transmission Licence, the provisions of this Agreement should be made to conform (to the extent of such inconsistency or conflict) to those of this Agreement.

(b)	in any other case, where by reason of such inconsistency or
conflict there is or is likely to be a material financial effect on any class of Pool Members or on all or a significant number of Pool Members, the provisions of the Grid Code should be made to conform (to the extent of such inconsistency or conflict) to those of this Agreement.

6.9.5	The Parties acknowledge that changes to the Grid Code
are required to be approved by the Director.

6.9.6	Where there is any conflict or inconsistency between
the Grid Code and the Pool Rules, no Party shall be liable hereunder or under the Grid Code as a result of complying with its obligations under this Agreement or under the Grid Code.

6.10	Breaches of the Pool Rules:  If at any time any Party
believes that there has been a breach of the Pool Rules, such Party shall promptly report the same in writing to the Executive
Committee.

6.11	Director's requests"  The Executive Committee shall:

(i)	give due and prompt consideration to any matter referred to
it in writing by the Director;

(ii)	advise the Director in writing of any decision or action of
the Executive Committee in relation to such matter;

(iii)	provide the Director in writing with an explanation in
reasonable detail of the reasons for such decision or action; and

(iv)	if reasonably requested by the Director (having regard, in
particular, to the resources available to the Executive Committee), in relation to any proposal by the Director for a change to any provision of this Agreement provide or procure the provision of advice and assistance to the Director as soon as reasonably practicable as to the implications of the change and the actions necessary to implement it (including any relevant feasibility study).

PART III

POOL MEMBERSHIP AND GENERAL MEETINGS

7 INTRODUCTION

7.1	Obligations contractually binding:  Each Pool Member
acknowledges and agrees that it is bound to each other Pool
Member as matter of contract and will comply with its obligations under this Agreement.

7.2	Externally Interconnected Parties:  Each Externally
Interconnected Party acknowledges and agrees that it is bound to each Pool Member as a matter of contract and undertakes to comply with the Pool Rules so far as they may be applicable to it and each Pool Member acknowledges and agrees that it is bound to each Externally Interconnected Party as a matter of contract and will comply with its obligations under this Agreement.

7.3	Parties not Pool Members:  The Settlement System
Administrator, the Pool Funds Administrator, the Grid Operator and the Ancillary Services Provider shall not be Pool Members and shall not be bound as against other Pool Members or the Executive Committee except as expressly provided for in this Agreement, the Escrow Agreement and the Funds Transfer Agreement in their respective roles as Settlement System administrator, Pool Funds Administrator, Grid Operator and Ancillary Services Provider.

7.4	Pool Rules:

7.4.1	The Pool Rules as at 1st April, 1996 are set out in
Schedule 9. The Settlement System calculations shall be carried out on the basis of the Settlement System and the Pool Rules.

7.4.2	The Pool Rules shall be developed under the control of
the Executive Committee. Subject to Clause 6, the Executive Committee may at any time and from time to time change all or any of the Pool Rules upon notification to all Parties and Meter Operator parties, and any such change shall be binding on all Parties and Meter Operator Parties without further action being required on the part of any person.

7.5	Pool Member's obligations:

7.5.1	Save as otherwise expressly provided in this Agreement,
the obligations of each Pool Member under this Agreement are several and a Pool Member shall not be responsible for the obligations or liabilities of any other Pool Member. The failure of any Pool Member to carry out all or any of its obligations under this Agreement shall not relieve any other Pool Member of all or any of its obligations hereunder.

7.5.2	In respect of those obligations of a Pool Member (the
"Indemnifying Pool Member") under this Agreement which are expressed to be several, the Indemnifying Pool Member shall indemnify and keep indemnified each other Pool Member from and against all losses, costs (including legal costs) and expenses which such other Pool Member may suffer or incur as a result of being held liable by operation of law (or contesting any such liability) for the performance or non-performance of all or any of such obligations of the Indemnifying Pool Member.

7.6	Information:  In respect of all data and other information
which a Pool Member or an Externally Interconnected Party (not being a Pool Member) is required to notify to the Settlement System Administrator under or pursuant to this Agreement (other than (i) Metered Data (as defined in paragraph 3.1.2 of Schedule
9) and (ii) pursuant to paragraph 2.3.2 of Schedule 9, the relevant Pool Member or (as the case may be) Externally Interconnected Party shall use all reasonable endeavours to ensure that all such data and other information is complete and accurate in all material respects.

8 POOL MEMBERSHIP

8.1	Initial Pool Members:  The initial Pool Members shall be the
Founder Generators and the Founder Suppliers.

8.2	Additional Pool Members:

8.2.1	Subject to the following provisions of this Clause 8.2
and Clause 8.13 and to the fulfilment by the Party concerned of the conditions set out or referred to in Clause 8.3 (the "Pool Membership Conditions"), any Party shall, upon application to the Executive Committee, be admitted as a Pool Member.

8.2.2	For the purposes of this Clause 8, "Party" shall
include any person who is applying to be admitted as a Party pursuant to Clause 3 contemporaneously with being admitted as a Pool Member but shall exclude the Settlement System
Administrator, the Pool Funds Administrator, the Grid Operator and the Ancillary Services Provider.

8.2.3	Subject to Clause 8.2.4, the admission of a Party as a
Pool Member shall take effect on the date (the "Admission Date") specified by the Executive Committee (with the prior agreement of the Settlement System Administrator) in a notice given by the Executive Committee to the relevant Party no later than 28 days after the Satisfaction Date, provided that the Admission Date shall be a date falling no earlier than the Satisfaction Date and (unless otherwise agreed by the Executive Committee, the Settlement System Administrator and such Party) no later than 90 days after the Satisfaction Date. In default of such notification being given by the Executive Committee within the said 28 days, the admission shall take effect on the day falling 35 days after the Satisfaction Date. For the purposes of the Clause, the "Satisfaction Date" shall be the day on which the last of the Pool Membership Conditions required to be fulfilled by such Party shall have been fulfilled by it.

8.2.4	No person shall be admitted as a Pool Member unless
prior to or contemporaneously with such admission it shall have been or (as the case may be) shall be admitted as a Party.

8.2.5	Prior to a Party's admission as a Pool Member the
Executive Committee shall, where appropriate, determine and notify the relevant Party of the amount of Security Cover (if any) to be provided by such Party.

8.3	Pool Membership Conditions:

8.3.1	Where a person has been admitted as a Party pursuant to
Clause 3 otherwise than contemporaneously with being admitted as a Pool Member pursuant to Clause 8, the Pool Membership Conditions applicable to it shall (unless otherwise determined by the Director upon the application of such person or the Executive Committee) be those that would have been applicable to it if it had applied to be admitted as a Pool Member at the date of its admission as a Party and, subject as aforesaid, such person shall not be required to fulfil any further or other Pool Membership Conditions introduced after such date unless the applicant notifies the Executive Committee in writing prior to or contemporaneously with its application for admission as a Pool Member that it wishes such further or other conditions to apply, in which case the Pool Membership Conditions applicable to it shall (subject as aforesaid) be those applicable on the date of its application for admission as a Pool Member.

8.3.2	The Pool Membership Conditions required to be fulfilled
by a Party prior to its admission as a Pool Member are:

(a)	the due completion by the Party and the delivery to the
Executive Committee of a Pool Membership Application;

(b)	in respect of any Metering System required to be taken into
account for the purposes of Settlement and which relates to the Party, the provision of evidence reasonably satisfactory to the Executive Committee that:

(i)	there is a Registrant and an Operator for such Metering
System;

(ii)	such Registrant has provided to the Settlement System
Administrator the information required for standing data purposes as required by this Agreement or the relevant Agreed Procedure;
and

(iii)	such Metering System conforms with the requirements of
Part XV, all relevant Agreed Procedures and all Codes of Practice and is compatible with the Settlement System;

(c)	the Party has entered into and has in full force and effect
all appropriate Connection Agreements or, if the Party is applying to be admitted as an External Pool Member, that all appropriate Connection Agreements with the relevant Externally
Interconnected Party in relation to the relevant Interconnection are in full force and effect;

(d)	the provision of such information as the Executive Committee may reasonably require to enable the Executive Committee to ascertain whether any of the provisions of Clause 11.4 are applicable to that Party, to determine whether that Party is an Independent Generator, Small Generator and/or Independent
Supplier and to calculate the initial Weighted Votes and Points of that Party as a Pool Member under Clause 11.3 and Schedule 13 respectively;

(e)	the provision of such information as the Executive Committee may reasonably require:

(i)	to enable the Executive Committee to ascertain whether (and, if so, on what basis) that Party is entitled to take the benefit of any exception in Clause 8.5 claimed by it; and

(ii)	to assist the Executive Committee in making any
determination under Clause 8.5 relevant to that Party;

(f)	if the Party is a Generator (other than an External Pool
Member), the provision of evidence reasonably satisfactory to the Executive Committee that the Party operates or has under its control one or more Generating Units, which Generating Unit(s) has (have) provided electricity to the Total System or will be capable of so providing electricity within such period as the Executive Committee may specify; and

(g)	if the Party is an External Pool Member, the provision of
evidence reasonably satisfactory to the Executive Committee that the Party has the right to use one or more Generation Trading Blocks and/or the right to take electricity across an External Interconnection under an Interconnection Agreement then in full force and effect.

8.4	Compliance:  Each Pool Member shall procure that for so long as it is a Pool Member it shall at all times satisfy or otherwise comply with those Pool Membership Conditions (whether set out in this Agreement or in its Pool Membership Application) applicable to it (and/or such further or other conditions as the Executive Committee may from time to time reasonably specify). Each Pool Member shall upon request from time to time promptly provide the Executive Committee with such information as the Executive
Committee may reasonably require (i) to enable the Executive Committee to ascertain whether (and, if so, on what basis) that the Pool Member is entitled to take the benefit of any exception in Clause 8.5 claimed by it, and (ii) to assist the Executive Committee in making any determination under Clause 8.5 relevant to that Party, and further with evidence reasonably satisfactory to the Executive Committee of such satisfaction and compliance.

8.5	Restrictions applicable to Pool Members:

8.5.1	At each of its Sites, or where any such Site forms part
of a Trading Site, such Trading Site, each Generator shall sell its entire Exports of electricity to Pool Members pursuant to this Agreement except:

(a)	for its Exports of electricity from any generating station
in respect of which (but for other generating stations owned or operated by it) it would not be required to hold a Generation Licence, being Exports at any Site or, as the case may be, Trading Site for which the Generator is not required to complete a Supplemental Agreement to the Master Connection and Use of System Agreement

	Provided that the Generator has given the Executive Committee either on the Effective Date or not less than 10 Business Days before that Site or, as the case may be, Trading Site is withdrawn from the requirements of this provision, written notice that the circumstances described in sub-paragraph
(a) apply; or

(b)	for the output of electricity from any of its Generating
Units in circumstances which the Executive Committee resolves by a vote passed by 80 per cent or more of the votes of all Committee Members (after consultation with the Director) are exceptional.

8.5.2	In respect of all its requirements for electricity
which a supplier wishes to purchase from Pool Members, the Supplier shall purchase the same pursuant to this Agreement, provided that nothing in this Agreement shall prevent or restrict the purchase by a Supplier otherwise than pursuant to this
Agreement:

(a)	in circumstances where the Supplier is acting otherwise than in its capacity as a consumer, of all or part of that output of electricity from any Generating Unit which is not required to be sold to Pool Members pursuant to Clause 8.5.1 or of electricity which has been purchased by an External Pool Member at its associated External Interconnection as an export from the NGC Transmission System pursuant to this Agreement; or

(b)	in circumstances where the Supplier which has purchased that electricity pursuant to this Agreement; or

(i)	of electricity from any Supplier which has purchased that
electricity pursuant to this Agreement; or

(ii)	of such output of electricity as is referred to in paragraph
(a) above; or

(c)	in circumstances where the Supplier is a Supplier holding a
PES Licence and is acting in its capacity as a PES, of electricity from any Supplier which is a Supplier holding a PES
Licence, which operates a Distribution System directly connected to the Distribution System operated by the Supplier first mentioned in this paragraph (c) and which has purchased that electricity pursuant to this Agreement; or

(d)	in circumstances which the Executive Committee resolves by a vote passed by 80 per cent or more of the votes of all Committee
Members (after consultation with the Director) are exceptional, from any person.

For the purposes of this Clause 8.5.2 a "consumer" means a person who purchases electricity from a Supplier for its own consumption at premises owned or occupied by that person.

8.6	Restrictions applicable to non-Pool Members:  Save as
otherwise expressly provided, a Party which is not a Pool Member shall not be entitled to any of the rights and benefits accorded to Pool Members under this Agreement.

8.7	Resignation:  Subject as provided in Clause 8.8:

8.7.1	a Party (other than the Settlement System
Administrator, the Pool Funds Administrator, the Grid Operator, the Ancillary Services Provider and each Externally
Interconnected Party) shall be entitled at any time to resign as a Party by delivering a Resignation Notice to the Secretary; and

8.7.2	such resignation shall take effect 28 days after
receipt of the Resignation Notice by the Secretary.

Promptly after receipt of a duly completed Resignation Notice from a Party, the Secretary shall notify (for information only) all of the other Parties, the Executive Committee and the Director of such receipt and of the name of the Party wishing to resign.

8.8	Restrictions on resignation:  A Party may not resign as a
Party (and any Resignation Notice delivered pursuant to Clause
8.7.1 shall lapse and be of no effect) unless:

8.8.1	as at the date its resignation would otherwise become
effective all sums due from such Party to the Executive Committee or any other Party under (a) this Agreement, (b) the Funds Transfer Agreement or (c) any agreement entered into pursuant to this Agreement (whether by or on behalf of such Party) and notified for the purposes of the Clause 8.8 by the Executive Committee to such Party prior to the date of its resignation, have been paid in full; and

8.8.2	it would not be a breach of any Licence condition
applicable to such Party so to resign.

8.9	Release as a Party:  Without prejudice to Clause 66.7 and
its accrued rights and liabilities and its rights and liabilities which may accrue in relation to the period during which it was a Party under this Agreement, the Funds Transfer Agreement or any agreement referred to in Clause 8.8.1(c), upon a Party's resignation becoming effective in accordance with Clause 8.7:

8.9.1	such Party (if it is a Pool Member) shall cease
automatically to be a Pool Member;

8.9.2	such Party shall be automatically released and
discharged from all its obligations and liabilities under this Agreement, the Funds Transfer Agreement and any agreement referred to in Clause 8.8.1(c); and

8.9.3	each of the other Parties shall be automatically
released and discharged from its obligations and liabilities to such Party under this Agreement, the Funds Transfer Agreement and any agreement referred to in Clause 8.8.1(c).

Each Party shall promptly at it own cost and expense execute and deliver all agreements and other documentation and do all such other acts, matters and things as may be necessary to confirm such cessation, release and discharge.

8.10	Withdrawal as a Party:  If a Party (the "Withdrawing Party")
shall apply on three occasions to be admitted as a Pool Member pursuant to this Clause 8 and on each such occasion it is not so admitted by reason of its failure to fulfil the relevant Pool Membership Conditions then with effect from the date the Withdrawing Party is deemed to receive notification from the Executive Committee pursuant to Clause 75 that it has failed for the third time to fulfil such conditions, without prejudice to Clause 66.7 and its accrued rights and liabilities, and its rights and liabilities which may accrue in relation to the period during which it was a Party, under any agreement entered into pursuant to this Agreement (whether by or on behalf of the Withdrawing Party) and notified to it for the purposes of this Clause 8.10 by the Executive Committee prior to the date of its cessation as a Party:

8.10.1	the Withdrawing Party shall automatically cease to be a
Party and shall be automatically released and discharged from all its obligations and liabilities under this Agreement and any such agreement;

8.10.2	each of the other Parties shall be automatically
released and discharged form its obligations and liabilities to the Withdrawing Party under this Agreement and any such agreement; and

8.10.3	each Party shall promptly, at the cost and expense of
the Withdrawing Party, execute and deliver all agreements and other documentation and do all such other acts, matters and things as may be necessary to confirm such cessation, release and discharge.

8.11	External Pool Members:  A person who has been admitted as an
External Pool Member shall immediately cease to be a Pool Member
(such cessation to be without prejudice to Clause 66.7) upon either:

8.11.1	all of its rights under an Interconnection Agreement to
use the relevant External Interconnection(s) for taking or delivering electricity from or to the NGC Transmission System having permanently ceased; or

8.11.2	the relevant External Interconnection(s) permanently
ceasing to be connected to the NGC Transmission System.

8.12	Change of capacities:  Any Pool Member may, upon application to the Executive Committee and satisfaction those of the Pool
Membership conditions relevant to its new capacity and such other conditions (if any) as the Executive Committee may reasonably require, change the capacity(ies) in which it participates as a Pool Member and any Pool Member who acquires an additional capacity in which it participates as a Pool Member shall be deemed to have been admitted as a new Pool Member pursuant to Clause 8.2 in that additional capacity.

8.13	Saving:  The Executive Committee shall have the right to
waive compliance by a Party with all or any of the Pool Membership Conditions either absolutely or on terms if, in the opinion of the Executive Committee, this is necessary to ensure or help ensure that the Settlement process operates efficiently or that the interests of other Pool Members are safeguarded.

9 GENERAL MEETINGS

9.1	Annual general meeting:  Once in, and no later than 31st
March of, each year Pool Members shall hold a general meeting as their annual general meeting in addition to any other meeting of Pool Members in that year, and notices calling such general meeting shall specify it as the annual general meeting. At each annual general meeting the Pool Members shall be required to consider and, where appropriate, resolve upon the following, namely:

9.1.1	a report prepared by the Executive Committee on the
Settlement System and its operation during the immediately preceding year, which report shall include:

(a)	a review of the operation of the Settlement System, the
Charging Procedure, the PFA Accounting Procedure and the Funds
Transfer System during the immediately preceding year;

(b)	a report on the progress of all Works Programmes then
current and of all changes to the operation of the Settlement System, the Charging Procedure, the PFA Accounting Procedure, the Funds Transfer System, all revisions to this Agreement and all enhancements, improvements and modifications of or to the Specification, the Hardware or the Software, in each case which have been undertaken pursuant to this Agreement;

(c)	a review of performance over the immediately preceding year
against the business plan referred to in Clause 9.1.6; and

(d)	such other information or matters as the Executive Committee shall consider appropriate (including any proposed revision to this Agreement);

9.1.2	a report prepared by the Pool Auditor on the Settlement
System and its operation during the immediately preceding year, which report shall include:

(a)	a summary of the audits, reviews, tests and/or checks
referred to in Part IX carried out by the Pool Auditor during such immediately preceding year;

(b)	any recommendation which the Pool Auditor wishes to make
regarding the operation of the Settlement System, the Charging
Procedure, the PFA Accounting Procedure, the ASP Accounting
Procedure and the Funds Transfer System; and

(c)	such other information or matters which the Executive
Committee may reasonably require or the Pool Auditor shall consider appropriate;

9.1.3 [Not used]

9.1.4	the appointment of Committee Members pursuant to Clause
15 (where appropriate, in separate class meetings of Pool
Members);

9.1.5	such matters as any Pool Member present in person may
wish to raise at such meeting, notice of which has been given to the Secretary no later than seven days before the date of such meeting, it being acknowledged and agreed that failure by a Pool Member so to notify shall not prejudice the right of any Pool Member to ask questions at such meeting on any matter then before such meeting;

9.1.6	a business plan prepared by the Executive Committee for
the then current year and the next following four years (or such shorter period as the Pool Members in general meeting shall from time to time determine) on the Settlement System and the Funds Transfer System and their operation and in relation to all other matters which are the subject of this Agreement;

9.1.7	the election of the Pool Chairman pursuant to Clause
16; and

9.1.8	such other matters as the Executive Committee sees fit
to propose and of which notice has been given in accordance with Clause 9.4.1.

9.2	General meetings:  All general meetings of Pool Members
other than annual general meetings shall be extraordinary general meetings.

9.3	Calling meetings:  All general meetings of Pool Members
shall be called by 14 days' notice in writing at the least, provided that a general meeting of Pool Members shall, notwithstanding that it is called by shorter notice, be deemed to have been duly called if it is so agreed by a majority in number of the Pool Members having a right to attend and vote at such meeting, being a majority in number together holding not less than 95 per cent of the Total Votes.

9.4	Convening meetings:

9.4.1	An annual general meeting shall be convened by the
Secretary on the instructions of the Executive Committee and any notice convening such a meeting shall set out or append details of any such matters as are referred to in Clause 9.1.8 and shall be accompanied by a copy of the reports referred to in Clauses
9.1.1 and 9.1.2 and of the business plan referred to in Clause
9.1.6. The Secretary shall use its reasonable endeavours to notify the Pool Chairman and Pool Members in advance of the relevant annual general meeting of any such matters referred to in Clause 9.1.8 of which the Secretary has received notice in accordance with that Clause.

9.4.2	Extraordinary general meetings shall be convened:

(a)	by the Secretary on the instructions of the Executive
Committee or of any one or more Committee Members pursuant to Clause 13.4; or

(b)	by the Executive Committee, forthwith upon receipt of a Pool
Members' requisition being a requisition of Pool Members holding together at the date of the deposit of the requisition not less than two percent of the Total Votes of all Pool Members; or

(c)	by the Secretary on the instructions of the Pool Chairman.

9.4.3	A Pool Members' requisition shall state the objects of
the meeting and must be signed by or on behalf of the requisitionists and deposited at the office of the Secretary, and may consist of several documents in like form each signed by one or more requisitionists. If the Executive Committee does not within 21 days from the date of the deposit of the requisition proceed duly to convene an extraordinary general meeting for a date not later than two months after the said date of deposit, the requisitionists may themselves convene a meeting, but any meeting so convened shall not be held after the expiration of three months from such date. A meeting convened under this Clause 9.4 by requisitionists shall be convened in the same manner, as nearly as possible, as that in which meetings are to be convened by the Executive Committee.

9.5	Notice of general meetings:  Any notice convening any
general meeting of Pool Members shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall specify the place, the day and the hour of the meeting and the general nature of the business of such meeting and shall be given to all Parties, all Committee Members, the Pool Chairman, the Chief Executive (if any), the Pool Auditor and the Director. The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting. In every such notice there shall appear with reasonable prominence a statement that a Pool Member entitled to attend and vote is entitled to appoint a proxy to attend, speak and (subject to Clause 12.1) vote in its place and that a proxy need not also be a Pool Member.

9.6	Quarterly meetings:

9.6.1	The Secretary shall, on the instructions of the
Executive Committee, convene meetings of Pool Members not less frequently than once in each Quarter to discuss reports prepared by the Executive Committee pursuant to Clause 24.2.14 and any other matter of interest which is the subject of this Agreement. Unless the Executive Committee otherwise determines, no such meeting shall be convened for the Quarter in which any annual general meeting is to take place.

9.6.2	The provisions of Clauses 9.3 and 9.5 shall apply,
mutatis mutandis, for the purposes of the notice and the calling of quarterly meetings pursuant to Clause 9.6.1 as if such meetings were general meetings of Pool Members and the provisions of Clause 10.9 shall also apply mutatis mutandis. Nothing in this Agreement shall prevent a quarterly meeting being convened also has an extraordinary general meeting.

10 PROCEEDINGS AT GENERAL MEETINGS

10.1	General:  Save as provided in Clause 12.8 and Part IV, all
business of Pool Members shall be transacted at general meetings of Pool Members, the proceedings for the conduct of which are set out in this Clause 10.

10.2	Quorum:  No business shall be transacted at any general
meeting of Pool Members unless a quorum of Pool Members is present at the time when the meeting proceeds to business. Save as herein otherwise provided, a quorum shall be Pool Members present in person representing:

10.2.1	50 per cent or more of the aggregate number of Weighted
Votes to which all Generators are entitled under Clause 11.21.;
and

10.2.2	50 percent of more of the aggregate number of Weighted
Votes to which all Suppliers are entitled under Clause 11.2.2.

10.3	Lack of Quorum:  If within half an hour from the time
appointed for the general meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Executive Committee may determine and, if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Pool Member(s) present shall be a quorum.

10.4	Chairman:  The Pool Chairman shall preside as chairman at
every general meeting and separate general meeting of Pool Members (other than one convened to consider his removal) or, if there is no Pool Chairman or if he shall not be present within 15 minutes after the time appointed for the holding of the meeting or is unwilling to act or if the relevant meeting has been convened to consider the removal of the Pool Chairman, the Chief Executive (if any) shall preside as chairman or, if the Chief Executive shall not be present or is unwilling to act or if the relevant meeting has been convened to consider the removal of the Chief Executive, the Pool Members present shall choose one of their number to be chairman of the meeting.

10.5	Adjournments:  The chairman of the meeting may, with the
consent of any general meeting Pool Members at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

10.6	Demand for a poll:  At any general meeting of Pool Members a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded:

10.6.1	by the chairman of the meeting; or

10.6.2	by at least two Pool Members present in person or by
proxy; or

10.6.3	by any Pool Member present in person or by proxy and
holding not less than two per cent of the Total Votes of all Pool
Members.

10.7	Timing of poll:  Except as hereinafter provided in this
Clause 10.7, if a poll is duly demanded it shall be taken in such manner as the chairman of the meeting directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. A poll demanded on the election of the chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs, and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

10.8	No casting vote:  In the case of an equality of votes,
whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

10.9	Representation of non-Pool Members:  Each of the Chief
Executive (if any) or his duly appointed representative, the Settlement System Administrator, the Pool Funds Administrator, the Grid Operator and the Ancillary Services Provider shall be obliged to attend, and each other Party, each Committee Member, the Pool Auditor and the Director (or its or his duly appointed representative) shall have the right to attend, at each general meeting of Pool Members, and each of them shall have the right to speak (but not to vote) thereat.

10.10	Minutes:  The Secretary shall prepare minutes of all
general meetings of Pool Members and shall circulate copies thereof to all Parties , each Committee Member, the Pool Chairman, the Chief Executive (if any), the Pool Auditor and the Director as soon as practicable (and in any event within ten working days) after the relevant meeting has been held.

11 VOTING

11.1	Membership Votes:  Each Pool Member shall be entitled to one vote by reason of its Pool Membership (its "Membership Vote").

11.2	Weighted Votes:  Subject as provided in Clauses 11.3 and
11.4, in respect of any Quarter:

11.2.1	each Pool Member which is a Generator shall be entitled
in that capacity to one vote for each GWh of Genset Metered Generation of all its Allocated Generating Units for all Settlement Periods falling in the Votes Calculation Period relative to such Quarter, as determined from the final run of Settlement (as referred to in paragraph D(3) of the Preamble to Schedule 9) for each such Settlement Period,

11.2.2	each Pool Member which is a Supplier shall be entitled
in that capacity to such number of votes as is equal to the total GWh of Consumer Metered Demand taken by that Pool Member in all Settlement Periods falling in the Votes Calculation Period relative to such Quarter, as determined from the final run of Settlement (as referred to in paragraph D(3) of the Preamble to Schedule 9) for each such Settlement Period,

	each such vote a "Weighted Vote".

	For the purposes of this Clause 11.2:

(A)	a Generating Unit shall be an Allocated Generating Unit of a
Pool Member (in this Clause, the "Identified Pool Member") if it belongs to the Identified Pool Member as of the date on which the Executive Committee calculates the Weighted Votes of Pool Members for the relevant Quarter pursuant to Clause 11.3.2. If at any time during such Quarter an Allocated Generating Unit shall belong to another Pool Member (in this Clause, the "Transferee
Pool Member"), the Weighted Votes attributed to the Identified
Pool Member for such Quarter by reason of the Allocated
Generating Unit belong to it shall be transferred to the Transferee Pool Member as of the date on which such Allocated Generating Unit first belongs to the Transferee Pool Member (and the Identified Pool Member and the Transferee Pool Member shall jointly notify the Executive Committee in writing of such date in good time before its occurrence);

(B)	a Generating Unit shall belong to a Pool Member if it is
owned by that Pool Member and not leased to another person or if it is leased by that Pool Member from another person;

(C)	a Pool Member shall notify the Executive Committee promptly
on request of its Allocated Generating Units and the Executive Committee and each other Party may rely on the information in that notification and in any notification under paragraph (A) above without further enquiry or need to verify that information;

(D)	in determining the meaning of "good time" for the purposes
of paragraph (A) above one factor to be taken into account is that the Settlement System Administrator must be allowed sufficient time to effect the necessary changes in Settlement associated with the transfer of the relevant Allocated Generating Unit; and

(E)	the Executive Committee may, upon application of any Pool
Member involved in any transfer of assets between Pool Members during any Quarter, adjust as between the Pool Members involved in such transfer, the number of Points and/or Weighted Votes to which they in their capacities as Suppliers are entitled in respect of the remaining part of that Quarter and/or one or both of the two immediately succeeding Quarters if, in the opinion of the Executive Committee, such adjustment would help accommodate the consequences of such a transfer and not prejudice the interests of any other Pool Member in any material respect.

11.3	Calculation of Weighted Votes:  Subject as provided in
Clause 11.4:

11.3.1	New Pool Members:

(a)	until the third Quarter Day next falling after the date of
its admission as a Pool Member, any Party who is admitted as a Pool Member pursuant to Clause 8.2 shall have that number of Weighted Votes as fall to be determined in accordance with the following provisions of this Clause 11.3.1. Thereafter, such Pool Member's Weighted Votes shall be calculated in accordance with Clause 11.2;

(b)	until the third Quarter Day next falling after the date of
admission of the relevant Pool Member as a Pool Member such Pool Member shall have that number of Weighted Votes as are accorded to it upon its admission as a Pool Member by the Executive Committee (which the Executive Committee shall do prior to the date of such admission) who shall have regard to the factors listed in paragraph (c), (d) and/or (as the case may be) (e) below or as are determined by the Director in accordance with Clause 11.5;

(c)	the factors referred to in paragraph (b) shall in the case
of a Generator include:

(i)	the Registered Capacity of all Generating Units of such
Generator;

(ii)	the Executive Committee's assessment of the likely
availability of all such Generating Units for the period from the date of admission of such Pool Member as a Pool Member to the third Quarter Day next falling after such date, having regard to the registered Generation Scheduling and Despatch Parameters or (as the case may be) Generation Trading Block Scheduling and Despatch Parameters for such Generating Units;

(iii)	the Executive Committee's assessment of the likely
output of all such Generating Units during such period having regard to the output of Generating Units which in the Executive Committee's opinion most nearly correspond to such Generating Units;

(iv)	the Executive Committee's assessment of the likely daily
station load associated with the Power Stations of which such Generating Units form part during such period; and

(v)	where a Generating Unit of an existing Pool Member is
transferred to, and then belongs to, such Generator at or soon after the time of such Generator's admission as a Pool Member, the Weighted Votes most recently attributed to the existing Pool Member by reason of that Generating Unit shall be attributed to such Generator as if such Generator were a Transferee Pool Member under the provisions of paragraphs (A) and (B) of Clause 11.2;

(d)	the factors referred to in paragraph (b) above shall in the
case of a Supplier be the total GWh which would be supplied by the relevant Supplier in the period from the date of admission of such Pool Member as a Pool Member to the third Quarter Day next falling after such date on the basis of its Customers' metered demand or, where such metered information is not available, the load profiles of its Customers used for the purposes of estimating the consumption of Second Tier Customers; and

(e)	the factors referred to in paragraph (b) above shall in the
case of an External Pool Member be whichever one or more of those factors referred to in paragraph (c) above and those referred to in paragraph (d) above as the Executive Committee considers to be most readily applicable to the Generating Units (if any) of such Pool Member and to the level of demand for Active Energy of that Pool Member across the relevant External Interconnection but as if the references to Customers in paragraph (d) were references to that Pool Member's own requirements;


11.3.2	Calculation:  On or prior to each Quarter Day the
Executive Committee shall, on the basis of information to be supplied by the Settlement System Administrator in accordance with Service Line 10 (Service to CEO and Pool Members), calculate the number of Weighted Votes to which each Pool Member whose Weighted Votes are to be calculated in accordance with Clause
11.2 is entitled in its capacity as a Generator or a Supplier for the Following Quarter, and shall notify each Pool Member and the Director in writing of the number of Weighted Votes of all Pool Members in their respective capacities (whether calculated in accordance with Clause 11.2 or 11.3.1). Subject to Clause 11.5, the determination of the Executive Committee as to the number of Weighted Votes of each Pool Member shall (in the absence of manifest error) be final and binding for all purposes of this Agreement;

11.3.3	Attribution.  If a Pool Member shall receive one
Weighted Vote or no Weighted Votes by reason of the calculations under Clause 11.2 or the foregoing provisions of this Clause
11.3, such Pool Member shall nevertheless be accorded two
Weighted Votes;

11.3.4	Rounding.  In calculating Weighted Votes in accordance
with the provisions of Clause 11.2 and this Clause 11.3, the total GWh for each Generator or (as the case may be) Supplier shall be rounded up or down (.05 being rounded upwards) to the nearest whole number; and

11.3.5	Additional capacity:  For the purposes of Clause 11 any
Pool Member who acquires an additional capacity in which it participates as a Pool Member shall be deemed to have been admitted as a new Pool Member pursuant to Clause 8.2 in that additional capacity and until the third Quarter Day next falling after the date such Pool Member's application to the Executive Committee pursuant to Clause 8.12 is approved, it shall have that number of Weighted Votes in that additional capacity as fall to be determined in accordance with the provisions of Clause 11.3.1. Thereafter, such Pool Member's Weighted Votes shall be calculated in accordance with Clause 11.2.

11.4	Restrictions on Weighted Votes:

11.4.1	Generators:  At no time shall the aggregate number of
Weighted Votes to which both Central Power Limited and Peterborough Power Limited (together with their respective affiliates and related undertakings) are entitled in their capacity as Generators under the foregoing provisions of this Clause 11 exceed 10 per cent of the aggregate number of Weighted Votes to which all Generators are entitled under the foregoing provisions of this Clause 11 and the aggregate number of Weighted Votes to which both such companies are entitled in that capacity shall be limited accordingly and the number of Weighted Votes of each such company in its capacity as a Generator shall be limited accordingly and the number of Weighted Votes of each such company in its capacity as a Generator shall, if necessary, be pro rata reduced;

11.4.2	Suppliers:  At no time shall the aggregate number of
Weight Votes to which both National Power PLC and PowerGen plc (together with their respective affiliates and related undertakings) are entitled in their capacity as Suppliers under the foregoing provisions of this Clause 11 exceed 10 per cent of the aggregate number of Weighted Votes to which all Suppliers are entitled under the foregoing provisions of this Clause 11 and the aggregate number of Weighted Votes to which both such companies are entitled in that capacity shall be limited accordingly and the number of Weighted Votes of each such company in its capacity as a Supplier shall, if necessary, be pro rata reduced; and

11.4.3	Cap on Weighted Votes:

(a)	At no time shall the aggregate number of Weighted Votes to
which a Generator and its affiliates and related undertakings which are also Generators are entitled in their capacity as Generators under the foregoing provisions of this Clause 11 exceed 44 percent of the aggregate number of Weighted Votes to which all Generators are entitled under the foregoing provisions of this Clause 11 (after taking account of any limitation required under Clause 11.4.1) and the aggregate number of Weighted Votes to which such Generator and all such affiliates and related undertakings are entitled in that capacity shall be limited accordingly and the number of Weighted Votes of such Generator and all such affiliates and related undertakings in their capacity as Generators shall, if necessary, be pro rata reduced.

(b)	At no time shall the aggregate number of Weighted Votes to
which a Supplier and its affiliates and related undertakings which are also Suppliers are entitled in their capacity as Suppliers under the foregoing provisions of this Clause 11 exceed 44 percent of the aggregate number of Weighted Votes to which all Suppliers are entitled under the foregoing provisions of this Clause 11 (after taking account of any limitation required under Clause 11.4.2) and the aggregate number of Weighted Votes to which such Supplier and all such affiliates and related undertakings are entitled in that capacity shall be limited accordingly and the number of Weighted Votes of such Supplier and all such affiliates and related undertakings in their capacity as Suppliers shall, if necessary, be pro rata reduced.

(c)	If any limitation or reduction pursuant to paragraph (a) or
(b) above would otherwise result in a Generator or (as the case may be) a Supplier being accorded other than a whole number of Weighted Votes, the Weighted Votes actually accorded to such person shall be rounded down to the nearest whole number.

11.4.4	Interim arrangement:  The Parties acknowledge that the
application of Clauses 11.4.1 and 11.4.2 has been limited to named companies pending resolution of how (if at all) restrictions on Weighted Votes should apply to Generators with second tier supply businesses and to Suppliers with an interest in a generation business. The Parties agree to use all reasonable endeavours to reach an agreed resolution to this issue and to amend this Agreement to give effect thereto no later than 31st March, 1994 (or such later date as the Executive Committee may decide).

11.5	Reference to the Director: If any person as is referred to
in Clause 11.3.1(a) shall dispute the calculation of or the number of Weighted Votes accorded to it in accordance with Clause 11.3.1, such person may refer such dispute to the Director for determination, whose determination as to the calculation of or the number of Weighted Votes to which such person shall be entitled shall be final and binding for all purposes of this Agreement.

11.6	Alteration of Weighted Votes:  The Director may at any time
by notice to the Executive Committee alter the calculation of Weighted Votes set out in Clauses 11.2.1 and 11.2.2 and/or the restrictions on Weighted Votes set out in Clause 11.4 if in his opinion such alteration is required to achieve fair representation for all Pool Members.

11.7	Total Votes:  Each Pool Member shall be entitled to that
number of votes ("Total Votes") calculated in accordance with the following formulae:

		TV = X + Y

	where:

		X =	 A x B
			2 x C

		Y =.A x D
			2 x E

	and where

TV =	the number of Total Votes (rounded up or down, 0.5 being
rounded up) to which such Pool Member shall be entitled

A =	the greater of C and E and, Where C is equal to E, C

B =	the number of Weighted Votes for the time being of such Pool
Member in its capacity as a Generator

C =	the number of Weighted Votes for the time being of all Pool
Members which are Generators, in their capacity as such (ignoring those Generators whose voting rights have been suspended pursuant to this Agreement)

D =	the number of Weighted Votes for the time being of such Pool
Member in its capacity as a Supplier

E =	the number of Weighted Votes for the time being of such Pool
Members which are Suppliers, in their capacity as such (ignoring those Suppliers whose voting rights have been suspended pursuant to this Agreement).

11.8	Calculation of Total Votes:  On or prior to:

11.8.1	each Quarter Day;

11.8.2	each date upon which a New Party is admitted as a Pool
Member;

11.8.3	each date upon which a Pool Member's voting rights have
been suspended or reinstated pursuant to this Agreement; and

11.8.4	each date upon which a Pool Member ceases to be a
Party,

the Executive Committee shall calculate for the Following Quarter or (as the case may be) the remainder of the then current Quarter the number of Total Votes to which each Pool Member is for the time being entitled, and shall notify each Pool Member and the Director in writing of the number of Total Votes of each of the Pool Members. The determination of the Executive Committee as to the number of Total Votes of each Pool Member shall (in the absence of manifest error) be final and binding for all purposes of this Agreement.

11.9	Records:  The Executive Committee shall maintain, and retain for a period of not less than eight years, a register recording the Weighted Votes (as a Generator and as a Supplier) and Total
Votes of each Pool Member, which register shall be open for inspection by any Party at the office of the Secretary during normal business hours.

11.10	Voting on a show of hands:  On a show of hands every
Pool Member present in person shall have only its Membership
Vote.

11.11	Voting on a poll:  On a poll every Pool Member shall
have only its Total Votes. On a poll votes may be given either personally or by proxy.

11.12	Objections:  No objection shall be raised to the
qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive.

12 PROXIES

12.1	Authority:  Any Pool Member entitled to attend and vote at
any general meeting of Pool Members shall be entitled to appoint another person (whether a Pool Member or not) as its proxy to attend, speak and vote in its place, save that a proxy shall not be entitled to vote except on a poll.

12.2	Authentication of proxy:  The instrument appointing a proxy
shall be in writing either under seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Pool
Member.

12.3	Deposit of proxy:  The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or a certified copy of that power or authority shall be deposited at the office of the Secretary or at such other place within the United Kingdom as specified for that purpose in the notice convening the relevant general meeting of Pool Members, not less than 48 hours before the time for holding the meeting or adjourned meeting, at which the person named in the instrument proposes to vote, or, in the case of a poll, not less than 24 hours before the time appointed for the taking of the poll, and in default the instrument of proxy shall not be treated as valid.

12.4	Form of proxy (1):  An instrument appointing a proxy shall
be in the following form or a form as near thereto as circumstances admit:

"POOLING AND SETTLEMENT AGREEMENT FOR THE ELECTRICITY INDUSTRY IN
ENGLAND AND WALES dated 30th March, 1990

We, _________ , of _________ , being a Pool Member (as defined in the above-mentioned Agreement), hereby appoint ___________ of _______ or, failing him, _________ of __________, as our proxy to vote for us on our behalf at the [annual or extraordinary, as the case may be] general meeting of Pool Members, to be held on the ______ day of ______ 19__ , and at any adjournment thereof.

Signed this ______ day of ______ 19___.."

12.5	Form of proxy (2):  Where it is desired to afford Pool
Members an opportunity of voting for or against a resolution the instrument appointing a proxy shall be in the following form or a form as near thereto as circumstances admit:

"POOLING AND SETTLEMENT AGREEMENT FOR THE ELECTRICITY INDUSTRY IN
ENGLAND AND WALES dated 30th March, 1990

We, _________ , of _________ , being a Pool Member (as defined in the above-mentioned Agreement), hereby appoint ___________ of _______ or, failing him, _________ of __________, as our proxy to vote for us on our behalf at the [annual or extraordinary, as the case may be] general meeting of Pool Members, to be held on the ______ day of ______ 19__ , and at any adjournment thereof.

	Signed this ______ day of ______ 19___.."

	This form is to be used	*in favour of the resolution.
					   against

	Unless otherwise instructed, the proxy will vote as he thinks fit.

	*Strike out whichever is not desired."

12.6	Authority to demand a poll:  The instrument appointing a
proxy shall be deemed to confer authority to demand or join in demanding a poll.

12.7	Proxy valid:  A vote given in accordance with the terms of
an instrument of proxy shall be valid notwithstanding the previous revocation of the proxy or of the authority under which the proxy was executed, provided that no intimation in writing of such revocation shall have been received by the Secretary at his office before the commencement of the meeting or adjourned meeting at which the proxy is used.

12.8	Resolution in writing:  A resolution in writing signed by
all the Pool Members for the time being entitled to receive notice of and to attend and vote at general meetings of Pool Members (or by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of Pool Members duly convened and held and may consist of several instruments in like form and executed by or on behalf of one or more Pool Members.

12.9	Corporations acting by representatives at meetings:  Any
company, corporation, partnership, firm, joint venture, trust, association or other organisation which is a Pool Member may by resolution of its directors to other governing body authorise such person as it thinks fit to act as it representative at any general meeting of Pool Members, and references in this Agreement to a Pool Member acting in person (howsoever expressed), shall be deemed to include Pool Members acting by their duly authorised representatives.

13 MATTERS RESERVED TO THE GENERAL MEETING:  CLASS RIGHTS

13.1	Matters reserved generally:

13.1.1	As between the Pool Members each of the matters
referred to in Clause 13.1.2 shall require the prior approval of Pool Members in general meeting before effect is given to the same, such approval to be (subject as provided in Sections 15, 16 and 17 of Schedule 4) by resolution of Pool Members passed by not less than 65 per cent of the Membership Votes or (as the case may be) Total Votes of such Pool Members as (being entitled to do so) vote in person or by proxy at a general meeting of Pool Members of which notice specifying the intention to propose the resolution has been duly given.

13.1.2	The matters referred to in Clause 13.1.1 are:

(a)	the removal of the Settlement System Administrator;

(b)	the appointment and removal of the Pool Auditor;

(c)	any amendment to or variation of this Agreement (other than
any amendment or variation referred to in Clause 13.2.1, 13.2.2 or 13.2.3 or any amendment of or variation to schedule 9
(including any amendment thereto made pursuant to Clause 56.2 or to Schedule 15);

(d)	the approval pursuant to Clause 5.8 of any Recommendation
and pursuant to Clause 5.11 of any Works Programme and any approval pursuant to Clause 5.14;

(e)	the removal of the Pool Chairman; and

(f)	such other matters (not being matters referred to in Clause
9.1.8) which are otherwise designated under this Agreement for reference to the Pool Members in general meeting.

13.2	Matters reserved to particular classes of Pool Members:

13.2.1	As between the Pool Members any amendment to or
variation of this Clause 13.2 shall require the prior approval of the Generators in separate general meeting.

13.2.2	As between the Pool Members each of the following
matters shall require the prior approval of the Suppliers in separate general meeting:

(a)	any change prior to 1st April, 1998 to the standards of
accuracy of Metering Equipment required for Second Tier Customers up to (and including) 100kW or required for No-Pooled Generators;

(b)	any amendment to or variation of Part XI and/or Schedule 18;
and

(c)	any amendment to or variation of this Clause 13.2.

13.2.3	As between the Pool Members any amendment to or
variation of Clause 10.2, 10.6, 13.4, 13.5, 15.2, 15.3, 15.4,
15.5, 15.8, 16.2, 19.2, 22 or 83, Schedule 14 or this Clause 13.2 shall require the approval both of the Generators in separate general meeting and of the Suppliers in separate general meeting.

13.2.4	To every separate general meeting referred to in this
Clause 13.2 the provisions of this Part III relating to general meetings of Pool Members (other than Clause 10.9, save in respect of the attendance by the Pool Auditor or the Director or its or his duly appointed representative) shall apply mutatis mutandis but so that:

(a)	in the case of the Generators, the necessary quorum shall be two Pool Members of that class;

(b)	in the case of the Suppliers, the necessary quorum shall be
eight Pool Members of that class;

(c)	the reference in Clause 10.6.3 to Total Votes shall be
substituted by a reference to Weighted Votes; and

(d)	notice of any such separate general meeting need be given
only to those entitled to attend the same,

and any resolution put to any such separate general meeting shall, to be passed, require (in the case of the Generators) 75 per cent and (in the case of the Suppliers) a simple majority of the total Membership Votes or (as the case may be) Weighted Votes of such Pool Members as (being entitled to do so) vote in person or by proxy at such separate general meeting of which notice specifying the intention to propose the resolution has been duly given.

13.2A	As between the Pool Members any amendment to or
variation of Schedule 22 shall require the approval of the Public
Electricity Suppliers in separate general meeting in accordance with the provisions of that Schedule.

13.3	Provisions cumulative:  The provisions of Clauses 13.1 and
13.2 are cumulative and not exclusive one of the other.

13.4	Executive Committee's referral:  In the event of receipt by
the Secretary from one or more of the Committee Members of a request that any matter resolved upon on a poll by the Executive Committee (or upon which it has been unable or has refused to resolve other than where the taking of a vote has been deferred pursuant to Clause 22.1) be remitted to the Pool Members in general meeting, such request having been received no later than five working days after the date on which the results of such poll were notified to Committee Members (exclusive of the date on which notice was given) (or, as the case may be, the date of its failure or refusal so to resolve), the matter the subject of the relevant resolution shall be remitted to the Pool Members in general meeting and, pending the decision of Pool Members in general meeting, such resolution shall not have effect. The provisions of this Clause 13.4 are subject to the provisions of Clause 61.9.

13.5	Dissentient Pool Member's right of appeal:

13.5.1	Any Pool Member who:

(a).voted against a resolution passed or in favour of a resolution not passed by Pool Members in general meeting; or

(b)	voted against a resolution passed or in favour of a
resolution not passed by Generators or (as the case may be)
Suppliers in separate general meeting; or

(c)	is directly affected by Pool Creditors passing or failing to pass a resolution of Pool Creditors (but only where such resolution does not concern the enforcement or non-enforcement of any payment obligation),

and each Externally Interconnected Party (not being a Pool Member) (each such Pool Member a "Dissentient Pool Member", which expression shall include each such Externally Interconnected Party) shall be entitled within ten working days after the date of such resolution to apply in writing to the Director seeking a ruling that the relevant resolution shall or shall not have effect on the grounds that either:

(i)	the interests of a group of Pool Members (including the
Dissentient Pool Member) or of the Dissentient Pool Member under this Agreement have been or are or will be unfairly prejudiced by the passing of or the failure to pass such resolution; or

(ii)	such resolution will breach, or will cause the Dissentient
Pool Member to be in breach of, one or more provisions of this Agreement or of its License or of the Act.

Any such application shall give detailed reasons and evidence in support and shall be copied to the Executive Committee. The Dissentient Pool Member shall be entitled to mark all or any part of such application as confidential and the Executive Committee shall give such weight as it sees fit to such marking in the copying of such application to those persons whom it is obliged to copy such application. The Executive Committee shall promptly notify all other Pool Members, each Externally Interconnected Party (not being a Pool Member), the Pool Chairman, the Settlement System Administrator and the Pool Funds Administrator of receipt of such application. At the same time as the Executive Committee shall notify all such other Pool Members, each Externally Interconnected Party (not being a Pool Member), the Pool Chairman, the Settlement System Administrator and the Pool Funds Administrator of such receipt, the Executive Committee shall send each of them a copy of the relevant application (amended, if appropriate, to take account of any such marking where the Executive Committee shall have seen fit to do so). The Executive Committee, each Pool Member, each Externally Interconnected Party (not being a Pool Member), the Pool Chairman, the Settlement System Administrator and the Pool Funds Administrator and (if invited by the Director) the Pool Auditor shall each be entitled to make representations to the Director. If the Pool Auditor shall be so invited to make any such representations, the Executive Committee will provide it with a copy of the relevant application (amended, if appropriate, as aforesaid).

13.5.2	Any determination of the Director in respect of any
such application as is referred to in Clause 13.5.1 shall be final and binding. Pending any determination of the Director in respect of any such application, the relevant resolution (if passed) shall not have effect provided that, if the Director shall decline to accept a reference or to make a determination (in either case, for whatsoever reason), such resolution shall take effect from the date that the Director notifies the Executive Committee that he declines to accept the reference or to make the determination.

13.5.3	The Parties acknowledge and agree that the satisfaction
of either of the grounds referred to in Clause 13.5.1(i) or(ii) shall not of itself entitle the Dissentient Pool Member to a determination by the Director in its favour.

PART IV

THE EXECUTIVE COMMITTEE

14 ESTABLISHMENT OF THE EXECUTIVE COMMITTEE

Establishment:  The Pool Members hereby establish the Executive
Committee upon the terms and subject to the conditions of this Agreement.

15 MEMBERSHIP OF THE EXECUTIVE COMMITTEE

15.1	Membership:  Committee Members shall be appointed and
removed in accordance with the following provisions of this Clause 15.

15.2	Right to appoint (Generators):

15.2.1	Subject to Clauses 15.6, 15.7 and 15.8, Generators
shall together have the right to appoint not more than five
Committee Members, such appointments to be made in accordance with the following provisions of this Clause 15.2.

15.2.2	No later than seven days before each annual general
meeting of Pool Members or, failing election at such meeting, seven days before an extraordinary general meeting convened for such purpose each Generator shall be entitled, by notice to the Executive Committee, to propose one person (a "Nominee") to be a Committee Member. Any such proposal to be valid shall be accompanied by a written statement from the Nominee stating that he is aware of the proposal and would be prepared to serve as a Committee Member if elected. As soon as practicable after such seventh day (and in any event before the date of the annual general meeting or, as the case may be, extraordinary general meeting) all Executive Committee shall circulate (or cause to be circulated) to all Generators a list of all the names of the Nominees and of the Generators who proposed them. Such list shall also be circulated at the annual general meeting or, as the case may be, extraordinary general meeting to all Generators present in person or by proxy.

15.2.3	The term of office of Committee Members appointed by
Generators shall be from 1st April in the year of appointment to 31st March in the next following year provided that, if the meeting at which any such Committee Member is appointed is held after 1st April, his term of office shall commence from the time of his appointment. A Committee Member whose term of office has expired or is to expire shall be eligible for re-election.

15.2.4	At each annual general meeting or extraordinary general
meeting of Pool Members resolutions shall be put to the Generators for the election by them of Committee Members from the list of Nominees referred to in Clause 15.2.2. The election shall be conducted in such manner as shall give effect to the following:

(a)	on the first round of voting:

(i)	each Generator (other than Central Power Limited or
Peterborough Power Limited) shall be entitled to vote;

(ii)	each Generator shall have its Weighted Votes (disregarding
for this purpose the restrictions imposed by Clause 11.4.3(a));
and

(iii)	the votes of a Generator and all of its affiliates and
related undertakings which are also Generators may only be cast in favour of one Nominee,

and at the conclusion of the first round the three Nominees with the highest number of Weighted Votes cast in their favour shall be elected Committee Members;

(b)	on the second round of voting:

(i)	each Generator (not being (A) Central Power Limited or
Peterborough Power Limited, (B) a Generator which voted in favour of one of the three Nominees referred to in paragraph (a) above or (C) an affiliate or related undertaking of such Generator) shall be entitled to vote; and

(ii)	each Generator shall have its Weighted Votes (disregarding
for this purpose the restrictions imposed by Clause 11.4.3(a),

and at the conclusion of the second round the Nominee with the highest number of Weighted Votes cast in its favour shall be elected a Committee Member;

(c)	on the third round of voting, each Small Generator which did not vote in the first or second round of voting shall be entitled to vote and at the conclusion of the third round the Nominee with the highest number of votes cast in its favour shall be elected a Committee Member; and

(d)	if in any round of voting there is a tie between two or more
Nominees as to who should be elected a Committee Member, that round of voting shall be reheld and, in the event of another tie, the matter shall be resolved:

(i)	 in the case of a tie at any reheld first or second round of voting, by lot held in such manner as the chairman of the meeting shall decide; and

(ii)	in the case of a tie at any reheld third round of voting, by the casting vote of the Small Generator holding the largest number of Weighted Votes (disregarding for this purpose the restrictions imposed by Clause 11.4.3(a)) and entitled to vote in such third round.

15.3	Right to remove (Generators):

15.3.1	A Committee Member appointed by Generators or any class
of Generators may be removed at any time by written notice of removal given to that Committee Member (copies to the Executive Committee) by or on behalf of that number of those Generators who:

(a)	voted in favour of his appointment;

(b)	are Pool Members at such time; and

(c)	(disregarding for this purpose the restrictions imposed by
Clause 11.4.3(a)) hold more Weighted Votes than the difference between:

(i)	the number of Weighted Votes cost in favour of that
Committee Member; and

(ii)	the number of Weighted Votes cast in favour of the
candidate, in that round of voting, who received the next highest number of Weighted Votes after the Committee Member being removed
(or, if there was no such candidate, zero).

15.3.2	If a Committee Member appointed by Generators is
removed or his office is vacated pursuant to Clause 21, a separate general meeting of Generators shall be convened for the purpose of appointing a substitute Committee Member. To such separate general meeting the provisions of Clause 15.2 shall apply mutatis mutandis but so that only those Generators which:

(a)	are within the class of Generators entitled to vote in
respect of the appointment of the first-mentioned Committee
Member; and

(b)	did not (when that first-mentioned Committee Member was
appointed) by reason of exercising their rights under Clause 15.2 to vote for another candidate disenfranchise themselves from voting in respect of the appointment of the first-mentioned Committee Member (unless the candidate in whose favour those votes were cast were not appointed), shall be entitled to vote on the appointment of his successor (and then in accordance with the relevant paragraph of Clause 15.2.4). Until such successor is appointed the remaining Committee Members appointed (or deemed appointed) by Generators shall be entitled to nominate a successor.

15.4	Right to appoint (Suppliers):  Subject to Clauses 15.6, 15.7 and 15.8, Suppliers shall together have the right to appoint not more than five Committee Members, such appointments to be made in accordance with the provisions of Schedule 14.

15.5	Right to remove (Suppliers):  A Committee Member appointed
(or deemed appointed) by Suppliers or any class of Suppliers may be removed in accordance with the provisions of Schedule 14.

15.6	Director's right to appoint:  If at any time there shall be
no Small Generators, the Parties acknowledge and agree that the Director shall have the right to appoint one person to be a Committee Member to represent the interests of all Small
Generators and to remove from office any person so appointed by him. The foregoing provisions of this Clause 15.6 shall apply mutatis mutandis if at any time there shall be no Independent Suppliers.

15.7	Qualifications on right to appoint:

15.7.1	No person appointed a Committee Member by the
Generators (or any of them) may for the duration of his appointment be appointed a Committee Member by the Suppliers (or any of them) and vice versa.

15.7.2	No person other than an individual shall be appointed a
Committee Member or his alternate.

15.7.3	No person for the time being appointed as Pool Chairman
shall be appointed a Committee Member of his alternate and no person for the time being appointed a Committee Member or his alternate shall be appointed as Pool Chairman.

15.7.4	No person for the time being appointed as Chief
Executive shall be appointed a Committee Member or his alternate and no person for the time being appointed a Committee Member or his alternate shall be appointed as Chief Executive.

15.8	Number:  The maximum number of Committee Members shall not
at any time exceed ten.

15.9	Alternatives:

15.9.1	Each Committee Member shall have the power to appoint
any person (who may be an existing Committee Member) to be his alternate and may at his discretion remove an alternate Committee Member so appointed. Any appointment or removal of an alternate Committee Member shall be effected by notice in writing executed by the appointor and delivered to the Secretary who shall forthwith notify all other Committee Members of such appointment. If his appointor so requests, an alternate Committee Member shall be entitled to receive notice of all meetings of the Executive Committee or of sub-committees or sub-groups of which his appointor is a member and to receive a voting paper on a poll instead of the appointor. He shall also be voting paper on a poll instead of the appointor. He shall also be entitled to attend, speak and vote as a Committee Member at any such meeting at which the Committee Member appointing him is not personally present and at the meeting to exercise and discharge all the functions, powers and duties of his appointor as a Committee Member and for the purposes of the proceedings at the meeting the provisions of this Part IV shall apply as if he were a Committee Member. He shall also be entitled to demand a poll (whether at or after the meeting) pursuant to Clause 22.3, to carry out consultations with Pool Members contemplated by Clause 22.9 insofar as his appointor shall be unable to do so, to act on the instructions of Pool Members duly given to his appointor or to him on behalf of his appointor and to complete his appointor's voting paper on a poll on behalf of his appointor.

15.9.2	Except on a poll, every person acting as an alternate
Committee Member shall have one vote for each Committee Member for whom he acts as alternate, in addition to his own vote if he is also a Committee Member. On a poll, an alternate Committee Member shall be entitled (if his appointor is unable to do so) to exercise (on behalf of his appointor and by completion of the appointor's separate voting paper) all of the votes which his appointor is entitled to cast, in addition to any votes which the alternate is entitled to cast in his own capacity if he is also a Committee Member. Execution by an alternate Committee Member of any resolution in writing of the Executive Committee shall, unless the notice of his appointment provides to the contrary, be as effective as execution by his appointor.

15.9.3	An alternate Committee Member shall ipso facto cease to
be an alternate Committee Member if his appointor ceases for any reason to be a Committee Member.

15.9.4	References in this Agreement to a Committee Member
shall, unless the context otherwise requires, include his duly appointed alternate.

16 POOL CHAIRMAN

16.1	Pool Chairman:  There shall at all times be a Chairman of
the pooling and settlement arrangements for the electricity industry in England and Wales established by this Agreement (the
"Pool Chairman").

16.2	Appointment and Term:

16.2.1	The election of a Pool Chairman shall take place
either:

(i)	at the annual general meeting or (as the case may be) an
extraordinary general meeting of Pool Members convened for that purpose (where practicable) held not less than three months before the end of the term of the then current Pool Chairman; or

(ii)	should the Executive Committee so decide, by a postal vote
in accordance with Clause 16.4, such postal vote to have a closing date which (where practicable) is not less than three months before the end of the term of the then current Pool
Chairman.

16.2.2	Subject to Clause 16.2.4, the term of office of the
Pool Chairman shall be from 1st April in the year of his election to the 31st March falling two years thereafter provided that:

(i)	where the Pool Chairman is to be elected at an annual
general meeting or (as the case may be) an extraordinary general meeting of Pool Members, if the meeting at which he is elected is held after 1st April, his term of office shall commence from such date as the Pool Members in general meeting shall resolve (being no earlier than the date of such meeting);

(ii)	where the Pool Chairman is to be elected by postal vote, if
the closing date of such postal vote is after 1st April, his term of office shall commence from such date as shall be set out in the notice of postal vote which shall have been sent to all Pool Members by the Chief Executive in accordance with Clause 16.4;
and

(iii)	his term of office shall expire before 31st March if he
resigns or is unable for whatever reason to continue to act or if a successor Pool Chairman is elected with a term of office which Pool Members either in general meeting or (as the case may be) by the terms of a postal vote resolve is to commence before that date.

16.2.3	The appointment of the Pool Chairman shall be on such
terms and conditions (including, but not limited to, terms and conditions in relation to reimbursement, hours of work and removal (subject to Clause 13.1.2)) as have been approved by Pool Members in general meeting. Any amendment to those terms and conditions shall require the prior approval of Pool Members in general meeting.

16.2.4	Not later than three months prior to the end of the two
year term of the then current Pool Chairman, Pool Members may either (i) call and hold a general meeting or (ii) call and hold a postal vote and, if the Pool Chairman agrees, may resolve to extend the term of appointment of the Pool Chairman by one year. If the resolution is approved in accordance with the terms of this Agreement then the term of appointment shall be so extended provided that under no circumstances shall the term of appointment exceed three years.

16.2.5	If at any time the Pool Chairman shall resign or be
unable for whatever reason to continue to act, an extraordinary general meeting shall be called in accordance with Clause 9.4 or a postal vote shall be called in accordance with Clause 16.4 for the purposes of electing a successor Pool Chairman. Unless that successor Pool Chairman himself is removed, resigns or is unable for whatever reason to continue to act, he shall hold office until the 31st March falling closest to the date two years after the date of his election and his appointment may be extended in accordance with Clause 16.2.4.

16.3	Transitional Provision:  The appointment of the Pool
Chairman whose two year term of office starts on 1st April, 1996 is hereby ratified and confirmed by all Pool Members.

16.4	Election procedure (postal vote):  The Executive Committee
may (where practicable) resolve to call a postal vote to elect a Pool Chairman. Where the Executive Committee so resolves, such postal vote shall be held in accordance with the following principles:

16.4.1	the Executive Committee shall instruct the Chief
Executive, who shall send a notice to Pool Members, stating that a postal vote has been called and inviting nominations to be sent to the Chief Executive within a period of not less than 21 days from the date of such notice;

16.4.2	once such period for nomination has closed, the Chief
Executive shall send to all Pool Members a ballot paper containing a list of all eligible nominees and a closing date for the receipt by the Chief Executive of completed ballot papers, such date being no less than 21 days from the date of such ballot paper; and

16.4.3	each Pool Member shall have one vote and the successor
Pool Chairman shall be elected by single transferable vote in accordance with the procedures approved by the Executive
Committee.

16.5	Election procedure (general meeting):

16.5.1	Where any successor Pool Chairman is to be elected at
an annual general meeting or (as the case may be) extraordinary general meeting, nominations shall be delivered no later than 21 days prior to the relevant annual general meeting or (as the case may be) extraordinary general meeting.

16.5.2	At the relevant annual general meeting or (as the case
may be) extraordinary general meeting, all eligible nominees shall be proposed by the Pool Chairman (failing whom, the Chief Executive). Each Pool Member shall have one vote and the successor Pool Chairman shall be elected by single transferable vote in accordance with the procedures approved by the Executive Committee.

16.6	Nominations:  Any Pool Member can nominate any one person,
whether not an employee of a Pool Member, to be Pool Chairman. Nominations made pursuant to this Clause 16.6 shall be delivered in writing to the Chief Executive within any time period specified pursuant to Clause 16.4 or (as the case may be) Clause
16.5. Any such nomination shall only be valid where accompanied by a written statement from the nominee stating that he is aware of the proposal and would be prepared to serve as Pool Chairman in accordance with this Agreement and the relevant terms and conditions if elected.

16.7	Functions:  The Pool Chairman shall have and carry out only
such duties and responsibilities and exercise such powers as are expressly provided in this Agreement and in his terms of reference approved by the Executive Committee from time to time. The Pool Chairman shall exercise impartially all such duties, responsibilities and powers.

16.8	No voting rights:  The Pool Chairman in his capacity as Pool
Chairman shall have no voting rights under this Agreement.

16.9	Indemnity:  The Pool Chairman shall be indemnified and kept
indemnified jointly and severally by all Pool Members (and, as between the Pool Members, rateably in the proportion which their respective Contributory Shares bear one to the other at the time of receipt of the request for indemnification) from and against any and all costs (including legal costs), charges, expenses, damages or other liabilities properly incurred or suffered by him in relation to his office as Pool Chairman or the due exercise by him of his powers, duties and responsibilities as Pool Chairman and all claims, demands or proceedings arising out of or in connection with the same except any such costs, charges, expenses, damages or other liabilities which are suffered or incurred or occasioned by the willful default or bad faith of, or breach of duty or trust by, the Pool Chairman. The Pool Members shall, upon request, provide the Pool Chairman with a written deed of indemnity to that effect.


17 CHIEF EXECUTIVE, SECRETARIAT AND SECRETARY

17.1	Chief Executive:

17.1.1	Subject to Clause 15.7.4, a chief executive on the
Executive Committee (the "Chief Executive") shall be appointed and be subject to removal and replacement by resolution of the Executive Committee passed by 70 per cent or more of the votes of all Committee Members (after consultation with the Pool Chairman). The Chief Executive shall be appointed on such terms and conditions as they see fit.

17.1.2	The Chief Executive shall undertake such duties and
responsibilities and exercise such powers in relation to the Executive Committee and its activities as the Executive Committee may from time to time assign to or vest in him.

17.1.3	The Chief Executive shall have the right and shall be
obliged to attend all meetings of the Executive Committee and all meetings of the Pool Members in general meeting. The Chief Executive in his capacity as Chief Executive shall have no voting rights under this Agreement. If for any reason the Chief Executive is unable to attend any such meeting, he shall nominate a representative to attend in his place.

17.1.4	The Executive Committee shall make arrangements for the
remuneration of the Chief Executive and the payment of his costs and expenses and the same shall be recovered in accordance with the PFA Accounting Procedure or as otherwise directed by the Executive Committee from time to time.

17.2	Secretariat:

17.2.1	The Executive Committee may from time to time appoint
and remove, or make arrangements for the appointment and removal of, such personnel as the Executive Committee requires to assist the Executive Committee, any sub-committee of the Executive Committee, the chairman of the Executive Committee or any such sub-committee, the Pool Chairman, the Chief Executive or the Secretary in the proper performance of its or his duties and responsibilities, in each such case upon such terms and conditions as the Executive Committee sees fit.

17.2.2	Any personnel referred to in Clause 17.2.1 shall
undertake such duties and responsibilities and exercise such powers as the Executive Committee may from time to time assign to or vest in him, it or them.

17.2.3	The Executive Committee shall make arrangements for the
remuneration of such personnel as are referred to in Clause
17.2.1 and the payment of their costs and expenses and the same shall be recovered in accordance with the PFA Accounting Procedure or as otherwise directed by the Executive Committee from time to time.

17.3	Secretary:

17.3.1	The Executive Committee may from time to time appoint
and remove, or make arrangements for the appointment and removal of, the Secretary on such terms and conditions as it sees fit.

17.3.2	The Secretary in his capacity as Secretary shall have
no voting rights under this Agreement.

17.3.3	The Secretary shall have and carry out only such duties
and responsibilities as are expressly provided in this Agreement and such other reasonable secretarial and administrative duties and responsibilities as may from time to time be delegated to it by the Executive Committee. If at any time there is no Secretary, the responsibilities and duties of the Secretary under this Agreement shall become those of the Chief Executive or, if there shall be no Chief Executive, the Executive Committee until such time as a Secretary is appointed pursuant to Clause 17.3.1 or a Chief Executive is appointed pursuant to Clause 17.1.1 (and notices to the Secretary under this Agreement shall be re-addressed accordingly.

17.3.4	The Secretary shall be entitled to receive such
remuneration (if any) as the Executive Committee may from time to time approve, such remuneration to be paid to it at such times and in such manner as the Executive Committee shall from time to time direct and to be recovered in accordance with the PFA Accounting Procedure or as otherwise directed by the Executive Committee from time to time. Further, the Secretary shall be paid its reasonable traveling, hotel and incidental expenses of attending and returning from meetings of the Executive Committee or any sub-committee thereof and any general meetings and separate general meetings of Pool Members and all costs and expenses properly and reasonably incurred by it in the performance of its duties and responsibilities under this Agreement. All such costs and expenses shall be recovered in accordance with the PFA Accounting Procedure or as otherwise directed by the Executive Committee from time to time.

17.4	Indemnity:

17.4.1	All Pool Members shall jointly and severally indemnify
and keep indemnified the Chief Executive, the Contract Manager, the personnel referred to in Clause 17.2.1, the Secretary and each member of any sub-committee of the Executive Committee or of any sub-group established by any such sub-committee (other than a Committee Member, but without prejudice to Clause 23.3.4) (and, as between the Pool Members, according to their respective Contributory Shares at the time of receipt of the request for indemnification) from and against any and all costs (including legal costs), charges, expenses, damages or other liabilities properly incurred or suffered by the Chief Executive in relation to his office as Chief Executive or (as the case may be) the Secretary in relation to its office as Secretary or the due exercise by the Chief Executive, the Contract Manager, the said personnel, the Secretary or (as the case may be) any such member of his, their or its power, duties and responsibilities under this Agreement and all the same except any such costs, charges, expenses, damages or other liabilities which are suffered or incurred or occasioned by the wilful default or bad faith of, or breach of obligation by, the Chief Executive, the Contract Manager, such personnel, the Secretary or (as the case may be) any such member.

17.4.2	The Pool Members undertake to enter into an indemnity
if favour of an employer of the Chief Executive, any personnel referred to in Clause 17.2.1, the Secretary or (as the case may be) any such member of any sub-committee of the Executive Committee or of any sub-group established by any such sub-committee as is referred to in Clause 17.4.1 under which they shall jointly and severally indemnify and keep indemnified any such employer in respect of all acts and omissions of the Chief Executive, the Contract Manager, such personnel, the Secretary or (as the case may be) any such member in the performance of his, their or its rights, powers, duties and responsibilities under this Agreement (and, as between the pool Members, according to their respective Contributory Shares at the time of receipt of the request for indemnification under the relevant indemnity).

18 PROCEEDINGS OF THE EXECUTIVE COMMITTEE

18.1	Meetings:

18.1.1	Meetings of the Executive Committee (other than special
meetings referred to in Clause 18.1.3) shall be held at least quarterly (or at such shorter regular intervals as may be agreed from time to time by the Executive Committee) at such time and place in any jurisdiction in which any Pool Member is incorporated or has its principal place of business as may be agreed from time to time by the Executive Committee (or, in default of agreement, as stipulated by the Pool Chairman).

18.1.2	Meetings of the Executive Committee shall be convened
by the Secretary upon giving to the Committee Members, the Pool Chairman, the Chief Executive (if any), the Settlement System Administrator, the Director and the Pool Auditor and (where matters the subject of the agenda referred to in Clause 18.1.4 concern directly the functions, duties or responsibilities of any Externally Interconnected Party (not being a Pool Member), the Pool Funds Administrator, the Grid Operator and/or the Ancillary Services Provider) the relevant one(s) of them at least five working days' notice of the place, the day and the hour of the relevant meeting.

18.1.3	Special meetings of the Executive Committee shall be
convened upon the request of any Committee Member, the Pool Chairman or the Chief Executive. Such request shall be made in writing to the Secretary and shall state the matters to be considered at that special meeting. Upon receipt of such request the Secretary shall convene in accordance with Clause 18.1.1 without delay such special meeting for a date occurring as soon as practicable thereafter but not less than five nor more than ten working days after receipt of such request. If the Secretary shall fail so to convene a special meeting the Committee Member which made such request, the Pool Chairman or (as the case may be) the Chief Executive may himself convene a special meeting, but any meeting so convened shall not be held after the expiration of two months from the date of such request. A special meeting convened under this Clause 18.1.3 by a Committee Member, the Pool Chairman or the Chief Executive shall be convened in the same manner, as nearly as possible, as that in which meetings of the Executive Committee are to be convened by the Secretary pursuant to Clause 18.1.2.

18.1.4	Any notice given under Clause 18.1.2 shall be exclusive
of the day on which it is served or deemed to be served and of the day for which it is given and shall be accompanied by an agenda of the matters to be considered at the relevant meeting together with any supporting documents or papers then available to the Secretary. Any Committee Member may advise additional matters which he wishes to be considered at such meeting by notice to all other Committee Members, the Pool Chairman, the Chief Executive (if any), the Secretary, the Settlement System Administrator, the Director and the Pool Auditor and (where such additional matters concern directly the functions, duties or responsibilities of any Externally Interconnected Party (not being a Pool Member), the Pool Funds Administrator, the Grid Operator and/or the Ancillary Services Provider) the relevant one(s) of them given no later than three working days before the date of such meeting. Only matters identified in such agenda or so advised shall be discussed or resolved upon at such meeting. The accidental omission to give notice of a meeting or accompanying agenda or supporting documents or papers to, or the non-receipt of notice of a meeting or accompanying agenda or supporting documents or papers by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

18.1.5	For any meeting of the Executive Committee, the periods
and methods of notice referred to in the foregoing provisions of this Clause 18 may be waived prospectively or retrospectively with the consent in writing of all such persons as are entitled to attend the relevant meeting.

18.1.6	The Secretary shall prepare minutes of all meetings of
the Executive Committee and shall provide copies thereof to all such person as were entitled to attend the relevant meeting as soon as practicable (and in any event within ten working days) after the relevant meeting has been held. Each person who attended such meeting shall notify his approval or disapproval of the minutes thereof and, if he fails to do so, he or it shall be deemed to have approved the same. The Secretary shall record any such disapproval in the minutes unless the same shall have been withdrawn or the minutes amended with the agreement of the Executive Committee. The Secretary shall provide copies of minutes of meetings of the Executive Committee to any other Party within a reasonable time after request therefor provided that the said time for approving or disapproving the same has expired. Further, the Secretary shall provide copies of such minutes to such persons as the Executive Committee may from time to time direct within a reasonable time after receipt of such direction.

19 CONDUCT OF EXECUTIVE COMMITTEE MEETINGS

19.1	General:  Chairman:

19.1.1	Subject as provided in Clauses 13, 18 and 22 and this
Clause 19, the Executive Committee may meet for the transaction of business, and adjourn and otherwise regulate its meetings, as it shall see fit.

19.1.2	The Pool Chairman shall preside as chairman at every
meeting of the Executive Committee provided that:

(a)	if the Pool Chairman is unable to attend any meeting, he
shall nominate another individual to preside as chairman at that meeting in his place. Such individual shall be a director or senior executive of one of the Pool Members but shall not be a Committee Member or an alternate for any Committee Member; and

(b)	if there is no Pool Chairman or the Pool Chairman or his
duly appointed nominee shall not be present within 15 minutes after the time appointed for the holding of the meeting or the Pool Chairman is unwilling to act, the Committee Members present may appoint one of their number to be chairman of the meeting.

19.1.3	The chairman of the meeting in his capacity as chairman
shall not have any vote at meetings of the Executive Committee.

19 Quorum: No business shall be transacted at a meeting of the Executive Committee unless a quorum is present at the time the meeting proceeds to business. Three Committee Members appointed pursuant to Clause 15.2 and three Committee Members appointed pursuant to Clause 15.4 present in person or by their respective alternates shall constitute a quorum.

19.3	Lack of quorum:  If, within half an hour from the time
appointed for holding any meeting of the Executive Committee, a quorum is not present, the meeting shall be adjourned to the same day in the next week at the same time and place and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for holding the meeting, those present shall constitute a quorum.

19.4	Representation of non-Committee Members:  Each of the
Settlement System Administrator, the Pool Chairman, the Director and the Pool Auditor (or its or his duly appointed representative) shall have the right to attend and speak (but not to vote) at meeting of the Executive Committee. Each Externally Interconnected Party (not being a Pool Member) and each of the Pool Funds Administrator, the Grid Operator and the Ancillary Services Provider (or its duly appointed representative) shall be entitled to attend and speak (but not vote) at meetings of the Executive Committee only where matters directly concerning its functions, duties or responsibilities have been identified or advised as provided in Clause 18.1.4 or if so requested by the Executive Committee. The Chief Executive (or his duly appointed representative) shall have the right to attend and speak (but not vote) at meetings of the Executive Committee and shall be obliged so attend. With the exception of attendances by the Pool Chairman, the Chief Executive and the Pool Auditor, no payment shall be made to any person who has the right by virtue of this Clause 19.4 to attend Executive Committee meetings in respect of any such attendance.

19.5	Written resolutions:  A resolution in writing, executed by
or on behalf of each Committee Member, shall be as valid and effectual as if it had been passed at a meeting of the Executive Committee duly convened and held and may consist of several instruments in like form and executed by or on behalf of one or more of such Committee Members. Any proposed resolution in writing shall be circulated to all those persons who would have been entitled to attend a meeting of the Executive Committee at which such resolution could properly have been passed.

19.6	Default in appointment:  All acts done by any meeting of the
Committee Members or of a sub-committee of the Executive
Committee shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of such Committee Member, be as valid as if such person had been duly appointed.

20 DELEGATION

20.1	Sub-committees:  The Executive Committee may establish sub-
committees.  Each sub-committee:

20.1.1	shall be composed of such persons (whether or not
Committee Members) and shall discharge such rights, powers, duties and responsibilities as from time to time the Executive
Committee considers desirable to delegate to it; and

20.1.2	in the exercise of its rights and powers and the
performance of its duties and responsibilities delegated to it by the Executive Committee shall at all times conduct itself and its affairs in a manner which it considers best designed to give effect to the principal objects and purpose set out in Clause
4.1.2 and to promote, and not obstruct, the fair and efficient operation of the procedures referred to in Clause 4.1.3 so that the objectives set out in Clause 4.1.3 are thereby achieved; and

20.1.3	shall be given written terms of reference and, unless
otherwise varied by the Executive Committee, the provisions of Clauses 18 and 19 shall apply mutatis mutandis to meetings of such sub-committee and the provisions of Clauses 19.4, 23.3.1,
23.3.2 and 23.3.3 shall apply mutatis mutandis in relation to any such sub-committee and the members thereof; and

20.1.4	may establish sub-groups to assist in the discharge of
the rights, powers, duties and responsibilities of such sub-committee, each of which sub-groups shall be given written terms of reference and, unless otherwise varied by the Executive Committee or any sub-committee acting on the authority of the Executive Committee, the provisions of Clauses 18 and 19 shall apply mutatis mutandis to meetings of such sub-groups and the provisions of Clauses 23.3.1, 23.3.2, and 23.3.3 shall apply mutatis mutandis in relation to each such sub-group and the members thereof.

20.2	Nominees:  Upon written request of the Executive Committee
or, in the case of the Settlement System Administrator, Order issued by the Contract Manager under Schedule 4, each Pool Member and the Settlement System Administrator shall:

20.2.1	nominate one or more persons knowledgeable in the
matters referred to, or the subject of consideration by, the relevant sub-committee to attend at meetings of, and otherwise participate as a member of, any sub-committee established by the Executive Committee; and

20.2.2	procure that such nominee(s) shall so attend and
participate at such time or times as the Executive Committee or such sub-committee may require;

provided that a Pool Member shall not be required in any period of 12 months to make available nominees for more than 60 days in aggregate. Save as provided by Clause 23.5 no payment shall be made to Pool Members in respect of any such attendance or participation.

20.3	Member's responsibilities:  To the extent not inconsistent
with the provisions of Clauses 20.1.1, 20.1.2, and 20.1.3 a member of any sub-committee established by the Executive
Committee shall be free to represent the interests of the person or persons which nominated him to that sub-committee but each such person acknowledges and agrees the subordination of those interests to the responsibilities of such sub-committee under Clause 20.1.2.

20.4	Chief Executive:  The Executive Committee may from time to
time delegate all or any of its rights, powers, duties and responsibilities under this Agreement to the Chief Executive upon such terms and conditions as the Executive Committee think fit.

20.5	Effect of decisions:  Resolutions of sub-committees shall
not have binding effect (a) unless and then only to the extent that the Executive Committee shall have delegated the relevant decision-making powers to the sub-committee, or (b) unless approved by resolution of the Executive Committee (and then subject to Clause 13). Meetings of such sub-committees shall, so far as possible, be arranged so that minutes of such meetings can be circulated to each Committee Member in sufficient time for consideration before the next following regular meeting of the Executive Committee. Resolutions of sub-groups shall not have binding effect. The Executive Committee shall remain at all times responsible for the actions of all its sub-committees and sub-groups.

20.6	Other delegation:  Subject to any direction to the contrary
by Pool Members in general meeting but without prejudice to the Executive Committee's rights under Clauses 20.1 and 20.4, the Executive Committee may from time to time delegate in any particular case all or any of its rights, power, duties and responsibilities under this Agreement, including any decision-making powers and the conduct of any review or consultation and the preparation and submission of any report required of it under this Agreement, to such person or persons as it thinks fit and on such terms and conditions as it thinks fit and shall require that, in the performance of the delegated duties, such person or persons shall conform to any regulations that may be imposed on it or them by the Executive Committee.

21 VACATION OF OFFICE BY COMMITTEE MEMBERS

The office of a Committee Member shall be vacated if:

21.1	he resigns his office by notice delivered to the Secretary;
or

21.2	he becomes bankrupt on compounds with his creditors
generally; or

21.3	he becomes of unsound mind or a patient for any purpose of
any statute relating to mental health; or

21.4	he and his alternate fail to attend more than three
consecutive meetings of the Executive Committee; or

21.5	he is removed from office pursuant to Clause 15.3, 15.5 or
(as the case may be) 15.6.

22 VOTING

22.1	Voting:  The chairman of the relevant meeting of the
Executive Committee and any Committee Member may demand that any question or matter arising at a meeting of the Executive Committee be put to a vote of Committee Members. Any vote so demanded shall be taken forthwith or at such other time as such chairman directs not being later than the date of the next meeting of the Executive Committee. Any demand for a vote may, before the vote is taken, be withdrawn.

22.2	Simple majority:  Subject as provided in Clauses 22.3 and
22.11, any question or matter arising at a meeting of the Executive Committee shall be decided by a simple majority of the votes cast at the meeting by Committee Members. On any such question or matter each Committee Member shall be entitled to one vote. In the event of an equality of votes on any resolution put to the Executive Committee, the matter the subject of the relevant resolution shall be remitted to the Committee Members for decision on a poll.

23.3	Demand for a poll:  In respect of any matter or question
which is put to a vote of Committee Members a poll may be demanded (before or after the simple majority vote) either:

22.3.1	at the meeting at which the simple majority vote takes
place, by the chairman of the meeting or by any Committee Member;
or

22.3.2	by no later than five working days after such meeting,
by notice in writing to the Secretary by any Committee Member
(whether or not present at the relevant meeting).

22.4	Effect of decision:  A decision duly made at a meeting of
the Executive Committee shall (unless otherwise determined by the Executive Committee or otherwise provided by the terms of the decision) have immediate effect, unless a poll be duly demanded in accordance with Clause 22.3, in which case, pending the outcome of the vote on a poll, the decision shall cease to or shall not have effect.

22.5	Conduct of a poll:  The Secretary shall without delay
following the demand for, or the remittance of a matter for decision on, a poll despatch to each Committee Member a voting paper in such form as shall be agreed by the chairman of the Executive Committee meeting at which the matter in question was considered or (failing him) the Chief Executive but which shall in any event set out the full text of the resolution in respect of which the poll is required (which shall be the same as the resolution which was put to a simple majority vote), shall provide for each Committee Member to cast votes for or against the resolution and shall specify the date by which votes must be lodged by Committee Members. The Secretary shall at the same time give notice to all Parties that a poll has been demanded and shall specify in such notice the resolution on which the poll has been called (if applicable), the identity of the person (or persons) who has demanded the poll and the date by which votes must be lodged by the Committee Members. The accidental omission to issue a voting paper or to give notice of a poll, or the non-receipt of a voting paper or such a notice by, any person entitled to receive the voting paper or (as the case may be) the notice shall not invalidate the conduct of the poll or the result thereof.

22.6	Votes on a poll:  On a vote on a poll:

22.6.1	the Committee Members shall in aggregate be entitled to
a number of votes equal to the number of votes which the Pool Members would have been entitled to cast on a poll at a general meeting if such meeting had taken place on the day of the Executive Committee meeting at which the matter in question was considered;

22.6.2	the Committee Members appointed (or deemed appointed)
by Generators shall be entitled to case votes on the following basis:

(a)	each Committee Member nominated by a single Generator (which for this purpose shall include affiliates and related undertakings of a Generator which are also Generators) and elected on the first round of voting shall cast the number of votes respectively attributable to that Generator and to its affiliates and related undertakings (in each case, whether as Generators or Suppliers) in accordance with the written instructions of that Generator and of each relevant affiliate and related undertaking;

(b)	the Committee Members not falling within (a) above shall
have the votes attributable to all other Generators (not being those referred to in paragraph (a) above or their affiliates and related undertakings) and shall cast such votes in accordance with the individual written instructions of each such Generator, but so that no Generator shall be entitled to instruct that the votes attributable to it be cast more than once;

22.6.3	the Committee Members appointed by Suppliers shall be
entitled to cast votes on the following basis:

(a)	the Committee Members appointed (or deemed appointed) by
Groups A, B, C and D shall each cast the votes attributable to the members of the relevant Group in accordance with the written instruction so of the individual Suppliers which are members of that Group;

(b)	the Committee Member appointed on behalf of the Independent
Suppliers shall cast the votes attributable to the Independent
Suppliers in accordance with the individual written instructions of each such Supplier;

22.6.4	in the absence of any written instructions from any
Generator or Supplier, a Committee Member shall not be entitled to cast any votes on behalf of that Generator or Supplier;

22.6.5	a Generator or a Supplier may instruct the relevant
Committee Member to abstain from casting any or a specified number of votes on its behalf;

22.6.6	the votes cast by a Committee Member shall not be valid
unless:

(a)	the relevant voting paper shall have been received by the
Secretary on or before the date falling 10 working days after the date on which the voting papers were despatched to Committee Members and the votes cast in such voting paper accord with the written instructions referred to in paragraph (b) below;

(b)	accompanied by a copy of the written instructions given by
or on behalf of the Generator(s) or Supplier(s) whose votes the Committee Member is entitled to cast;

(c)	the Committee Member in other respects shall have complied
with the procedures for votes on a poll (if any) from time to time established by the Executive Committee;

22.6.7	any Generator or Supplier on whose instructions a
Committee Member is required to act in accordance with the foregoing provisions shall be entitled to make arrangements with any other Generator or Supplier on whose instructions that same Committee Member is required to act for the requisite written instructions to be given on its behalf by that other Generator or Supplier. Details of any such arrangement shall promptly be given to the Secretary.

22.7	65 percent majority:  A resolution on a poll shall be
decided by a majority of not less than 65 per cent of the votes duly cast. The Secretary shall as soon as reasonably practicable after the expiry of the 20 working day period for return of voting papers referred to in Clause 22.6.6(a) ascertain the results of the poll in consultation with the Pool Chairman or (failing him) the Chief Executive and thereafter notify all Parties and all other persons entitled or required to attend general meetings of Pool Members of the outcome of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which or after which the poll was demanded.

22.8	Withdrawal of demand:  Any demand for a poll may be
withdrawn by the person who made it at any time provided that notice of withdrawal is received by the Secretary by no later than the seventh working day following the date of the Executive Committee meeting at which the simple majority vote took place. The Secretary shall as soon as reasonably practicable notify all Parties and all other persons entitled or required to attend general meetings of Pool Members of receipt of any such notice of withdrawal.

22.9	Responsibilities of Committee Members:  The Committee
Members shall consult the Pool Members whose votes they are entitled to cast as soon as reasonably practicable following the demand for a poll and shall be required to cast, or to refrain from casting, the votes of such Pool Members in accordance with their individual instructions. The provisions of Clauses 23.1 and 23.2 shall not apply in respect of any vote conducted on a poll.

22.10	Referral to general meetings:  The provisions of this
Clause 22 are subject to the requirements of a referral to the Pool Members in general meeting described in Clause 13.4.

22.11	Civil emergencies:  The provisions of this Clause 22
are subject to the provisions of Clause 61.9.

23 COMMITTEE MEMBERS' RESPONSIBILITIES AND PROTECTIONS

23.1	Executive Committee's responsibilities:  In the exercise of
its powers and the performance of its duties and responsibilities under this Agreement the Executive Committee shall at all times conduct itself and its affairs in a manner which it considers best designed to give effect to the principal objects and purpose set out in Clause 4.1.2 and to promote, and not obstruct, the fair and efficient operation of the procedures referred to in Clause 4.1.3 so that the objectives set out in Clause 4.1.3 are thereby achieved. To the extent not inconsistent with the responsibilities of the Executive Committee under this Clause
23.1 a Committee Member shall be free to give effect to his responsibilities under Clause 23.2 but each of the Pool Members whom such Committee Member represents acknowledges and agrees the subordination of such Committee Member's responsibilities under Clause 23.2 to the responsibilities of the Executive Committee under this Clause 23.1.

23.2	Committee Members' responsibilities:  In the exercise of his powers and the performance of his duties and responsibilities as a Committee Member under this Agreement a Committee Member shall represent:

23.2.1	where he is appointed on the first round of voting
under Clause 15.2.4, the interests of the Pool Member who cast the most number of votes in favour of his appointment;

23.2.2	where he is appointed on the second or third round of
voting under Clause 15.2.4 or where he is appointed pursuant to
Section 6 of Schedule 14, the interests of all Pool Members who were entitled to vote on his appointment (and, for the purposes of this Clause, until the annual general meeting of Pool Members in 1996 Central Power Limited and Peterborough Power Limited shall be deemed to be Pool Members who were entitled to vote on the appointment of the Committee Member appointed on the second round of voting), but so that he shall not incur personal liability as against one or more such Pool Members, if acting bona fide, he acts in a way which gives effect to the interests of one or more other such Pool Members; and

23.2.3	where he is appointed as a Committee Member for a Group
pursuant to Schedule 14, the interests of the PES Members of the Group in respect of which he is appointed.

23.3	Protections:

23.3.1	The Executive Committee, each Committee Member, the
Pool Chairman, the Chief Executive, the Contract Manager and the Secretary shall be entitled to rely upon any communication or document reasonably believed by it or him to be genuine and correct and to have been communicated or signed by the person by whom it purports to be communicated or signed and shall not be liable to any of the Parties for any of the consequences of such reliance.

23.3.2	The Executive Committee, each Committee Member, the
Pool Chairman, the Chief Executive, the Contract Manager and the Secretary may in relation to any act, matter or thing contemplated by this Agreement act on the opinion or advice of, or any information from, any lawyer, banker, valuer, broker, accountant or any other specialist or professional adviser given within the field of expertise usually ascribed to persons of such description or the specialist field of expertise for which he has been retained and duly instructed so to act by the Executive Committee, and shall not be liable for the consequences of so acting. The appointment of any such adviser to the Executive Committee shall be approved by the Executive Committee before any such cost is charged to the PFA Accounting Procedure.

23.3.3	In the event of any conflict or inconsistency, any
directions and instructions of the Director (which the Director is entitled under his statutory or regulatory powers to issue or give) shall prevail over the duties and responsibilities of the Executive Committee or the Secretary under this Agreement and no liability whatsoever shall attach to the Executive Committee or any Committee Member or the Pool Chairman or the Chief Executive or the Contract Manager or the Secretary (as the case may be) as a result of due compliance by it or him with any such directions and instructions.

23.3.4	Each Committee Member shall be indemnified and kept
indemnified by that Pool Member or jointly and severally by those Pool Members whom he represents as provided in Clause 23.2 (and, if more than one, as between the relevant Pool Members rateably in the proportion which their respective Contributory Shares bear one to the other at the time of receipt of the request for indemnification) from and against any and all costs (including legal costs), charges, expenses, damages or other liabilities properly incurred or suffered by him in relation to the Executive Committee or his office as Committee Member or the due exercise by him of his powers, duties and responsibilities as a Committee Member and all claims, demands or proceedings arising out of or in connection with the same except any such costs and expenses referred to in Clause 23.4 which have been recovered in accordance with the PFA Accounting Procedure and any such costs, charges, expenses, damages or other liabilities which are suffered or incurred or occasioned by the wilful default or bad faith of, or breach of duty or trust by, such Committee Member. The Pool Member or (as the case may be) Pool Members whom he represents as aforesaid shall, upon request, provide the relevant Committee Member with a written deed of indemnity to that effect.

23.4	Committee Members' costs and expenses:  Each Committee
Member and each member of any sub-committee or sub-group of the Executive Committee may be paid his reasonable traveling, hotel and incidental expenses of attending and returning from meetings of the Executive Committee or any such sub-committee or sub-group and shall be paid all expenses properly and reasonably incurred by him in the conduct of the business of the Executive Committee or the relevant sub-committee or sub-group or in the discharge of his duties as a Committee Member or (as the case may be) a member of the relevant sub-committee or sub-group. All such expenses shall be recovered in accordance with the PFA Accounting Procedure.

23.5	Committee's costs and expenses:  The Executive Committee and each of its sub-committees and sub-groups shall be entitled to recover all its costs and expenses properly incurred in accordance with the PFA Accounting Procedure. For this purpose, the costs and expenses of the Executive Committee shall include properly incurred costs, expenses and liabilities off or associated with any business accommodation and services required by the Executive Committee, the Chief Executive, the Secretary or the personnel referred to in Clause 17.2.1 and the properly incurred costs and expenses of any consultant or adviser retained by the Executive Committee or any such person in the proper performance of its of his duties and responsibilities.

24 POWER OF THE EXECUTIVE COMMITTEE

24.1	General power:  Subject as otherwise provided in this
Agreement, the Executive Committee shall, as between itself and the Pool Members in general meeting, exercise overall supervision of the Settlement System and its operations.

24.2	Specific powers:  Subject as otherwise provided in this
Agreement, the powers, duties and responsibilities of the Executive Committee shall, as between itself and the Pool Members in general meeting, include:

24.2.1	the specific powers, duties and responsibilities set
out in the Pool Rules;

24.2.2	monitoring on a regular basis the Settlement System
Administrator in its operation of the Settlement System
(including deciding whether to propose to the Pool Members in general meeting for their approval the removal of the Settlement
System Administrator);

24.2.3	the power to appoint and remove the Pool Funds
Administrator and to carry out the other functions ascribed to it in Schedules 11 and 15 and to enter into on behalf of Pool
Members any agreement or arrangement with the Pool Funds
Administrator (or successor Pool Funds Administrator) in substitution of that set out in Schedule 15;

24.2.4	monitoring on a regular basis each of the Grid Operator
and the Ancillary Services Provider in the performance of it obligations under this Agreement;

24.2.5	considering applications by New Parties to be admitted
as parties to this Agreement under Clause 3 and of Parties to be admitted as Pool Members under Clause 8;

24.2.6	considering, amending, substituting, approving and
disapproving all Agreed Procedures, Codes of Practice (including commissioning reviews thereof by the Pool Auditor in accordance with Clause 47.1.5 or by other technical experts) and Service Lines;

24.2.7	the specific powers, duties and responsibilities set
out in Schedule 4;

24.2.8	the specific powers, duties and responsibilities set
out in Schedule 15;

24.2.9	appointing and removing the Pool Auditor, and
instructing the Pool Auditor to conduct audits, reviews, tests and checks and the monitoring and review thereof, all in accordance with Part IX;

24.2.10	opening, maintaining and closing bank accounts for its
own purposes and crediting and debiting sums thereto;

24.2.11	controlling the development of the Pool Rules and
considering and approving or disapproving amendments to the Pool
Rules in accordance with Clause 7.4.2;

24.2.12	commissioning independent reviews of the Scheme and its
operation in accordance with Part XIII;

24.2.13	conducting reviews, preparing Works Programmes and
implementing Transitional Arrangements, all in accordance with Clause 5;

24.2.14	preparing the reports referred to in Clause 9.1.1 and
the business plan referred to in Clause 9.1.6 and preparing and despatching regular quarterly reports to the Parties (with a copy to the Director) in relation to all matters which are the subject of this Agreement and in such reports reviewing performance over the immediately preceding Quarter against the business plan referred to in Clause 9.1.6;

24.2.15	considering any representation from any Pool Member in
relation to any regular quarterly report prepared pursuant to Clause 24.2.14 above or otherwise relating to any matter which is the subject of this Agreement;

24.2.16	overseeing the standards of Metering Equipment and the
Codes of Practice, agreeing in accordance with paragraph 14 of
Schedule 21 dispensation therefrom and reviewing the need for new standards for Metering Equipment and, where it considers such new standards are required, adopting such standards in accordance with the requirements for adoption of Codes of Practice as contained in the definition of Code of Practice) and in accordance with the provisions of Schedule 21;

24.2.17	dealing promptly and efficiently with any dispute
referred to it concerning Settlement or its operation (including with respect to data);

24.2.18	convening in accordance with Clause 9.4 general
meetings of Pool Members or classes of Pool Members and convening in accordance with Clause 9.6 quarterly meetings of Pool Members;

24.2.19	appointing, remunerating and removing the Chief
Executive in accordance with Clause 17.1 and, where permitted by the terms of this Agreement, giving directions and instructions to the Chief Executive, the Contract Manager, the Settlement System Administrator, the Pool Funds Administrator, the Grid Operator, the Ancillary Services Provider, Externally Interconnected Parties (not being Pool Members) and other persons to carry into effect the decisions of the Executive Committee or Pool Members in general meeting or separate general meeting;

24.2.20	if requested by the Director, conveying any direction
or request of the Director to the Settlement System
Administrator, the Pool Funds Administrator, the Grid Operator, the Ancillary Services Provider or any other Party or the Pool
Auditor;

24.2.21	appointing, remunerating and removing in accordance
with the Grid Code one or more persons to represent the Executive
Committee on the Grid Code Review Panel;

24.2.22	appointing, remunerating and removing lawyers, bankers,
valuers, brokers, accountants and other professional and specialist advisers to assist the Executive Committee or any of its sub-committees in the performance of its duties and responsibilities under this Agreement;

22.2.23	subject to any applicable confidentiality provisions,
monitoring any litigation, arbitration or other proceedings affecting or which may affect the Settlement System;

24.2.24	subject to any applicable confidentiality provisions,
advising Pool Members, Externally Interconnected Parties (not being Pool Members), the Settlement System Administrator, the Pool Funds Administrator, the Grid Operator and the Ancillary Services Provider of decisions of the Executive Committee applicable to them or the relevant one(s) of them liaising with all such persons on an ongoing and regular basis;

24.2.25	advising each of the Pool Auditor and the Director of
decisions of the Executive Committee and of Pool Members in general meeting or separate general meeting and liaising with each of the Pool Auditor and the Director on a ongoing and regular basis;

24.2.26	investigating any complaints made by any Pool Member
concerning the Settlement System, the Funds Transfer System (or any part or aspect of any thereof), the Settlement System Administrator, the Pool Funds Administrator, the Grid Operator, the Ancillary Services Provider, the Pool Auditor, the Pool Banker or the Custodian;

24.2.27	approving the Pool Banker and giving instructions for,
or consenting to, the removal of the same;

24.2.28	reviewing and approving or disapproving the Procedures
Manual in accordance with Clause 64;

24.2.29	considering and dealing with any other matter relating
to the Settlement System, the Funds Transfer System (or any part or aspect of any thereof) or its or their operation referred to the Executive Committee by the Pool Members in general meeting or separate general meeting, any Pool Member, the Pool Chairman, the Pool Auditor or the Director and any other matter which is otherwise designated under this Agreement for reference to it; and

24.2.30	determining the amount of the Second Tier Suppliers'
System Charge.

24.3	Exclusion of general meeting powers:  Pool Members in
general meeting shall have no powers in relation to the matters expressly reserved under this Agreement to the Executive
Committee except to the extent that such matters are remitted to the Pool Members in general meeting under Clause 13.4.

PART V

LIMITATION OF LIABILITY

25 LIMITATION OF LIABILITY

25.1	Limitation of liability:  Subject to Clause 25.2 and save
where any provision of this Agreement provides for an indemnity, each Party agrees and acknowledges that no Party (excluding for this purpose the Settlement System Administrator) (the "Party Liable") or any of its officers, employees or agents shall be liable to any of the other Parties for loss arising from any breach of this Agreement other than for loss directly resulting from such breach and which at the date of this Agreement was reasonably foreseeable as not unlikely to occur in the ordinary course of events from such breach in respect of:

25.1.1	physical damage to the property of any of the other
Parties or its or their respective officers, employees or agents;
and/or

25.1.2	the liability of any such other Party to any other
person for loss in respect of physical damage to the property of any other person.

25.2	Death and personal injury:  Nothing in this Agreement shall
exclude or limit the liability of the Party Liable for death or personal injury resulting from the negligence of the Party Liable or any of its officers, employees or agents and the Party Liable shall indemnify and keep indemnified each of the other Parties, its officers, employees or agents from and against all such and any loss or liability which any such other Party may suffer or incur by reason of any claim on account of death or personal injury resulting from the negligence of the Party Liable or any of its officers, employees or agents.

25.3	Exclusion of certain types of loss:  Subject to Clause 25.2
and save where any provision of this Agreement provides for an indemnity, neither the Party Liable nor any of its officers, employees or agents shall in any circumstances whatsoever be liable to any of the other Parties for:

25.3.1	any loss of profit, loss of revenue, loss of use, loss
of contract or loss of goodwill; or

25.3.2	any indirect or consequential loss; or

25.3.3	loss resulting from the liability of any other Party to
any other person howsoever and whensoever arising save as provided in Clauses 25.1.2 and 25.2.

25.4	Trust:  Each Party acknowledges and agrees that each of the
other Parties holds the benefit of Clauses 25.1, 25.2 and 25.3 for itself and as trustee and agent for its officers, employees and agents.

25.5	Survival:  Each of Clauses 25.1, 25.2, 25.3 and 25.4 shall:

25.5.1	be construed as a separate and severable contract term,
and if one or more of such Clauses in held to be invalid, unlawful or otherwise unenforceable the other or others of such Clauses shall remain in full force and effect and shall continue to bind the Parties; and

25.5.2	survive termination of this Agreement.

25.6	Saving:  For the avoidance of doubt, nothing in this Part V
shall prevent or restrict any Party enforcing any obligation
(including suing for a debt) owed to it under or pursuant to this Agreement.

25.7	Full negotiation:  Each Party acknowledges and agrees that
the foregoing provisions of this Part V have been the subject of discussion and negotiation and are fair and reasonable having regard to the circumstances as at the date of this Agreement.

PART VI

THE SETTLEMENT SYSTEM ADMINISTRATOR

26 APPOINTMENT

	ESIS is hereby appointed by each Pool Member and agrees to act as the initial Settlement System Administrator on and subject to the terms and conditions of the SSA Arrangements.

27 [Not used].

28 [Not used].

PART VII

THE SETTLEMENT SYSTEM ADMINISTRATOR'S RESPONSIBILITIES

29 RESPONSIBILITIES

Responsibilities: Without prejudice to the generality of the duties, responsibilities and obligations of the Settlement System
Administrator provided elsewhere in the SSA Arrangements.

29.1	Provision of information:  The Settlement System
Administrator shall provide each Pool Member and the Ancillary Services Provider upon request with a certified copy of such records, data and other information concerning amounts payable by or to such Pool Member and the Ancillary Services Provider as such Pool Member may reasonably request for the purpose of establishing the amounts which are owed to or by such Pool Member in accordance with this Agreement, and in any event such information as any Pool Member may request from the Settlement System Administrator in order to establish or prove a claim to any amounts due or claimed to be due. The Settlement System Administrator shall provide such information forthwith upon request or (if so required by the Settlement System Administrator) upon delivery of a certificate from the Pool Member's counsel certifying that such information is required for such purpose. Each of the Parties agrees to the release of all such records, data and other information in the circumstances described in this Clause 29.1.

29.2	Arrangements with the Grid Operator and Ancillary Services
Provider: Each of the Settlement System Administrator, the Grid Operator and the Ancillary Services Provider shall make and maintain arrangements with each other whereby such data and other information as may be collected or received by any of them or necessary for the purposes of the Settlement System, the Ancillary Services Business or (as the case may be and subject to Clause 69) the operation of the NGC Transmission System or the performance by the Grid Operator of its obligations under the NGC Transmission Licence shall be provided to such respective obligations under this Agreement, the Grid Code, any Ancillary Services Agreement and/or the NGC Transmission Licence. Each of the Parties agrees to the release of all such data and other information in the circumstances described in this Clause 29.2.

29.3	Arrangements with the Pool Funds Administrator:  The
Settlement System Administrator and the Pool Funds Administrator shall make and maintain arrangements with each other whereby:

(a).sufficient data and other information is provided by the Settlement System Administrator to the Pool Funds Administrator as to enable the Pool Funds Administrator to perform its obligations under this Agreement and the Funds Transfer Agreement
; and

(b)	sufficient data and other information is provided by the
Pool Funds Administrator to the Settlement System Administrator as to enable the Settlement System Administrator to perform its obligations under this Agreement.

Each of the Parties agrees to the release of all such data and other information in the circumstances described in this Clause
29.3.

30 [Not used].

31 [Not used].

32 [Not used].

33 [Not used].

34 COSTS, FEES AND EXPENSES

34.1	Schedule 4:  The provisions of Schedule 4 shall have effect.

34.2	Fees:

34.2.1	Each Party which is not a Pool Member (other than the
Settlement System Administrator, the Pool Funds Administrator, the Grid Operator and the Ancillary Services Provider) shall pay the Settlement System Administrator a fee as provided in Section 8 of Part G of the Appendix to Schedule 4 in respect of the provision to such Party of all data and other information which is required by the terms and conditions of Service Line 10 (Service to CEO and Pool Members to be made available to it by the Settlement System Administrator.

34.2.2	A Party may at any time by notice in writing to the
Settlement System Administrator elect not to be provided with all or some of the data and other information to which it is entitled from the Settlement System Administrator under this Agreement and may change such election at any time upon further written notice to the Settlement System Administrator.

34.3	Charges:  The Executive Committee shall be entitled to
require that a fee or other charge (not exceeding 500 pounds sterling per dispute or such other sum as the Pool Members in general meeting may from time to time approve) be levied on and paid by a Party in respect of any dispute concerning Settlement or its operation (including with respect to data) referred by such Party for determination to the Executive Committee or any sub-committee thereof. Such fee or other charge shall be levied, paid and collected in such manner and at such time as the Executive Committee shall direct and the relevant Party hereby undertakes to pay any such fee or other charge so levied. Any such fee or other charge shall at the option o f the Executive Committee (i) be refunded in whole or in part to the Party which paid the same, or (ii) be applied against the administration costs of whatsoever nature of the Executive Committee or the relevant sub-committee.

34.4	Externally Interconnected Parties' costs:

34.4.1	An Externally Interconnected Party shall be entitled to
recover in accordance with this Clause 34.4 its costs and expenses reasonably incurred in acting in accordance with this Agreement as the Externally Interconnected Party for its Corresponding External Pool Members (as defined in the Pool Rules).

34.4.2	Not later than 30 days after the beginning of each
Accounting Period (commencing with the Accounting Period beginning in 1992) each Externally Interconnected Party shall submit in writing to the Executive Committee for approval (such approval not to be unreasonably withheld) reasonable details of the costs and expenses anticipated as likely to be incurred by it in its capacity as an Externally Interconnected Party in that Accounting Period and (commencing with the Accounting Period beginning in 1993) of the actual costs and expenses so incurred by it in the immediately preceding Accounting Period. If approved by the Executive Committee, all such costs and expenses shall be recovered by an Externally Interconnected Party from its Corresponding External Pool Members in accordance with Clause
34.4.3. If not so approved, the Externally Interconnected Party shall revise and resubmit to the Executive Committee the said details as often as may be required in order to obtain such approval.

34.4.3	Each Corresponding External Pool Member shall reimburse
its Externally Interconnected Party its due proportion of all its Externally Interconnected Party's approved costs and expenses within 28 days after receipt of an invoice from its Externally Interconnected Party. The Externally Interconnected Party shall issue invoices in respect of each Quarter on or after the Quarter Day relating thereto. Invoices shall be based on approved anticipated costs and expenses for the relevant Accounting Period and the first invoice for each Accounting Period (commencing with the Accounting Period beginning in 1993) shall include any correction that may be necessary on account of the approved actual costs and expenses being different from the approved anticipated costs and expenses for the immediately preceding Accounting Period.

34.4.4	For the purposes of this Clause 34.4 a Corresponding
External Pool Member's due proportion of its Externally
Interconnected Party's approved costs and expenses for each Quarter shall be calculated as follows:

(a)	the aggregate of the Externally Interconnected Party's
approved costs and expenses shall be divided by two;

(b)	as to one half of such approved costs and expenses, the
Corresponding External Pool Member's due proportion shall be the proportion which the sum of (i) the number of its Generation Trading Blocks and (ii) one (representing the notional Consumer referred to in paragraph 26.5.2(d) of the Pool Rules) bears to the sum of (a) the total number of the Generation Trading Blocks of all Corresponding External Pool members the Externally Interconnected Party of which is the same as that for the Corresponding External Pool Member in question and (b) the number of all such Corresponding External Pool Members, and each such Corresponding External Pool Member shall for this purpose be allocated at least one Generation Trading Block; and

(c)	as to the other half of such approved costs and expenses,
the Corresponding External Pool Member's due proportion shall be the proportion which its Gross Traded Energy for the Quarter in question bears to the aggregate of the Gross Traded Energy for that Quarter of all Corresponding External Pool Members the Externally Interconnection Party of which is the same as that for the Corresponding External Pool Member in question, and for this purpose "Gross Traded Energy" in respect of any Quarter and any Corresponding External Pool Member shall be the aggregate amount of Active Energy (measured in kWh ) bought and sold pursuant to this Agreement by such Corresponding External Pool Member in its capacity as such in that Quarter.

34.4.5	The foregoing provisions of this Clause may be amended
or varied in respect of an Externally Interconnected Party and its Corresponding External Pool Members (or any of them) by prior written agreement of that Externally Interconnected Party, all its Corresponding External Pool Members and the Executive Committee.

34A SECOND TIER SYSTEM CHARGES

34A.1	The Following provisions of this Section 34A shall
apply in respect of each of the Accounting Periods beginning on 1st April, 1994, 1st April, 1995, 1st April, 1996 and 1st April,
1997 (each a "Specified Accounting Period").

34A.2	Subject to Section 34A.6, the Second Tier Suppliers'
System Charge for a Specified Accounting Period shall be determined by the Executive Committee as the amount per annum to be charged to each Second Tier Supplier in respect of each Second
Tier System supplied by such Supplier.

34A.3	Subject to Section 34A.6, the Second Tier Suppliers'
Non-Pooled Generation System Charge for a Specified Accounting Period shall be determined by the Executive Committee as the amount per annum to be charged to each Second Tier Supplier in respect of each Non-Pooled Generator for whose Metering System such Second Tier Supplier is the Registrant.

34A.4	Subject to Section 34A.6, the Suppliers' System Charge
for a Specified Accounting Period shall be determined by the Executive Committee as the amount per annum to be charged to each Supplier (other than a Second Tier Supplier) in respect of each Non-Second Tier System in that Supplier's authorised area.

34A.5	The second tier system charge payable by a Supplier in
respect of each calendar month in a Specified Accounting Period shall be calculated as follows:

(a)	in respect of each Second Tier Supplier, in accordance with
the following formula:

Second Tier Suppliers' System Charge times NOSP divided by 12 where NOSP is the total number of Second Tier Systems supplied by such Supplier at the beginning of the relevant calendar month;

(b)	in respect of each Second Tier Supplier and in addition to
the charge in Section 34A.5(a), in accordance with the following formula:

Second Tier Suppliers' Non-Pooled Generation System Charge times
NNPG divided by 12

where NNPG is the total number of Metering Systems of Non-Pooled
Generators for which such Second Tier Supplier is the Registrant at the beginning of the relevant calendar month;

(c)	in respect of each Supplier (other than a Second Tier
Supplier), in accordance with the following formula:

Suppliers' System Charge times NMS divided by 12

where NMS is the total number of Non-Second Tier Systems in that Supplier's authorised area as at the beginning of that month;

(d)	for these purposes, the numbers of Second Tier Systems and
of Non-Second Tier Systems as at the beginning of each calendar month shall be as notified to the Settlement System Administrator (who shall then notify the Director) by the relevant Suppliers (and the Settlement System Administrator being entitled, in the absence of any notification to the contrary, to rely on the last such notification and other information in its possession) and, in the event of any dispute between the Parties, shall be as determined by the Director (whose determination shall be final and binding); and

(e)	only those Second Tier Systems in respect of which data
collection costs are incurred by Second Tier Agents or the Settlement System Administrator shall be used in determining the number of Second Tier Systems.

34A.6	If in respect of any Specified Accounting Period (other
than the one beginning on 1st April, 1997) the aggregate of all second tier system charges payable pursuant to Sections 34A.5(a), 34A.5(b) and 34A.5(c) and received by the Settlement System Administrator is less than or (as the case may be) more than the Total Second Tier System Charges for such Specified Accounting Period the deficit or (as the case may be) the surplus shall be carried forward to the immediately succeeding Specified Accounting Period and shall be included in the calculation of the Total Second Tier System Charges therefor.

34A.7	The Executive Committee will use its reasonable
endeavours to ensure that the aggregate of all second tier system charges payable pursuant to Sections 34A.5(a), 34A.5(b) and 34A.5(c) and received by the Settlement System Administrator in respect of the Accounting Period beginning on 1st April, 1997 meets the Total Second Tier System Charges specified for that Accounting Period. There shall be no carry forward of any such deficit or surplus arising in respect of the Specified Accounting Period beginning on 1st April, 1997.

PART VIII

THE SETTLEMENT SYSTEM AND COMPUTER OPERATIONS

35 DEVELOPMENT OF THE SETTLEMENT SYSTEM

35.1	Development:  The Settlement System shall be developed under the overall control of the Executive Committee. All developments of and changes to the Computer Systems shall be made in accordance with the terms and the Development Policies.

35.2	Delegation:  Save as provided by the Development Policies,
the Executive Committee shall be entitled to delegate all or any of its rights, powers and duties under Clause 35.1 and the Development Policies to such person(s) and on such terms and conditions as from time to time it may see fit.

35.3	Development Policies:

35.3.1(a)	the matters addressed by the Development Policies are
set out in the list of contents in the Development Policies.
These general headings define the scope of the Development
Policies.

35.3.1(b)	The scope of the Development Policies may be amended at
any time and from time to time by written agreement of the Executive committee and the Settlement System Administrator.

35.3.1(c)	Any amendment to any of the matters addressed by the
Development Policies or any addition or substitution to the Development Policies which does not extend or restrict (other than in a way or to an extent which can reasonably be regarded as de minimis) the scope of the Development Policies may be made at any time and from time to time, and shall be effective if so made, by the Executive Committee after consultation with the Settlement System Administrator unless such matter is one covered by the headings in Schedule 16 and in which event such amendment, addition or substitution may be made and shall be effective only by written agreement of the Executive Committee and the Settlement System Administrator.

35.3.2	Without prejudice to Clause 35.3.1(c), Schedule 16 may
be changed at any time and from time to time by written agreement of the Executive Committee and the Settlement System
Administrator.

35.3.3	Each of the Parties undertakes to comply with (and the
Pool Members undertake to ensure that the Executive Committee complies with) the Development Policies.

35.4	SSA's comments:  The Executive Committee or the particular
sub-committee or sub-group in respect off any development of the Settlement System shall take into account all reasonable comments of the Settlement System Administrator in relation to the specification, design, testing and implementation requirements of any development of the Settlement System where such comments relate to the operational compatibility or consistency with the Settlement System or the ability of the Settlement System Administrator to comply with this Agreement, the Act or NGC's Transmission Licence.

35.5	Provision of data and information:  Each Party shall ensure
that all data and information necessary to enable any testing of the Settlement System or any development thereof or change thereto required under the Development Policies and which is permitted to be released by the Settlement System Administrator under the Pool Rules or as otherwise expressly provided herein is supplied to the Executive Committee or as it may direct and to the Settlement System Administrator, and each Party shall use all reasonable endeavours to co-operate with and support any such testing.

35.6	Provision of data and information to authorised person:  The
Parties shall provide or ensure that the Settlement System Administrator provides all data and information required under Clause 35.5 to such persons as may from time to time be authorised by the Executive Committee to receive the same provided that such persons shall have executed a confidentiality undertaking in such form as the Executive Committee may from time to time determine. If the Settlement System Administrator is not permitted to required to release any data and information by reason only of the confidential nature of such data and information it shall and may provide representative data to the extent required for such testing.

35.7	Inconsistencies and conflicts:  In the event of any
inconsistency or conflict between the provisions of this Agreement and the provisions of the Development Policies, the provisions of this Agreement shall prevail.

36	CHANGE MANAGEMENT

36.1	Change Management Policies:  In order to ensure that
developments of and changes to the Settlement System are brought into effect in an ordered and controlled manner, each of the Parties undertakes to comply with the Change Management Policies.

36.2	Amendments:  The Change Management Policies may be amended
at any time and from time to time by the Executive Committee after consultation with the Settlement System Administrator.

37 SOFTWARE

37.1	[Not used].

37.2	Warranties:  Without prejudice to Service Line 19 (System
Integration) and Section 9 of Schedule 4, nothing in this Agreement shall imply or impose any requirement on the Settlement
System Administrator to give any warranty with respect to any Software.

37.3	No liability:  Each Party acknowledges that neither NGC nor
Energy Settlements and Information Services Limited shall have any liability in respect of any software developed before the Effective Date.

38 [Not used]

39 [Not used]

40	[Not used]

41 NOTIFICATION OF DEFECTS BY POOL MEMBERS

Each Pool Member undertakes to the Settlement System Administrator and each other Pool Member promptly to notify the Settlement System Administrator and the Executive Committee in writing of any defects of which it is or becomes aware in the Software or its operation and to provide such further information as may reasonably be required by the Settlement System Administrator to identify, isolate and correct such defect.

42 [Not used]

43 [Not used]

44 [Not used]

45 ESCROW ARRANGEMENTS

45.1	Escrow Agreement:  On 17th March, 1992 the Settlement System
Administrator (for itself and on behalf of the Pool Members acting through the Executive Committee) entered into an escrow agreement (the "Escrow Agreement") in the form set out in
Schedule 7 with the National Computing Centre Limited (the
"Custodian"). The Settlement System Administrator has deposited or will deposit as soon as it comes into existence:

45.1.1	a copy of the source code and load (machine executable)
modules relating to all Developed Application Software (as defined in Schedule 4) together with all job control language and licensed software system tables, each in a machine readable form and the source code and job control language in a hard copy for; and

45.1.2	a copy of all related manuals and other associated
documentation, including:

(a)	any user requirement documents, together will all associated authorised change requests;

(b)	any functional specification documents associated with those documents described in paragraph (a) above, together with all authorised change requests associated with the relevant functional specification;

(c)	to the extent available to the Settlement System
Administrator, any design specification documents associated with those documents described in paragraphs (a) and (b) above, together with all authorised change requests associated with the relevant design specification;

(d)	any program and/or user guides prepared to assist in the
day-to-day operation and future development of the computer programs (including records of test cases together with the associated test input and output data used for validation purposes);

(e)	any relevant test strategy schedules and acceptance test
schedules as specified for functional and operational end to end testing;

(f)	any relevant test acceptance certificates and reports for
all tests recording comments and observations made on the appropriate test where such tests are commissioned by the Settlement System Administrator;

(g)	any relevant client acceptance certificates and Pool
Auditor's reports, together with any reports recording such clients' and the Pool Auditor's observations and comments on the tests;

(h)	any relevant compilation or detailed operating procedures
required in connection with any of the relevant paragraphs in this Clause 45.1.2;

(i)	all Software licences for Licensed Application Software (as
defined in Schedule 4); and

(j)	a list detailing all versions of Licensed Application
Software (including operating systems and compilers) used in creating each version of the object code detailing the version numbers used and any program temporary fixes or equivalent mode,

(together the "Material").

If, after the consultation with the Settlement System
Administrator, the Executive Committee shall so request:

(A)	the Settlement System Administrator shall use its reasonable endeavours (which may include the payment of a fee or further fee recoverable through the Charging Procedure) to procure that any licence for any Licensed Application Software is on terms or amended terms that permit the deposit of such Licensed
Application Software with a reputable software escrow agent approved by the Executive Committee on the terms of an escrow agreement approved by the Executive Committee and the Settlement System Administrator (in the case of the Settlement System Administrator such approval not to be unreasonably withheld), and

(B)	NGC shall use its reasonable endeavours to procure that any
licence for any Licensed Application Software licensed by it to the Settlement System Administrator is on terms or amended terms that permit the deposit of such Licensed Application Software with a reputable software escrow agent approved by the Executive Committee on the terms of an escrow agreement approved by the Executive Committee and NGC (in the case of NGC such approval not to be unreasonably withheld).

45.2	Updating:  The Settlement System Administrator shall ensure
that the Material deposited with the Custodian is kept fully up-to-date and reflects all Modifications (as defined in the Escrow Agreement) and shall deposit a copy of all Modifications with the Custodian as soon as the same are available, all in accordance with the terms and subject to the conditions of the Escrow Agreement.

45.3	Notification to Executive Committee:  The Settlement System
Administrator shall notify the Executive Committee promptly of the delivery of each Modification to the Custodian.

45.4	Amendments:  Any amendment to or variation of the Escrow
Agreement shall be made in accordance with tits terms provided that the Settlement System Administrator shall not make or agree to any such amendment or variation without the prior written consent of the Executive Committee.

46 [Not used]

PART IX

THE POOL AUDITOR AND SCHEDULING AND DESPATCH REVIEWS

47 THE POOL AUDITOR AND SCHEDULING AND DESPATCH REVIEWS

47.1	Appointment and removal:  The Executive Committee shall
(after consultation with the Settlement System Administrator) from time to time appoint a firm of accountants of internationally recognised standing to carry out:

47.1.1	audits of the calculations and allocations performed by
the Settlement System, such audits to be carried out annually;

47.1.2	audits of the Funds Transfer System, such audits to be
carried out annually;

47.1.3	tests and/or checks on new items or versions of
Software;

47.1.4	reviews of Agreed Procedures and Codes of Practice, as
required from time to time by the Executive Committee; and

47.1.5	audits, reviews, tests and/or checks of such other
matters as are otherwise designated under this Agreement for reference to it and, where not so designated, such other audits, reviews, tests and/or checks as the Executive Committee may from time to time reasonably require( having regard, in particular, to the disruptive effect of the same on the business and operations of the Parties), and to assist, upon request of the Executive Committee, in the preparation of Works Programmes pursuant to Clause 5.9.

The Executive Committee shall have the right at any time and from time to time (after consultation with the Settlement System Administrator) to remove from office as Pool Auditor any firm of accountants so appointed by it, but the Executive Committee shall ensure that there shall at all times be a Pool Auditor.

47.2	Scheduling and Despatch Review:

47.2.1	The Grid Operator shall (after consultation with the
Executive Committee) decide upon the appointment from time to time of such firm of accountants of internationally recognised standing as the Executive Committee shall approve (such approval not to be unreasonably withheld or delayed) to carry out reviews ("Scheduling and Despatch Reviews") of the Scheduling and Despatch processes under the Grid Code, such reviews to be carried out, until the first anniversary of the Effective Date, at such time or times as shall be agreed between the Grid Operator and the Executive Committee and, thereafter, annually. The objective and scope of each such review is set out in
Schedule 19.

47.2.2	The Grid Operator shall have the right at any time and
from time to time (after consultation with the Executive Committee) to decide upon the removal from office of the firm of accountants so appointed by it with the consent of the Executive Committee (such consent not to be unreasonably withheld or delayed).

47.2.3	The auditor carrying out the Scheduling and Despatch
Review shall report to the Grid Operator.

47.3	Scope of Work:

47.3.1	The terms of engagement and scope of the work to be
carried out by the Pool Auditor shall be in accordance with the terms of this Agreement and as determined from time to time by the Executive Committee (after consultation with the Pool Auditor and, where appropriate, the Settlement System Administrator or the Pool Funds Administrator) and the Pool Auditor shall report to the Executive Committee. The Executive Committee shall, upon request, provide each Pool Member, the Director, any Party which has applied pursuant to Clause 8.2 to become a Pool member and (as appropriate) the Settlement System Administrator or the Pool Funds Administrator with a copy of such terms of engagement.

47.3.2	Any opinion or report of the auditor carrying out the
Scheduling and Despatch Review shall be addressed to the Grid Operator (for its own benefit) and a copy thereof shall be sent to the Executive Committee and to each Pool Member, the Director, the Settlement System Administrator and the Pool Funds Administrator (each of whom shall be entitled to rely on it).

47.4	Notification of disputes:  Upon written request of the Pool
Auditor or, where the dispute relates to Scheduling and Despatch, the auditor carrying out the Scheduling and Despatch Review, a Party shall promptly provide the Pool Auditor or (as the case may be) the auditor carrying out the Scheduling and Despatch Review with a written statement of all disputes under or in connection with this Agreement or any Ancillary Services Agreement which are then outstanding and which involve such Party or which the relevant Party believes may arise and are likely to involve such Party, and (subject to any supervening obligations of confidentiality binding on such party) such statement shall include reasonable details of each such dispute.

48 AUDIT INSTRUCTIONS

48.1	Frequency:

48.1.1	Audits, tests, reviews and checks pursuant to Clause
47.1 shall be carried out at such time or times as the Executive Committee shall determine (after consultation with the Pool Auditor and, where appropriate, the Settlement System Administrator or the Pool Funds Administrator) and any such audit, test, review or check shall relate to such period(s) as the Executive Committee and the Pool Auditor shall agree.

48.1.2	The review pursuant to Clause 47.2 shall be carried out
at such time or times as the Grid Operator shall determine and the Executive Committee shall approve (such approval not to be unreasonably withheld or delayed).

48.1.3	In good time before each annual general meeting of Pool
Members:

(a)	the Executive Committee shall instruct the Pool Auditor to
prepare the report referred to in Clause 9.1.2; and

(b)	the Grid Operator shall instruct the auditor carrying out
the Scheduling and Despatch Review to prepare the report referred to in Clause 47.2.3.

48.2	Opinions and reports:  Any opinion or report of the Pool
Auditor required by the Executive Committee shall be addressed to the Executive Committee for the benefit of all Pool Members and to such other person(s) as the Executive Committee may direct and a copy thereof shall be sent by the Executive Committee to each Pool Member and the Director and, if requested and the Executive Committee approves, the Settlement System Administrator and the Pool Funds Administrator shall be entitled to rely upon the same in any legal proceedings (including arbitration)).

48.3	Concerns and recommendations:

48.3.1	In instructing the Pool Auditor in respect of any of
the matters referred to in Clause 47.1 the Executive Committee shall require the Pool Auditor:

(a)	forthwith to report any material concerns with respect to
matters the subject of the relevant audit, test, review and/or check; and

(b)	to make such recommendations as to changes in the
procedures, controls and/or audit coverage as the Pool Auditor considers appropriate.

Upon receipt of any such report or recommendation the Executive Committee shall, after consultation with the Settlement System Administrator or (in the case of the review referred to in Clause 47.1.2) the Pool Funds Administrator, prepare and send or cause to be prepared and sent a report to Pool Members, the Pool Auditor and the Director and the Settlement System Administrator or (as the case may be) the Pool Funds Administrator enclosing a copy of the Pool Auditor's report or recommendation. The Executive Committee shall instruct the Settlement System Administrator or (as the case may be) the Pool Funds Administrator to carry out such corrective action as the Pool Members in general meeting may approve or (where such approval is not required by the terms of this Agreement) as the Executive Committee may resolve consequent upon receipt of the Executive Committee's report ( which the Settlement System Administrator and the Pool Funds Administrator undertake promptly to do).

48.3.2	In instructing the auditor in respect of the Scheduling
and Despatch Review the Grid Operator shall require the auditor to make the reports and recommendations referred to in Clauses 48.3.1(a) and (b). Upon receipt of a copy of any such report or recommendation the Executive Committee shall, after consultation with the Settlement System Administrator and the Grid Operator, prepare or send or cause to be prepared and sent a report to Pool members, the auditor carrying out the Scheduling and Despatch Review and the Settlement System Administrator enclosing a copy of the report or recommendation. The Executive Committee may instruct the Grid Operator to carry out such corrective action as may be reasonable and practicable in all the circumstances and which is consistent with the Grid Code which the Pool Members in general meeting shall approve.

48.4	Access:

48.4.1	To the extent that the Pool Auditor reasonably requires
in order to be satisfied that the Pool Funds Administrator is complying with its obligations under this Agreement and the Agreed Procedures, the Pool Funds Administrator shall permit the Pool Auditor unrestricted access to its operation of the Funds Transfer System, the Funds Transfer Hardware and the Funds Transfer Software and all data used, information held and records kept by the Pool Funds Administrator or its agents in the conduct of that operation and shall make available members of its staff to explain such operation and such other issues as the Pool Auditor considers relevant.

48.4.2	The Grid Operator shall permit the auditor carrying out
the Scheduling and Despatch Review unrestricted access to that part of its business as relates to Scheduling and Despatch and the operation of BPS GOAL and all data used, information held and records kept by the Grid Operator in the conduct of such business and shall make available members of its staff to explain such operations and such other issues as the auditor considers relevant.

48.5	Costs:

48.5.1	The costs of any corrective action on the part of the
Settlement System Administrator pursuant to Clause 48.3.1 shall be as agreed between the Pool Auditor and the Executive Committee (after consultation with the Settlement System Administrator) and shall be borne in accordance with the PFA Accounting Procedure.

48.5.2	The costs of any audit, test, review or check pursuant
to Clause 47.1.1 to 47.1.5 (Inclusive) and any corrective action on the part of the Pool funds Administrator pursuant to Clause
48.3.1 shall be as agreed between the Pool Auditor and the Executive Committee (after consultation with the Pool Funds Administrator in the case of any such corrective action) and shall be borne by the Pool Funds Administrator and recovered by it in accordance with the PFA Accounting Procedure.

48.5.3	The costs of any review pursuant to Clause 47.2 and any
corrective action on the part of the Grid Operator pursuant to Clause 48.3.2 shall be borne by the Grid Operator.

48.6	Conflict:  The Executive Committee shall require the Pool
Auditor and the auditor carrying out the Scheduling and Despatch
Review to disclose to the Executive Committee the existence and nature of all audit assignments with any Party.

48.7	Own auditors' review:  Each Pool Member may request of the
Executive Committee that its own external auditors be permitted to liaise with the Pool Auditor and the auditor carrying out the Scheduling and Despatch Review in accordance with normal professional standards, including provision of access to working papers. The Executive Committee shall take such steps as may reasonably be required of it to ensure that each of the Pool Auditor and the auditor carrying out the Scheduling and Despatch Review co-operates accordingly (subject to Clause 48.9).

48.8	Pool Auditor's rights:  The Pool Auditor shall be entitled
to attend and speak at meetings of the Executive Committee and at general meetings and separate general meetings of Pool Members. The Pool Auditor shall be entitled to resign upon giving prior notice to the Executive Committee (the period of such notice (if any) to be set out in the terms of its appointment). Should the Pool Auditor resign, be removed from office or not be reappointed the Pool Auditor shall have the right to communicate directly with Pool Members if it believes there are matters which should be brought to their attention.

48.9	Confidentiality:

48.9.1	The Pool Auditor shall as a condition precedent to its
appointment execute a confidentiality undertaking in favour of each of the Settlement System Administrator, the Pool Funds Administrator, the Grid Operator and the Ancillary Services Provider and the Executive Committee on behalf of all Pool Members in such form as may be reasonably required from time to time by the Executive Committee.

48.9.2	The auditor carrying out the Scheduling and Despatch
Review shall as a condition precedent to its appointment execute a confidentiality undertaking in such form as may be reasonably required from time to time by the Grid Operator and which shall be approved by the Executive Committee (such approval not to be unreasonably withheld or delayed).

48.9.3	If requested by the Settlement System Administrator,
the Pool Funds Administrator, the Grid Operator or the Ancillary Services provider, the auditor carrying out the Scheduling and Despatch Review shall execute a confidentiality undertaking in favour of the relevant one of them in such form as the Executive Committee may from time to time approve (such approval not to be unreasonably withheld or delayed).

48.10	Scheduling and Despatch Auditor:  The auditor appointed
to carry out the Scheduling and Despatch Review shall be entitled to attend and speak at meetings of the Executive Committee and at general meetings and separate general meetings of Pool Members where matters relating to Scheduling and Despatch are to be discussed or considered. The auditor shall be entitled to resign upon giving prior notice to the Grid Operator (who shall send a copy forthwith to the Executive Committee) (the period of such notice, if any, to be as set out in the terms of its appointment). Should the auditor resign, be removed from office or not be reappointed it shall have the right to communicate directly with Pool Members if it believes that there are matters which should be brought to their attention.

PART X

THE GRID OPERATOR'S RESPONSIBILITIES

49 RESPONSIBILITIES

	The Grid Operator shall have the following duties, responsibilities and obligations under this Agreement:

49.1	PORTHOLE:  Ensuring that, insofar as relevant to the
operation of the Settlement System and the Pool Rules, PORTHOLE will in its operation comply with its user and functional specifications.

49.2	Services:  Making available to any successor Settlement
System Administrator those services necessary for the proper functioning of the Settlement System which the Grid Operator made available to the incumbent Settlement System Administrator at any time in the twelve month period prior to the resignation or removal of such incumbent Settlement System Administrator, in any such case upon such terms as may be agreed between the Grid Operator, such successor Settlement System Administrator and the Executive Committee.

49.3	Generally:  Such other duties, responsibilities and
obligations as are set out in this Agreement.

50 STANDARD OF CARE

50.1	Standard of care:  In the exercise of its duties and
responsibilities under this Agreement the Grid Operator shall exercise that degree of care, diligence, skill and judgment which would ordinarily be expected of a reasonably prudent operator of the NGC Transmission System taking into account the circumstances actually known to the Grid Operator, its officers and employees at the relevant time or which ought to have been known to it or them had it or they made such enquiries as were reasonable in the circumstances.

50.2	Miscellaneous:

50.2.1(a)	The Grid Operator shall be entitled to rely upon any
direction or instruction of the Executive Committee or the Chief Executive (if any) if the same is signed by way of authority in accordance with Clause 50.2.4 on behalf of two or more Committee members or on behalf of the Chief Executive and shall not be obliged to comply with any direction or instruction of any sub-committee of the Executive Committee or any delegate of the Executive Committee other than the Chief Executive (unless such direction or instruction is shown as having been ratified by the Executive Committee).

50.2.1(b)	The Grid Operator shall be entitled to rely upon any
communication or document reasonably believed by it to be genuine and correct and to have been communicated or signed by the person by whom it purports to be communicated or signed and shall not be liable to any of the Parties for any of the consequences of such reliance.

50.2.2	Compliance with the Director's directions:  No
liability whatsoever shall attach to the Grid Operator as a result of due compliance by it with any directions and instructions of the Director, provided that in complying with such directions and instructions the Grid Operator is at all times acting in good faith.

50.2.3	Prior approval:  Where by terms of this Agreement the
Grid Operator is required to obtain the prior directions, instructions, approval or consent of the Executive Committee or the Chief Executive, the Grid Operator shall have no authority to, and shall not, act unless the requisite directions, instructions, approval or consent have first been obtained. Notwithstanding the foregoing sentence, nothing in this Agreement shall prevent the Executive Committee from ratifying any act of the Grid Operator.

50.2.4	Express authority:  All directions and instructions of
the Executive Committee or the Chief Executive to the Grid
Operator shall, as between the Grid Operator and the Pool
Members, be deemed to have the express authority of, and shall be binding without reservation upon, all Pool Members.

50.2.5	Authority of Pool Members:  The Grid Operator shall not
be bound to act in accordance with the directions or instructions of the Pool Members unless the Pool Members act through the Executive Committee.

50.2.6	General Meetings:  The Grid Operator shall not be
obliged to take any steps to ascertain whether any resolution of Pool Members in general meeting or of any class of Pool Members in separate general meeting which it is advised by the Executive Committee or the Chief Executive as having been passed was in fact passed or passed by the requisite majority and until the Grid Operator shall have express written notice to the contrary form the Executive Committee or the Chief Executive it shall be entitled to assume that the relevant resolution was passed or (as the case may be) the relevant requisite majority was obtained.

50.2.7	Exceptions:  Notwithstanding the foregoing provisions
of this sub-clause 50.2, in the performance of its duties and responsibilities under this Agreement the Grid Operator shall not be bound to act in accordance with the directions or instructions of the Executive Committee or the Chief Executive if:

(a)	to do so would cause the Grid Operator to breach any of its
obligations under the Act or its Transmission Licence; or

(b)	the Grid Operator has reasonable grounds for believing that
it would so breach any of such obligations and has consulted the Director and:

(i)	the Director has not indicated that in his view it would not involve any such breach; or

(ii)	the Director has indicated that, notwithstanding any such
actual or potential breach, the Director would not be minded to enforce compliance with those obligations and the Grid Operator has received an indemnity reasonably satisfactory to it in respect of its acting in accordance with such directions and instructions.

	In any such event the Grid Operator shall promptly notify the Executive Committee.

50.2.8	Reference to the Director:  If at any time the Grid
Operator has a concern which is properly and reasonably founded that, in acting in accordance with any direction or instruction of the Executive Committee or the Chief Executive, it will breach one or more of its obligations under the Act or its Transmission Licence, then, if having discussed the matter with the Executive Committee the matter remains unresolved, the Grid Operator shall either comply with such direction or instruction or by notice in writing refer the same to the Director, such notice to set out in full the directions or instructions given to the Grid Operator and the grounds for such concern and to be copied to the Executive Committee. Pending any guidance from the Director in response to any such reference is misconceived, vexatious or in or in respect of an improperly or unreasonably founded concern, the Grid Operator shall not be liable to any of the other Parties for refusing to act in accordance with the relevant direction or instruction. If the Director shall express such a view, the Grid Operator shall be so liable.

PART XI

ANCILLARY SERVICE AND THE ANCILLARY SERVICES PROVIDER

51 ANCILLARY SERVICES

51.1 Obligations:  The obligations of the Ancillary Services
Provider and the Grid Operator pursuant to this Clause 51 shall be owed to each and every Supplier.

51.2	Obligations of Ancillary Services Provider:  The Ancillary
Services Provider shall:

51.2.1	implement, maintain and operate all such systems as are
necessary to enable it properly to carry out the Ancillary
Services Business in accordance with the Transmission Licence;

51.2.2	operate the Ancillary Services Business in an efficient
and economic manner;

51.2.3	maintain such records, data and other information as
the Pool Auditor may from time to time by notice in reasonable detail to the Ancillary Services Provider reasonably require for the purposes of this Part XI or as may otherwise be reasonably necessary to enable the Ancillary Services Provider to comply promptly and fully with its obligations under this Agreement;

51.2.4	retain in electronic or machine readable form for a
period of not less than eight years (or such longer period as the Pool Auditor may from time to time reasonably require), copies of all records, data and information referred to in Clause 51.2.3 in respect of the Ancillary Services;

51.2.5	provide to the Settlement System Administrator who
shall promptly provide the same to each Supplier monthly and annual statements giving aggregate payment details separately in respect of each of the following items:

(a)	Reactive Energy;

(b)	frequency control;

(c)	Black Start Capability (as defined in the Grid Code);

(d)	lost opportunity costs;

(e)	supplies of Ancillary Services to Externally Interconnected
Parties;

(f)	adjustments for disputes which have been settled or
otherwise determined; and

(g)	the Ancillary Services Provider's business charges.

together with a statement of the sum of all such items, and each of the Parties agrees to such information being so provided;

51.2.6	not transfer or seek to transfer any of its duties or
responsibilities as Ancillary Services Provider save to NGC's successor as Grid Operator where NGC is removed as Grid Operator
(but not further or otherwise);

51.2.7	upon a successor Grid Operator being appointed (so far
as it is able), transfer to such successor all data, records, other information, assets, equipment, facilities, rights and know-how which it has (excluding freehold and leasehold real property) and which are necessary to carry out the duties and responsibilities of the Ancillary Services Provider and which are not otherwise readily obtainable by such successor including all original and copy material relating to the same and, in consideration for such transfer, the Suppliers shall jointly and severally pay to the Ancillary Services Provider a reasonable sum to reflect the costs of, and the costs of transferring, such material, such sum to be determined pursuant to Clause 83 in default of agreement between the Suppliers and Ancillary Services Provider; and

51.2.8	ensure that all agreements or arrangements for the
provision of Ancillary Services to Externally Interconnected
Parties are on the best commercial terms reasonably available.

51.3	Obligations of Suppliers:  Each Supplier shall pay the
Ancillary Services Provider the amount allocated to such Supplier for Ancillary Services in any Settlement Period for Ancillary
Services in accordance with this Agreement.

51.4	Obligation of Grid Operator:  The Grid Operator shall
enforce the Master Connection and Use of System Agreement and each Supplemental Agreement (insofar as it concerns the provision of Ancillary Services) in accordance with their respective terms in all circumstances in which it is reasonable to do so having regard to its obligations under the Act, the Transmission Licence and the Grid Code.

51.5	Audit of Ancillary Services:

51.5.1	The Suppliers may require the Pool Auditor to carry out
audits, tests, checks or reviews in relation to the operation by the Ancillary Services Provider of the Ancillary Services Business as Suppliers may from time to time reasonably require (having regard, in particular, to the disruptive effect of the same o n the business and operations of the Ancillary Services Provider). The terms of engagement for any such audit, test, check or review shall be made available to the Ancillary Services Provider.

51.5.2	The Suppliers shall not require more than two audits,
tests, checks and reviews pursuant to Clause 51.5.1 in any Accounting Period.

51.5.3	On instructing the Pool Auditor pursuant to Clause
51.5.1, the Supplier(s) concerned may require the Pool Auditor:

(a)	forthwith to report any material concerns with respect to
matters the subject of the relevant audit, test, check or review;
and

(b)	to make such recommendations as to changes in the
procedures, controls and/or audit coverage of the Ancillary
Services Business as the Pool Auditor considers appropriate.

51.5.4	The Ancillary Services Provider shall permit the Pool
Auditor such access to its Ancillary Services' operations and all records, documents, data and other information (other than Excluded Information) held by the Ancillary Services Provider in the conduct of such operations in each case as the Pool Auditor may reasonably require and shall make available members of its staff to explain such operations and such other issues as the Pool Auditor considers relevant. The Pool Auditor shall not disclose and shall not be obliged to disclose to any Supplier details of prices paid to each Generator by the Ancillary Services Provider.

In this Clause 51.5 "Excluded Information" means all records, documents, data and other information provided in the course of the discussions or negotiations with any person with whom the Ancillary Services Provider contracts or considers contracting for the provision of Ancillary Services other than as stated in any Ancillary Services Agreement whether such discussion or negotiations take place before contracting or as part of any price review during the term of any Ancillary Services Agreement.

51.1.5	The Pool Auditor shall report to the Suppliers and a
copy of any report by the Pool Auditor relating to an audit, test, check or review pursuant to Clause 55.5.1 shall be provided to the Ancillary Services Provider. The Pool Auditor shall owe a duty of confidentiality to the Ancillary Services Provider save to the extent necessary to carry out the particular audit, test, check or review provided that any matter or thing set out in any report to the Suppliers shall not be subject to any such obligation and provided always that nothing in the Clause 51.5.5 shall prevent the disclosure of any information pursuant to Clause 69. The Ancillary Services Provider shall be entitled to rely on any such report in any legal proceedings (including arbitration).

51.5.6	If the Suppliers so resolve, the Ancillary Services
Provider shall promptly implement any recommendations made by the Pool Auditor in a report relating to an audit, test, check or review pursuant to Clause 51.5.1 and, in the event of any dispute, such dispute shall be referred to arbitration in accordance with Clause 83.

51.5.7	The cost of any audit, test, check or review pursuant
to Clause 51.5.1 shall be borne by the requisitioning Supplier(s). The costs of implementing any recommendations pursuant to Clause 51.5.6 may be recovered by the Ancillary Services Provider in accordance with the ASP Accounting Procedure.

51.6	Basis of Payment:  The Ancillary Services Provider shall
calculate the total amount payable under Ancillary Services Agreements in respect of each Settlement Day together with any amendments to calculations made for previous Settlement Days based upon information derived from the Grid Operator and the Settlement System Administrator. The charges to Suppliers for Ancillary Services shall comprise the costs so calculated together with the charges of the Ancillary Services Provider calculated in accordance with Schedule 18. The Ancillary Services Provider shall notify a provisional sum to the Settlement System Administrator within three working days after receipt of such information from the Grid Operator and the Settlement System Administrator so as to be despatched by the Settlement System Administrator to Suppliers in accordance with the relevant Agreed Procedure to enable the Settlement System Administrator to take into account the final Settlement Run for each Settlement Day. Any unresolved amount shall be included in the final Settlement Run on an interim basis pending resolution. Thereafter it may be included (together with any errors or omissions subsequently arising) in any appropriate Settlement Run.

51.7	Lost opportunity costs:

51.7.1	Subject to Clause 51.6, where the Ancillary Services
Provider pays any Generator an amount in respect of lost opportunity costs the Ancillary Services Provider shall use reasonable endeavours to include any such amounts in its Ancillary Service charge to Suppliers in the Settlement Day on which it arises or as soon as possible thereafter.

51.7.2	As soon as the Ancillary Services Provider is notified
by any Generator that any obligation to pay any lost opportunity costs may arise it shall consult the Suppliers and, without prejudice to the Ancillary Services Provider's right to recover such lost opportunity costs from Suppliers, if requested by the Suppliers shall recover such lost opportunity costs over such a period as may be agreed between the Ancillary Services Provider and the Suppliers and, in default of agreement, over such period as the Ancillary Services Provider considers to be reasonable.

51.8	Independent Contractor:  The Ancillary Services Provider
shall act as an independent contractor in carrying out its duties pursuant to this Agreement and (unless expressly authorised to the contrary) shall neither act nor hold itself out nor be held out as acting as agent for any of the Other Parties.

51.9	Standard of care:  In the exercise of its duties and
responsibilities under this Agreement the Ancillary Services Provider shall exercise that degree of care, diligence, skill and judgment which would ordinarily be expected of a reasonably prudent operator of the Ancillary Services Business taking into account the circumstances actually known to the Ancillary Services Provider, its officers and employees at the relevant time or which ought to have been known to it or them had it or they made such enquiries as were reasonable in the circumstances.

51.10	Miscellaneous:

51.10.1(a)	The Ancillary Services provider shall be entitled
to rely upon any direction or instruction of the Executive Committee or the Chief Executive (if any) if the same is signed by way of authority in accordance with Clause 51.10.4 on behalf of two or more Committee Members or on behalf of the Chief Executive and shall not be obliged to comply with any direction or instruction of any sub-committee of the Executive Committee or any delegate of the Executive Committee other than the Chief Executive (unless such direction or instruction is shown as having been ratified by the Executive Committee);

51.10.1(b)	The Ancillary Services Provider shall be entitled
to rely upon any communication or document reasonably believed by it to be genuine and correct and to have been communicated or signed by the person by whom it purports to be communicated or signed and shall not be liable to any of the Parties for any of the consequences of such reliance.

51.10.2	Compliance with the Director's directions:  No
liability whatsoever shall attach to the Ancillary Services Provider as a result of due compliance by it with any directions and instructions of the Director, provided that in complying with such directions and instructions the Ancillary Services Provider is at all times acting in good faith.

51.10.3	Prior approval:  Where by the terms of this Agreement
the Ancillary Services Provider is required to obtain the prior directions, instructions, approval or consent of the Executive Committee or the Chief Executive, the Ancillary Services Provider shall have no authority to, and shall not, act unless the requisite directions, instructions, approval or consent have first been obtained. Notwithstanding the foregoing sentence, nothing in this Agreement shall prevent the Executive Committee from ratifying any act of the Ancillary Serves Provider.

51.10.4	Express authority:  All directions and instructions of
the Executive Committee or the Chief Executive to the Ancillary Services Provider shall, as between the Ancillary Services Provider and the Pool Members, be deemed to have the express authority of, and shall be binding without reservation upon, all Pool Members.

51.10.5	Authority of Pool Members:  The Ancillary Services
provider shall not be bound to act in accordance with the directions or instructions of the Pool Members unless the Pool
Members act through the Executive Committee.

51.10.6	General Meetings:  The Ancillary Services Provider
shall not be obliged to take any steps to ascertain whether any resolution of Pool Members in general meeting or of any class of Pool Members in separate general meeting which it is advised by the Executive Committee or the Chief Executive as having been passed was in fact passed or passed by the requisite majority and until the Ancillary Services Provider shall have express written notice to the contrary from the Executive Committee or the Chief Executive it shall be entitled to assume that the relevant resolution was passed or (as the case may be) the relevant requisite majority was obtained.

51.10.7	Exceptions:  Notwithstanding the foregoing provisions
of this sub-clause 51.10, in the performance of its duties and responsibilities under this Agreement the Ancillary Service Provider shall not be bound to act in accordance with the directions or instructions of the Executive Committee or the Chief Executive if:

(a)	to do so would cause the Ancillary Services Provider to
breach any of its obligations under the Act or its Transmission
Licence; or

(b)	the Ancillary Services Provider has reasonable grounds for
believing that it would so breach any of such obligations and has consulted the Director and:

(i)	the Director has not indicated that in his view it would not involve any such breach; or

(ii)	the Director has indicated that, notwithstanding any such
actual or potential breach, the Director would not be minded to enforce compliance with those obligations and the Ancillary Services Provider has received an indemnity reasonably satisfactory to it in respect of its acting in accordance with such directions and instructions.

In any such event the Ancillary Services Provider shall promptly notify the Executive Committee

51.10.8	Reference to the Director:  If at any time the
Ancillary Services Provider has a concern which is properly and reasonably founded that, in acting in accordance with any direction or instruction of the Executive Committee or the Chief Executive, it will breach one or more of its obligations under the Act or its Transmission Licence, then, if having discussed the matter with the Executive Committee the matter remains unresolved, the Ancillary Services Provider shall either comply with such direction or instruction or by notice in writing refer the same to the Director, such notice to et out in full the directions or instructions given to the Ancillary Services Provider and the grounds for such concern and to be copied to the Executive Committee. Pending any guidance from the Director in response to any such reference and, provided that the Director shall not express any view that such reference is misconceived, vexatious or in respect of an improperly or unreasonably founded concern, the Ancillary Services Provider shall not be liable to any of the other Parties for refusing to act in accordance with the relevant direction or instruction. If the Director shall express such a view, the Ancillary Services Provider shall be so liable.

51.11	Suppliers' Resolutions:  Where any matter is reserved
under this Part XI or Schedule 18 for the Suppliers to resolve, that matter shall be decided upon by the majority vote of the Suppliers' representatives on the Executive Committee.

51A TRANSMISSION SERVICES

It is expressly acknowledged by the Parties that neither (i) the termination or expiry of the provisions of Clause 51A, 51B or 51C of this Agreement as in force immediately prior to the coming into effect of this Clause 51A, including the Transmission Services Scheme ("TSS") (as therein defined) and/or any addition to or amendment of any other provision of this Agreement effected pursuant to those Clauses whilst in force nor (ii) the termination or expiry of previous clauses in this Agreement which related to UMIS2 (as was therein defined) shall prejudice any Consumer's (as defined in the Pool Rules) or the Grid Operator's (acting through its agent the Ancillary Services Provider) accrued rights and liabilities under each of UMIS2 and/or TSS at the date of such termination or expiry which accrued rights shall include, for the avoidance of doubt, the ability to adjust sums calculated under UMIS2 and/or TSS in respect of disputes arising after such termination or expiry in respect of periods falling before such termination or expiry.



51B TRANSMISSION SERVICES SCHEME 2

General:

51B.1	Notwithstanding any other provision of this Agreement,
the provisions of this Clause shall govern the rights and obligations of the Parties in relation to the Transmission
Services Scheme 2.

51B.2	In Recital (G), this Clause 51B, Schedule 9 and
Schedule 11, for so long as amended by the provisions of Clause 51B.4, the term "Transmission Services Scheme 2" means the scheme to provide an incentive for the Grid Operator to minimise (taking into account other associated costs) a proportion of the costs arising under this Agreement and/or resulting from the operation of the NGC Transmission System including those arising form the acquisition of Ancillary Services, and more particularly:

(a)	which provides for payments between the Grid Operator
(acting through its agent the Ancillary Services Provider) and Consumers in relation to:

(i)	the Transmission Service Uplift Payment, which comprises a
Reactive Power Daily Payment, a Transport Uplift Daily Payment and an Energy Uplift Daily Payment; and

(ii)	the Transmission Losses Daily Payment; and

(b)	which provides for an adjustment in relation to out of merit costs,

in the form agreed pursuant to Clause 51B.6 as the same may be amended from time to time in accordance with the terms of that Clause.

51B.3	The Transmission Services Scheme 2:

(a)	The Parties agree (and agree that they will procure that the
Executive Committee will so agree) that in the period from 00.00 hours on 1st April, 1996 to 24.00 hours on 31st March, 1997 the Transmission Services Scheme 2, the amendments and/or additions to the Pool Rules to implement the Transmission Services Scheme 2 and the provisions of this Clause, shall apply. This Clause 51B.3(a) may not be amended without the prior written consent of all Parties.

(b)	As indicated in Clause 51B.3(a), the provisions of Clause
51B, the Transmission Services Scheme 2 and any addition to or amendment of any other provisions of this Agreement or the Pool Rules effected pursuant to this Clause 51B shall terminate at
24.00 hours on 31st March 1997, except for any provision, addition or amendment which is required to continue beyond that date to give effect to the operation of the Transmission Services Scheme 2 in respect of any period before that date.

51B.4	The Parties agree:

(a)	to be bound by the terms, conditions and other provisions of the Transmission Services Scheme 2;

(b)	that the Grid Operator (acting through its agent the
Ancillary Services Provider) and each Consumer shall make such payments as are required and determined by the provisions of the amendments and/or additions to the Pool Rules to implement the Transmission Services Scheme 2;

(c)	that for the period during which this Clause 51.B applies,
the following changes shall be made to the provisions of this
Agreement:

(i)	in paragraphs 1, 5.4, 5.14, 17.5 and  17.6 of Schedule 11
references to the Ancillary Services Provider shall be deemed to be references to itself and as agent for the Grid Operator in relation to the Transmission Services Scheme 2;

(ii)	in paragraph 2.1 of Schedule 11 the words "and the
Transmission Services Scheme 2" shall be inserted after the words
"Ancillary Services";

(iii)	in paragraph 5.14 of Schedule 11 the words "or in
respect of the Transmission Services Scheme 2" shall be inserted after the first reference to "Ancillary Services" and the words "or in respect of the Transmission Services Scheme 2 for the relevant payment day" shall be inserted after the words "that same day" and in paragraph 5.15 of Schedule 11 the words "or the Ancillary Services Provider" shall be inserted after the words "Pool Member" wherever they occur in that paragraph; and

(iv)	in Part 4 of Schedule 11, references to information in
respect of Ancillary Services shall be deemed to include information in respect of the Transmission Services Scheme 2, in paragraph 17.5 the information required shall include the total amount payable by the Ancillary Services Provider (exclusive of United Kingdom Value Added Tax) pursuant to the Transmission Services Scheme 2 in respect of each Settlement Day, in paragraph
17.6 the Pool Funds Administrator shall include in its verification the amount shown to be payable by the Ancillary Services Provider pursuant to the Transmission Services Scheme 2 in respect of each Settlement Day and in paragraph 22.4 the Confirmation Notices shall include the total amount payable by the Ancillary Services Provider pursuant to the Transmission Services Scheme 2 in respect of each Settlement Day.

51B.5	The Suppliers and the Grid Operator may request the
Parties and the Executive Committee promptly (and in any event before the date the Transmission Services Scheme 2 is to take effect) to execute and do all such acts, matters and things (including effecting amendments to the Pool Rules) as may be necessary to give effect to the Transmission Services Scheme 2. The Parties shall not refuse (and agree that they will procure that the Executive Committee shall not refuse) any such request on the grounds of any objections to any provisions of any of the Annexes of Appendix 3 to the Pool Rules as agreed from time to time between the Suppliers and the Grid Operator.

51B.6	Effectiveness:

Neither this Clause 51B (other than Clauses 51B.2, 51B.5 and this Clause 51B.6), nor the Transmission Services Scheme 2, nor any amendment, variation or replacement of either of them, nor any amendment, variation or replacement to the Pool Rules relating to the Transmission Services Scheme 2, may become effective except with the prior agreement of the Suppliers (which agreement shall be given by the passing of a resolution in a separate class meeting) and the prior written agreement of the Grid Operator.

51B.7	Survival:

(a)	Termination or expiry of the provisions of this Clause 51B,
the Transmission Services Scheme 2 and/or any addition to or amendment of any other provision of this Agreement effected pursuant to this Clause shall not prejudice any Consumer's or the Grid Operator's accrued rights and liabilities under the Transmission Services Scheme 2 at the date of such termination or expiry, which accrued rights shall, for the avoidance of doubt, include the ability to adjust sums calculated under the Transmission Services Scheme 2 in respect of disputes arising after such termination or expiry in respect of periods falling before such termination or expiry; and

(b)	the provisions of this sub-Clause 51B.7 and Clause 51B.3(b)
shall survive the termination of the Transmission Services Scheme
2.

51B.8	Definitions:

In, and in relation to, this Clause 51B "Consumer" shall bear the meaning given to that term in the Pool Rules.


52 SETTLEMENT RE-RUNS

52.1	Re-runs:  The Parties acknowledge and agree that there may
be occasions following any final run of Settlement (as referred to in paragraph D(3) of the Preamble to Schedule 9) when it is necessary in respect of a Settlement Day (or part thereof) to re-determine the trades of electricity pursuant to this Agreement and the provision of Ancillary Services (whether to take account of oversight or error, malfunction of the Settlement System operation in accordance with Grid Operator Despatch instructions issued under emergency circumstances, aware of an arbitrator(s) pursuant to Clause 83, court order or otherwise howsoever). The Executive Committee, in consultation with the Settlement System Administrator, the Pool Funds Administrator and the Pool Auditor and, where appropriate, the Ancillary Services Provider, shall decide how such re-determination is to be effected, the re-allocation of moneys and the period of time over which any such re-allocation is to take place, any such decision to take account and give effect, as nearly as practicable, to the principles and procedures set out in this Agreement (and, where relevant, the award of the said arbitrator(s) or court order). In particular, but without prejudice to the generality of the foregoing, the Executive committee may require following any relevant final run of Settlement (and, shall take due notice of any request from the Ancillary Services Provider to this effect) the Settlement System Administrator to re-run, and the Settlement System Administrator shall re-run, Settlement in respect of any Settlement Day (or relevant part thereof) using the software and data originally used in respect of such Settlement Day (or relevant part thereof) but subject to such changes, amendments or additional inputs as may be required by the Executive Committee, the Ancillary
Services Provider, such arbitrator(s) or court or (as the case may be) any other relevant Party. Any such re-run shall hereafter in this Clause 52 be referred to as a "Re-run".

52.2	Timing:  The Settlement System Administrator shall arrange
for any Re-run to be carried out as soon as is reasonably practicable following request by the Executive Committee subject to the availability of computer time, compatible software, appropriate data and other resources.

52.3	Ancillary Services Provider:  The Ancillary Services
Provider shall have the right to incorporate any delayed or disputed amount in respect of the provision of Ancillary Services into Settlement without requiring a Re-run.

52.4	Notification:  The Executive Committee shall promptly notify each Party, the Pool Auditor and the Director of each occasion on which it requires the Settlement System Administrator to carry out any Re-run, the reasons for such requirement, the timing thereof and the period to be covered thereby and shall provide each Party with such information about any Re-run as is relevant to such Party and shall provide the Pool Auditor and the Director with full details of any Re-run.

52.5	Proviso:  The foregoing provisions of this Clause 52 are
subject to the proviso that no Re-run shall be carried out, and neither the Executive Committee nor any Party shall be entitled to require that a Re-run be carried out, in respect of a Settlement Day or any part thereof after the first anniversary of such Settlement Day, but so that this proviso shall not restrict the right of any Party to claim or recover any moneys properly due and owing to it under this Agreement.

PART XII

RISK MANAGEMENT SCHEME

53 APPLICATION

53.1	Request:  The Executive Committee shall send any Pool Member a Scheme Admission Application within 28 days after receipt of a request for the same from that Pool Member.

53.2	Scheme Admission Application:  Any Pool Member may apply to
the Executive Committee to have any Centrally Despatched
Generating Unit admitted to the Scheme by completing and submitting to the Executive Committee a duly completed Scheme
Admission Application not less than 40 days before the proposed date of admission to the Scheme of that Centrally Despatched
Generating Unit.

53.3	Admission:  The Executive Committee shall admit any
Centrally Despatched Generating Unit to the Scheme in respect of which all Scheme Admission Conditions are met.

53.4	Notification (1):  If the Executive Committee determines
that, in respect of any Centrally Despatched Generating Unit, the Scheme Admission Conditions have been met it shall forthwith and in any event within 40 days after receipt of the Scheme Admission Application notify the relevant Pool Member and the Settlement System Administrator accordingly.

53.5	Notification (2):  If the Executive committee determines
that, in respect of any Centrally Despatched Generating Unit, the Scheme Admission Conditions have not been met it shall forthwith and in any event within 40 days after receipt of the Scheme Admission Application notify the relevant Pool Member of the reasons why the Scheme Admission Conditions have not been met.

53.6	Reference to the Director:  In the event of any dispute
between the Executive Committee and the relevant Pool Member over whether such Pool Member has fulfilled the Scheme Admission Conditions the same may be referred by the Executive Committee or the relevant Pool Member to the Director for determination, whose determination shall be final and binding for all purposes.

54 SCHEME ADMISSION CONDITIONS

The Scheme Admission Conditions are that:-

54.1	No person has an Accountable Interest in the Centrally
Despatched Generating Unit which is the subject of the Scheme Admission Application which, when added to the Accountable Interests of that person in other Generating Units (whether situate within England and Wales or elsewhere), exceeds in aggregate 1500MW;

54.2	The Pool Member does not have an Accountable Interest
(excluding any Accountable Interest of less than 10MW) in more than four Generating Units (whether situate within England and Wales or elsewhere). For the avoidance of doubt a combined cycle module shall be deemed for these purposes a single Generating Unit;

54.3	The Centrally Despatched Generating Unit which is the
subject of the Scheme Admission Application has not at the date of the Scheme Admission Application been Commissioned;

54.4	The Centrally Despatched Generating Unit shall be admitted
for seven calendar years from the date of its admission to the Scheme specified in the Scheme Admission Application; and

54.5	The Pool Member shall specify in the Scheme Admission
Application the proposed Scheme Planned Availability for each Settlement Period in the proposed first Scheme Year for the Centrally Despatched Generating Unit.

55 RIGHTS AND OBLIGATIONS OF POOL MEMBERS

55.1	Notification of unavailability:  In respect of each Scheme
Year for each Scheme Genset (other than the first) the Pool
Member shall not later than 28 days before the start of that Scheme Year for each Scheme Genset notify the Executive Committee of all Settlement Periods in that Scheme Year during which the Scheme Genset is intended to be unavailable.

55.2	Scheme Planned Availability:  All Settlement Periods in that
Scheme Year other than those notified under Clause 55.1 shall together constitute the Scheme Planned Availability in respect of that Scheme Genset for that Scheme Year.

55.3	Failure to notify:  If the Pool Member fails to notify the
Executive Committee in accordance with Clause 55.1 of the Scheme Planned Availability in respect of that Scheme Genset for the following Scheme Year, the Scheme Planned Availability shall be deemed to be the same as the Scheme Planned Availability for the current Scheme Year.

55.4	No amendment:  The Scheme Planned Availability for any
Scheme Year notified in accordance with Clause 55.1 or deemed in accordance with Clause 55.3 may not be amended.

55.5	Payment rights:  The Pool Member shall make or be entitled
to receive payments in respect of each Scheme Genset as
determined in accordance with Section 27 of Schedule 9
notwithstanding the expiry of the period referred to in Clause
50.4

55.6	No withdrawal:  The Pool Member may not withdraw any Scheme
Genset from the Scheme during any period referred to in Clause
50.4 applicable to that Scheme Genset.

55.7	Actual planned availability:  In respect of each Scheme
Genset, the Pool Member shall use all reasonable endeavours to ensure that the Scheme Planned Availability for each Scheme Year is the actual planned availability of such Scheme Genset.

56 REVIEW

56.1	Review:  Within two months after the end of the third Scheme
Year in respect of which the first Scheme Genset has been admitted to the Scheme and each subsequent anniversary of that date the Executive Committee shall (with the consent of the Director) appoint an independent firm of accountants of internationally recognised standing to review the Scheme to establish whether or not any element of the Scheme (or the Scheme taken as a whole) gives rise to a systematic imbalance which is likely to prevent the payments to the Scheme balancing payments from the Scheme and to submit to the Executive Committee and the Director a report setting out details of any such imbalance and his findings and recommendations for amending the Scheme designed to correct any such imbalance.

56.2	Amendments: The Executive Committee may make such amendments to the provisions of Section 27 of Schedule 9 as are required to implement the recommendations referred to in Clause 56.1. Any such amendments shall apply in respect of any Scheme Admission Application received after the date such amendments become effective and shall constitute a new Scheme.

56.3	Existing rights and obligations continue:  Any Pool Member
shall remain entitled to the benefits and subject to the obligations of the Scheme with respect to any Scheme Genset in effect at the time of admission of that Scheme Genset to the Scheme.

PART XIV

FUEL SECURITY

57 DEFINITIONS

Definitions:  In this Part XIV:

	"Fuel Security Interest" in relation to a particular Payment Instruction means the interest (if any) accruing on the Fuel
Security Payment or Fuel Security Reimbursement specified in that
Payment Instruction pursuant to sub-clause 2.08 of Part 5 of the Fuel Security Code;

	"Fuel Security Ledger" means any ledger required to be maintained by the Pool Funds Administrator in accordance with Clause 59;

	"Fuel Security Payment" means the amount specified in a Payment Instruction which a Generator is entitled to recover from those persons specified in that Payment Instruction (excluding
Fuel Security Interest, if any, in relation thereto);

	"Fuel Security Reimbursement" means the amount specified in a Payment Instruction which a Generator is liable to reimburse to those persons specified in that Payment Instruction (excluding
Fuel Security Interest, if any, in relation thereto); and

	"Payment Instruction" means an instruction which has been duly authorised and delivered by a Generator to whom the Fuel Security Code applies to the Pool Funds Administrator in the form, and in the manner, specified in the Fuel Security Code.

58 PAYMENT INSTRUCTIONS

58.1	Effect of a Payment Instruction:  Following delivery of a
Payment Instruction to the Pool Funds Administrator:-

	58.1.1	any Fuel Security Payment specified in that
Payment Instruction.(together with any Fuel Security Interest in relation thereto) shall be treated as an amount which is due to that Generator from those persons specified in that Payment Instruction and which is payable on the basis provided in that Payment Instruction; and

	58.1.2	any Fuel Security Reimbursement specified in that
Payment Instruction (together with any Fuel Security Interest in relation thereto) shall be treated as an amount which is due from that Generator to those persons specified in that Payment Instruction and which is payable on the basis provided in that Payment Instruction; and

	58.1.3	subject to Clauses 58.2 and 58.3, the Pool Funds
Administrator shall arrange for such Fuel Security Payment or such Fuel Security Reimbursement (together with any Fuel Security Interest in relation thereto) to be paid to or, as the case may be, paid by that Generator by or, as the case may be, to those persons specified in that Payment Instruction in accordance with the provisions of such Payment Instruction; and

	58.1.4	such Payment Instruction (including any
calculation, determination or other matter stated or specified therein) shall, save in the case of fraud, be conclusive and binding upon all Parties.

58.2	Clarification:  If the Pool Funds Administrator considers
either that the basis of payment of a Fuel Security Payment or a Fuel Security Reimbursement provided for in a Payment Instruction is unclear, contradictory or incomplete or that it is impossible to implement in full the basis of payment provided for in a Payment Instruction, then the Pool Funds Administrator must, promptly on becoming aware of the same, notify the Director in reasonable detail of the same and, until that matter is clarified, the Pool Funds Administrator shall only be obliged to implement the payment specified in that Payment Instruction to the extent that without clarification such implementation is possible.

58.3	Failure to specify or clarify:  If a Payment Instruction
fails to specify the basis upon which the Fuel Security Payment or a Fuel Security Reimbursement specified in that Payment Instruction must be paid or if the Director fails to clarify any matter notified to it in accordance with Clause 58.2 within ten Business Days of such notification then the Pool Funds Administrator shall arrange for the relevant payment to be made on such basis as the Executive Committee shall, with the written approval of the Director, determine to be appropriate.

59 RECORD KEEPING AND PAYMENTS

59.1	Fuel Security Ledgers:

	59.1.1	Following delivery of a Payment Instruction to the
Pool Funds Administrator, the Pool Funds Administrator shall, if he has not already done so, open and thereafter maintain a Fuel Security Ledger in the name of that Generator and shall record therein all amounts (together with any Fuel Security Interest in relation thereto) due to and from that Generator that are specified in Payment Instructions and shall also record therein all transactions arranged by the Pool funds Administrator for payments to be made to and from that Generator in accordance with the provisions of Payment Instructions.

	59.1.2	The Pool Funds Administrator shall from the time
that a Fuel Security Ledger is opened until it records a nil balance provide to each Generator and to each Supplier on the last Business Day of each calendar month a statement reflecting all entries recorded in the Fuel Security Ledger of that Generator over the course of the previous month.

	59.1.3	The Fuel Security Ledger of a Generator shall,
except as required by Clause 59.2.2 or Part IX, be kept confidential in accordance with Part XX.

	59.1.4	Each monthly statement provided under Clause
59.2.2 shall, save in the case of manifest error, be deemed prima facie evidence of the contents of that part of the Fuel Security
Ledger to which it relates.

	59.1.5	Each Party shall promptly review each monthly
statement provided to it under Clause 59.2.2 and shall (without prejudice to any of its rights under this Agreement) where practicable within ten Business Days after receiving each such statement notify the Pool Funds Administrator of any inaccuracies in such statement of which it is aware.

	59.1.6	If the Pool Funds Administrator at any time
receives from a Generator or any Supplier a notice disputing the accuracy of the Fuel Security Ledger of that Generator, the Pool Funds Administrator shall consult with the Party giving the notice and use all reasonable endeavours to rectify any inaccuracy. In the event that any inaccuracy in a Fuel Security Ledger of a Generator is rectified, the Pool Funds Administrator shall advise that Generator and the Suppliers of the inaccuracy that was rectified.

59.2	Fuel Security Payments:  Following delivery to the Pool
Funds Administrator of a Payment Instruction specifying a Fuel Security Payment, the Pool Funds Administrator shall enter in the Fuel Security Ledger of that Generator as a credit (a) the amount of the Fuel Security Payment, and (b) thereafter, any Fuel Security Interest in relation thereto.

59.3	Fuel Security Reimbursements:  Following delivery to the
Pool Funds Administrator of a Payment Instruction specifying a Fuel Security Reimbursement, the Pool Funds Administrator shall enter in the Fuel Security Ledger of that Generator as a debit
(a) the amount of the Fuel Security Reimbursement, and (b) thereafter, any Fuel Security Interest in relation thereto.

59.4	Other Entries:  Any amount paid to or, as the case may be,
paid by a Generator in accordance with the provisions of a Payment Instruction shall be entered as a debit or, as the case may be, a credit in the Fuel Security Ledger of that Generator.

59.5	Set off:  The Pool Funds Administrator shall, unless it
reasonably believes that it would be unlawful to do so, from time to time where possible set off any amounts shown as credits in the Fuel Security Ledger of a Generator against any amounts shown as debits in the Fuel Security Ledger of that Generator in the order in which they were entered. Any balance shown in the Fuel Security Ledger of a Generator shall, if it is a credit, be paid to or, if it is a debit, be paid by that Generator to the extent that it relates to a Payment Instruction on the basis provided for in that Payment Instruction. The entitlements and liabilities of a Generator (and the corresponding liabilities and entitlements of the respective debtors and creditors of that Generator) shall, to the extent that they have been set off as aforesaid, be deemed satisfied and extinguished.

59.6	Schedule 11:  All payments made to or by any Generator in
accordance with the provisions of a Payment Instruction shall, subject to any contrary instruction contained in the provisions of a Payment Instruction, be effected by the Pool Funds Administrator through the Banking System and the Billing System established in accordance with Schedule 11.

PART XV

METERING

60 METERING

60.1	Introduction:  The rights and obligations of each Party of
this Agreement which enable the accurate measurement of Energy traded for the purposes of this Agreement by appropriate metering installations are as set out in this Part XV and also in Schedule 21, and the provisions of Schedule 21 shall have effect and apply in the same manner as the remaining provisions of this Agreement apply with respect to each such Party.

60.2	General:

	60.2.1	For the purposes of this Agreement the quantities
of Active Energy and Reactive Energy Exported or Imported by Parties shall be measured and recorded through Metering Equipment installed, operated and maintained and otherwise provided for as set out in this Part XV and in Schedule 21. Each Generating Unit (excluding for this purpose Generation Trading Blocks) which is subject to Central Despatch shall have separate Metering Equipment.

	60.2.2	Each Party is required to register or procure that
there is registered with the Settlement System Administrator the Metering System at each Site where such Party Exports or Imports electricity except where such electricity is not sold or purchased in accordance with the Pool Rules.

60.3	Registrants:

	60.3.1	A Metering System shall have a Registrant and
Operator (and shall be commissioned in accordance with the relevant Code of Practice) before the Settlement System
Administrator is required to take such Metering System and the data derived therefrom into account for the purposes of Settlement.

	60.3.2	Each Metering System (and the identities of its
respective Registrant and Operator) which the Settlement System
Administrator shall take into account for the purposes of Settlement shall be as set out, for the time being and from time to time, in the Register.

	60.3.3	A Registrant's role in relation to a Metering
System under this  Agreement shall continue until:-

(i)	such Registrant ceases to be a Party or another Party
complying with the definition of Registrant accepts such role as Registrant in accordance with the provisions of this Agreement by service of a duly completed notice in the form prescribed by the relevant Agreed Procedure (but without prejudice to any accrued liabilities of the previous Registrant); or

(ii)	the Plant or Apparatus of the Registrant, in respect of such
Metering System, ceases to be connected at the relevant Site (as indicated in the notification to the Settlement System
Administrator in the form prescribed by the relevant Agreed
Procedure); or

(iii)	in the case of a Registrant of a Metering system which
is at the point of connection between a Public Electricity Supplier's Distribution System and a Second Tier Customer, the Registrant ceases to act as Second Tier Supplier in relation to the same at such point of connection; or

(iv)	in the case of a Registrant of a Metering System which is at the point of connection between a Public Electricity Supplier's Distribution System and a Non-Pooled Generator, the Registrant ceases to act as Second Tier Supplier purchasing generation from such Non-Pooled Generator in relation to the same at such point of connection.

	60.3.4	The Settlement System Administrator shall inform
the relevant Host  PES of:-

(i)	the identity of any new Registrant; and

(ii)	any change in the identity of any existing Registrant,

of a Metering System in respect of which that Public Electricity
Supplier is Host PES, after such change is notified to the Settlement system Administrator in accordance with the terms of this Agreement.

	60.3.5	There must always be one and, at any point in
time, no more than one Registrant for each Metering System which is registered with the Settlement System Administrator.

	60.3.6	Any notice of a new, or a change in an existing,
Registrant, Equipment Owner Operator, Second Tier Customer, Non-Pooled Generator or Host PES or any Form of Acknowledgment required under this Part XV or Schedule 21 shall be in such form and given to such person at such time(s) and accompanied by payment of such fees (if any) as is prescribed by the relevant Agreed Procedures.

	60.3.7	If a Metering System ceases to have a Registrant
who is not replaced as Registrant in relation to the relevant Metering Equipment, the Settlement System Administrator shall not be obliged to take the relevant Metering System into account for the purposes of Settlement.

	60.3.8	A Registrant may not resign or retire as
Registrant except in  accordance with Clause 60.3.3.

	60.3.9	The Registrant in respect of any Metering system
shall provide to the Settlement System Administrator such information as may be required by the relevant Agreed Procedures.

	60.3.10	The Settlement System Administrator shall not
enter on the Register a Registrant in respect of which evidence of consent of the Equipment Owner has not been provided in accordance with the relevant Agreed Procedure.

	60.3.11	Where a Metering System at the point of connection
of two or more Distribution Systems is to be registered with the Settlement System Administrator, all interested Parties shall agree upon and nominate the Registrant by means of a duly completed nomination to the Settlement System Administrator in the form prescribed by the relevant Agreed Procedure.

	60.3.12	A Metering System for recording the output of a
Non-Pooled Generator must be capable of being identified separately for the purposes of Settlement from any Metering System recording demand. For the avoidance of doubt, it is acknowledged that one set of Metering Equipment may comprise more than one separately-identified Metering System.

60.4	Operators:

	60.4.1	There must always be one and, at any point in
time, no more than one Operator for each Metering System which is registered with the Settlement System Administrator. A replacement Operator of such Metering System may be appointed from time to time in accordance with the provisions of this Part XV, Schedule 21 and the relevant Agreed Procedure.

	60.4.2	All Metering systems at the site of a Non-Pooled
Generator, which  contain all or any part of the same Metering
Equipment must have the same Operator.

	60.4.3	Any notice of a new Operator or of a change in
Operator (including upon resignation, removal or cessation in accordance with the provisions of Schedule 21) or any Form of Acknowledgment required under this Part XV or Schedule 21 shall be in such form and given to such person at such time(s) and accompanied by payment of such fees (if any) as is prescribed by the relevant Agreed Procedures. Where any Meter Operator Party has not acknowledged its appointment as Operator the Settlement System Administrator shall notify the Registrant in accordance with the relevant Agreed Procedure.

	60.4.4	The Registrant in respect of a Metering System
shall ensure that there is appointed from time to time an Operator, which is a Meter Operator Party, in accordance with, and for the purposes of, Schedule 21 as Operator in respect of that Metering System.

	60.4.5	If a person which is an Operator in respect of any
Metering System ceases to be an Operator in respect thereof for whatever reason (including upon removal or resignation) or ceases to be a Meter Operator Party (including upon removal or resignation) and there has not been appointed, at that time, a replacement Operator in respect of the relevant Metering
System(s) in accordance with the provisions of this Part XV and
Schedule 21, such person's responsibilities as Operator of such Metering Equipment shall upon such cessation be assumed by the Registrant in respect of such Metering Equipment who shall be deemed to be the Operator therefor (notwithstanding that it shall not be registered as such by the Settlement System Administrator) in accordance with the provisions of this Clause (the "deemed Operator").

	60.4.6	If a person which is an Operator in respect of any
Metering System at the site of a Non-Pooled Generator ceases to be an Operator in respect thereof for whatever reason (including upon removal or resignation) or ceases to be a Meter Operator Party (including upon removal or resignation) and there has not been appointed, at that time, a replacement Operator in respect of the relevant Metering System(s) in accordance with the provisions of this Part XV and Schedule 21, such person's responsibilities as Operator of the relevant Metering Equipment shall upon such cessation be assumed by the Registrant of the Metering System registered for supply with respect to such Metering Equipment. Such Registrant shall be deemed to be the Operator therefor (notwithstanding that it shall not be registered as such by the Settlement System Administrator) in accordance with the provisions of this Clause (the "Deemed Operator").

	60.4.7	As soon as any Registrant has reasonable grounds
to believe that an Operator of any Metering System in respect of which it is the Registrant has ceased to act as Operator therefor in accordance with substantially all of its responsibilities as set out in Schedule 21 it shall remove such Operator in respect of such Metering System in accordance with paragraph 6.1 of
Schedule 21.

	60.4.8	If the Settlement System Administrator has
reasonable grounds to believe that an Operator of any Metering system has ceased to act as Operator therefor in accordance with substantially all of its responsibilities as set out in Schedule 21 the Settlement System Administrator shall notify the Registrant in accordance with the relevant Agreed Procedure.

	60.4.9	Any Registrant which is deemed to be the Operator
of a Metering System pursuant to the provisions of Clause 60.4.5 shall, subject to Clauses 60.4.10 and 60.4.11, continue to act as the Operator in respect of any Metering System to which that Clause applies, or shall appoint an agent or contractor which shall continue to act as the Operator in respect of such Metering System, for a period of 10 Business Days (which shall commence at the time of the cessation referred to in Clause 60.4.4) or, if a new Operator is registered in respect of that Metering System prior to the expiry of that period, for a period ending on the date of such registration.

	60.4.10	If a Registrant to which Clause 60.4.9 applies
does not act as Operator in accordance with the provisions thereof or does not appoint an agent or contractor who shall act as Operator, or if the 10 Business day period referred to in Clause 60.4.9 shall expire without a replacement Operator being registered with the Settlement System Administrator in respect of that Metering System in accordance with paragraph 4 of Schedule 21, that Registrant shall:-

(i)	undertake to cease forthwith to supply or to generate or
take a supply of electricity for the purposes of the sale or acquisition of electricity pursuant to this Agreement at the site where such supply or generation is measured, recorded and communicated to the Settlement System Administrator by that Metering System; and

(ii)	notify the Settlement System Administrator in accordance
with the relevant Agreed Procedure of that fact.

	60.4.11	During the period in which a Registrant is the
deemed Operator in accordance with this clause it shall be required (save only as expressly provided to the contrary in this Agreement) to comply with the requirements of this Part XV and
Schedule 21 as Operator provided that, but without prejudice to any liability to pay for Active or Reactive Energy traded by it, such Registrant as deemed Operator:-

(i)	shall not be required to be registered as Operator with the
Settlement System Administrator nor to comply with the prescribed conditions for registration as Operator from time to time in accordance with the provisions of Schedule 21; and

(ii)	shall not at any time when it is the deemed Operator be
required to incur significant capital expenditure in the fulfillment of obligations contained in this Part XV or Schedule
21 where:-

(a)	the Metering Equipment shall have become defective,
inaccurate or in want of repair (the "defective Metering
Equipment") as a direct consequence of the act or omission of any previous Operator;

(b)	the Registrant shall upon becoming aware of the same have
taken all steps to cease forthwith to supply or to generate electricity for the purposes of the sale or acquisition of electricity pursuant to this Agreement at or in relation to the site where such supply or generation is measured, recorded and communicated to the Settlement System Administrator by the defective Metering Equipment; and

(c)	the Registrant shall have notified the Settlement System
Administrator in accordance with the relevant Agreed Procedure of the fact that the supply or generation has ceased.

Where (x) the Settlement System Administrator proposes to exercise its right under paragraph 18 of Schedule 21 to replace, renew or repair the defective Metering Equipment (the "remedial work"); (y) the exercise of such right would result in the incurring of significant capital expenditure; and (z) the Register indicates that such Registrant is acting as deemed Operator, the Settlement System Administrator shall notify the Registrant before undertaking such remedial work and shall give such Registrant the opportunity to comply with (ii) (b) and (c) above before commencing such remedial work.

60.5	Maintenance of Register and documents:

	60.5.1	The Settlement System Administrator shall keep a
register recording:-

(i)	each Metering System which is accepted for the purposes of
the Settlement System;

(ii)	the respective identities in respect of each such Metering
System of:-

(a)	the Registrant;

(b)	the Operator;

(c)	the Equipment Owner;

(d)	the Host PES (where applicable);

(e)	any Second Tier Customer or Non-Pooled Generator in respect
of a supply to which that Metering System is  being used; and

(f)	any agent which may be appointed from time to time by the
Settlement System Administrator for the purpose of data collection or, where appropriate, of any Second Tier Agent in respect of such Metering System or, where the Settlement System Administrator does not appoint or have currently appointed such agent or Second Tier Agent in respect or a Metering System, a note to this effect;

(iii)	loss adjustment details whether by meter biasing or by
software;

(iv)	whether the Metering Equipment comprising a Metering System
is the subject of a dispensation agreed in accordance with paragraph 14 of Schedule 21; and

(v)	the relevant Code(s) of Practice in respect of such Metering
System.

	60.5.2	For the purposes of this Agreement, the Settlement
System Administrator shall refer only to the Register to identify the Registrant, Operator, Equipment Owner, Host PES, Second Tier Customer, Non-Pooled Generator agent or Second Tier Agent referred to in Clause 60.5.1 relating to each Metering System and shall not be obliged to acknowledge or be bound by any other agreement or arrangement entered into by any Registrant, Operator, Equipment Owner, Host PES, Second Tier Customer or Non-Pooled Generator.

	60.5.3	 The Settlement System Administrator shall keep
the Register up to date, noting changes to Registrants, Operators, Equipment Owners, Host PES's, Second Tier Customers, Non-Pooled Generators' Metering Equipment, dispensations and any Site disconnections as notified to it pursuant to this Agreement and any changes to any agent or Second Tier Agent. The Settlement System Administrator shall also record in the Register any other information regarding each Metering System as may be reasonably required by the Executive Committee.

60.6	Communication links and central collector stations:

	60.6.1	The Settlement System Administrator shall collect
(or procure the collection of) and estimate data relating to quantities of Active and Reactive Power Imported or Exported by any Party as may be required for the proper functioning of Settlement in accordance with the provisions of this Clause 60.6.

	60.6.2	The Settlement System Administrator shall collect
or procure the collection of all such data referred to in Clause
60.6.1 as is available from Outstations either by means of remote interrogation or by means of manual on-site interrogation.

	60.6.3	(a) For the purposes of remote interrogation the
Settlement System Administrator shall enter into, manage and monitor contracts or other arrangements to provide for the maintenance of all communication links by which information is passed from Outstations to the Settlement System Administrator or its agent other than exchange links which form part of communications Equipment.

(b)	In the event of any fault or failure of any communication
link or any error or omission in such data or all necessary data not being available from Outstations the Settlement System Administrator shall collect or procure the collection of such data by manual on-site interrogation in accordance with the relevant Agreed Procedures.

	60.6.4	The Settlement System Administrator shall be
responsible for the installation and maintenance of central collector stations.

	60.6.5	The Settlement System Administrator shall collect
or procure the collection of data for the purposes of the Settlement System from Embedded Generators, Second Tier
Suppliers, Second Tier Customers, Non-Pooled Generators and inter-Distribution System connections in accordance with the relevant Agreed Procedures.

	60.6.6	The obligation to maintain communications links in
respect of Metering Equipment shall not apply where and with effect from the date on which a person receiving a supply of or generating electricity recorded by such Metering Equipment ceases to be a second Tier Customer, a Non-Pooled Generator, a Generator or a PES.

60.7	Class rights:

	60.7.1	The levels of accuracy for Metering Equipment at
points of connection of Second Tier Customers taking up to (and including) 100kW of demand and at new points of connection between two or more Distribution Systems were not set as at 1st April, 1993 and shall be as specified by the Executive Committee subject to the consent of any relevant class of Pool Members.

	60.7.2	The levels of accuracy for Metering Equipment at
points of connection of Non-Pooled Generators shall be as specified by the Executive Committee subject to the consent of any relevant class of Pool Members."

	60.7.3	Any change to the standards of accuracy of
Metering Equipment required for Second Tier Customers up to (and including) 100kW before 31st March, 1998 shall be a change to the class rights of Suppliers.

	60.7.4	Any change to the standards of accuracy of
Metering Equipment required for Non-Pooled Generators shall be a change to the class rights of Suppliers.

60.8	Sealing:  Metering Equipment shall be as secure as is
practicable in all the circumstances and for this purpose:-

	(a)	all Metering Equipment shall comply with the relevant
Agreed Procedure; and

	(b)	the Executive Committee and the Settlement System
Administrator shall regularly review Agreed Procedures for security arrangements in relation to Metering Equipment.

60.9	Discrepancies between meter advance and half hourly value
totals: The Parties acknowledge that, in transmitting metered data, impulses representing quantities of electricity may be lost between the relevant Meter and the Outstations giving rise to inaccuracies in half hourly values notwithstanding that the Metering Equipment is complying with the standards required by this Agreement. In such circumstances any differences between electricity flows recorded on Meters and the total of the half hourly values recorded in the Settlement System will be noted at the time that the Meter is inspected and read by the Settlement System Administrator pursuant to paragraph 10 of Schedule 21 and will be dealt with as provided in the relevant Agreed Procedure. In any other circumstances where the Metering Equipment is not complying with the standards required by this Agreement such difference will be dealt with in accordance with paragraph 11 of
Schedule 21.

60.10	Meter Failure:

	60.10.1	If at any time any Metering Equipment ceases to
function or is found to be outside the prescribed limits of accuracy referred to in paragraph 7.3.1 of Schedule 21 for whatever reason then, except in the circumstances referred to in Clause 60.10.2:-

(a)	in the case of Metering Equipment ceasing to function,
during the period from the date of such cessation; or

(b)	in any other case, during the period from the time when such inaccuracy first occurred or, if such time is unknown, from the midnight preceding the day during which the disputed reading occurred,

until, in either such case, the date of adjustment, replacement, repair or renewal of such Metering Equipment under paragraph 8.4 of Schedule 21, the meter readings shall be deemed to be those calculated pursuant to the relevant Agreed Procedure.

	60.10.2	If at any time a voltage transformer fuse on a
circuit supplying a Meter fails with the result that the Metering Equipment is outside the prescribed limits of accuracy referred to in paragraph 7.3.1 of Schedule 21, the meter readings from the time the failure is deemed to have occurred until the voltage transformer circuit is again restored to the Meter shall be deemed to be those calculated pursuant to the relevant Agreed Procedure. A failure shall be deemed to have occurred at the point in time provided for in the relevant Agreed Procedure.

60.11	Disputes:

	60.11.1	Any dispute regarding the accuracy of data
recorded or transmitted by Metering Equipment in respect of any Settlement Day which is to be used for the purposes of Settlement and where the purpose of the resolution of such dispute is solely to affect payments arising from a Settlement Run shall, if there is a relevant Agreed Procedure, be dealt with in accordance with such Agreed Procedure. If, having exhausted such Agreed Procedure any Party is not satisfied with the outcome, such Party may refer the matter to the Executive Committee. If there shall be no relevant Agreed Procedure, such dispute shall be referred to the Executive Committee. If, in either case, any Party is not satisfied with the decision of the Executive Committee, the matter may be referred by such Party to arbitration in accordance with Clause 83.

	60.11.2	Any dispute regarding Metering Equipment (other
than a dispute referred to in Clause 60.11.1) shall be referred to the Executive Committee. If any Party is not satisfied with the decision of the Executive Committee, the matter may be referred by such Party to arbitration in accordance with Clause 83.

	60.11.3	It is hereby expressly acknowledged and agreed by
the Parties that the resolution of any dispute referred to in Clause 60.11.1 or 60.11.2 shall in all cases be without prejudice to the bringing or pursuing of any claim, by or against, or the resolving of any issue between any one or more of such Parties or any other Party arising out of the same facts or circumstances, or facts or circumstances incidental to the facts and circumstances giving rise to such dispute, or upon the basis of which such dispute has been resolved, in favour of, or against, a Meter Operator Party or Meter Operator Parties.

	60.11.4	Upon the request of any Party which is a party to
a dispute referred to in Clause 60.11.1 or 60.11.2 any relevant data derived from Metering Equipment may be submitted by the Settlement System Administrator to the body then having jurisdiction in respect of the relevant dispute for the purposes of resolving such dispute.

60.12	Information:

	60.12.1	If a Pool Member or Party intends to make or
provide or make a significant alteration to a connection to the NGC Transmission System or to a Distribution System which connection is of 100MW or more in capacity and which may require a new Metering System to be registered into the Settlement System or a significant change to a Metering System to be registered into the Settlement System, the Pool Member or Party shall inform the Settlement System Administrator as soon as possible and, in any event, not later than three months prior to the date on which the Pool Member or Party expects to make or provide the connection or change. Such information will be regarded as confidential to the Pool Member or Party providing it, and will be used by the Settlement System Administrator only for the purpose of preparing the Settlement System to take account of the Metering System when it is registered.

	60.12.2	Any information regarding or data acquired by the
Settlement System Administrator or its agent from Metering Equipment at any Site which is a point of connection to a Distribution System shall, and may, be passed by the Settlement System Administrator or its agent to the operator of the relevant Distribution System. The said operator of the relevant Distribution System may only use the same for the purposes of the operation of the Distribution System and the calculation of charges for use of and connection to the Distribution System.

60.13	Ownership of Metering Data, access, use and use of
Communications Equipment:

	60.13.1	The Registrant of any Metering System shall own
the data acquired therefrom provided that (and each Registrant hereby expressly agrees and acknowledges that) a Second Tier Customer or Non-Pooled Generator of that Registrant in respect of which such data is generated shall be entitled at all times without charge by the Registrant to access, obtain and use such data and provide further that:-

(i)	such access, obtaining or use, or the method of such access, obtaining or use, does not interfere with the operation of Settlement;

(ii)	nothing in this Clause 60.13.1 shall require the Registrant
actively to provide such data to such Second Tier Customer or such Non-Pooled Generator or so to provide such data free of charge; and

(iii)	such access shall not be by using any communications
link used by the Settlement System Administrator for the purposes of Clause 60.6 without the prior written consent of the Settlement System Administrator.

	60.13.2	The Settlement System Administrator and, for the
purposes of the performance by the Pool Auditor of its functions under Part IX, the Pool Auditor are hereby authorised to use all data which is owned by the Registrant pursuant to Clause 60.13.1 as may be permitted pursuant to this Agreement, and the Settlement System Administrator or, as the case may be, the Pool Auditor may only release such data to others to the extent set out in this agreement. It is hereby expressly agreed that the Settlement System Administrator is permitted to and shall against request and payment of a reasonable charge therefor release to a Second Tier Customer or Non-Pooled Generator such data relating to it as is referred to in Clause 60.13.1

	60.13.3	Communications Equipment need not be dedicated
exclusively to the provision of data to the Settlement System Administrator for the purposes of Settlement provided that any other use shall not interfere at any time with the operation of Settlement and subject also to the relevant provisions (if any) in the Tariff.

60.14	Ancillary Services:  Until the RP Date, the Ancillary
Services Provider shall be entitled at its own cost and expense (which shall not be charged or recharged to Pool Members) to prepare and submit to the Suppliers in separate class meeting a works programme relating to the method of recovery from Pool Members for the supply of Reactive Energy by reference to the actual amount of Reactive Energy consumed by Pool Members as measured by MVAr Metering Equipment at each relevant Site, and, if approved by the Suppliers in separate class meeting, such works programme shall be deemed to be an approved Works Programme for all purposes of this Agreement and the provisions of Clauses
5.13 and 5.14 shall apply mutatis mutandis.

60.15	Appointment of Agents by Settlement System
Administrator: Notwithstanding the provisions of paragraph 7.2.2 of Schedule 4 the Settlement System Administrator may appoint one or more agents to perform any or all of its obligations under this Part XV and Schedule 21.

60.16	Appointment of  Second Tier Agents by Settlement System
Administrator with effect from 31st March, 1994:

	60.16.1	If, for the purposes of Clause 60.15, the
Settlement System Administrator appoints one or more agents for the purpose of carrying out the obligations of the Settlement System Administrator under or in connection with this Part XV or
Schedule 21 in relation to Metering Systems at or referable to points of connection relating to Second Tier Customers or Non-Pooled Generators as the Settlement System Administrator may direct, then the provisions of Clauses 60.16.1 to 60.16.5 and Clause 60.17 shall, inter alia, apply to such arrangements.

	60.16.2	The Settlement System Administrator shall, prior
to appointing any Second Tier Agent pursuant to Clause 60.16.1, consult with the Executive Committee as to the appropriateness of the appointment of such Second Tier Agent and the terms upon which, if appropriate, such agent is to be appointed and shall have due regard to the wishes expressed pursuant to this Clause
60.16.2 by the Executive Committee.

	60.16.3	The Settlement System Administrator shall use
reasonable endeavours to procure that each Second Tier Agent shall promptly and properly input data and other information as it may receive pursuant to the terms of its appointment into its Second Tier Computer Systems and shall review and validate data and other information in accordance with the relevant Agreed Procedures to establish the completeness thereof and to identify any inconsistencies therein.

	60.16.4	The Settlement System Administrator shall use
reasonable endeavours to procure that each Second Tier Agent shall keep secure and confidential and not disclose, during the period of its appointment or following its resignation or removal, information, data and documentation obtained by the Second Tier Agent in such capacity so as to cause a breach by the Settlement System Administrator of its obligations pursuant to Clauses 68 or 69 of this Agreement.

	60.16.5	The Settlement System Administrator shall use
reasonable endeavours to procure that upon the reasonable request of the Settlement System Administrator and in any event upon the removal or resignation of any Second Tier Agent, such Second Tier Agent shall make over to the Settlement System Administrator or its nominee all such records, manuals and data and other information in the ownership or under the control of the Second tier Agent and relating to the operation, and necessary for the proper functioning, of the Second Tier Data Collection System.

60.17	Review:

	(a)	As soon as practicable after the third anniversary of
the date of this Agreement the Executive Committee, in consultation with the Settlement System Administrator and the Director, shall carry out a full review of the Second Tier Data collection system and, in consultation with the Director, shall seek to agree with the Settlement System Administrator (the agreement of the Settlement System Administrator not be unreasonably withheld or delayed) the manner by which the costs of the Second Tier Data Collection System should be recovered, in the Accounting Periods commencing on or after 1st April, 1994.

	(b)	If, and to the extent, deemed necessary by the
Executive Committee in consultation with the Settlement System Administrator and the Director, the Executive Committee shall conduct a further review of the Second Tier Data Collection System and, in consultation with the Director, shall seek to agree with the Settlement System Administrator (the agreement of the Settlement System Administrator not to be unreasonably withheld or delayed), the manner by which the Second Tier Data Collection System should operate, and by which the costs of the same should be recovered, in the Accounting Periods commencing on or after 1st April, 1996 such review to commence in due time to enable implementation of any changes to the Second Tier Data Collection System on that date.

	(c)	The Executive Committee, in consultation with the
Settlement System Administrator and the Director, shall carry out a further full review of the Second Tier Data Collection System and, in consultation with the Director, shall seek to agree with the Settlement System Administrator (the agreement of the Settlement System Administrator not to be unreasonably withheld or delayed), the manner by which the Second Tier Data Collection System should operate, and by which the costs of the same should be recovered, in the Accounting Periods commencing on or after 1st April, 1998 such review to commence in due time to enable implementation of any changes to the Second Tier Data Collection System on that date.

	(d)	In the event of an agreement within (a), (b) or, as the
case may be, (c) above, the provisions of this Agreement relating to the Second Tier Data Collection System shall be amended accordingly and, in the event of any failure to agree, the matter shall be referred to arbitration pursuant to the provisions of Clause 83. If such agreement has not been reached or a determination has not been made or a settlement not been reached under any such arbitration prior to:

(i)	in the case of (a) above, the fourth anniversary of the date of  this Agreement;

(ii)	in the case of (b) above (where applicable) by 1st April,
1996; and

(iii)	in the case of (c) above by 1st April, 1998,

the Settlement System Administrator shall, between such date and the date on which agreement is reached or (if applicable) a determination or settlement under such arbitration is made or reached, recover the costs, expenses and charges of the Second Tier Data Collection System in accordance with Clause 34A and paragraph 3 of Part G of the Appendix to Schedule 4.

60.18	Software for FMS:  The Settlement System Administrator
shall develop and implement appropriate computer software for the purposes of collecting and aggregating data following the FMS
Date.

60.19	Second Tier Unmetered Supplies:

	60.19.1	Notwithstanding any of the other provisions of
this Agreement, including Clause 60 (other than the provisions of this clause 60.19) and Schedule 21, the provisions of this clause
60.19 and any Second Tier Unmetered Supplies Procedures shall, to the extent they are supplemental to or conflict with any other provisions of this Agreement, govern the rights and obligations of the Parties (including each Operator and each Meter Operator Party) in relation to Second Tier Unmetered Supplies.

	60.19.2	Neither this Clause 60.19 (save for the
requirements set out in this Clause 60.19.2 for the bringing into effect of this Clause 60.19) nor the Second Tier Unmetered
Supplies Procedures nor any amendment, variation or replacement of either of them may become effective:

(i)	unless and until the Chief Executive shall have given each
Public Electricity Supplier, each Second Tier Supplier, the Director (who may consult with such persons as he considers appropriate) and the Settlement System Administrator not less than 14 days' notice that this Clause 60.19 (or any amendment, variation or replacement thereof) and/or the Second Tier
Unmetered Supplies Procedures are to become effective, stating the date on which the same are proposed to become effective and having attached thereto a copy of any proposed Second Tier Unmetered Supplies Procedures; and

(ii)	so long as none of the recipients of the notice referred to
in Clause 60.19.2(i) shall have given a counternotice to the Chief Executive before the date on which this Clause 60.19 and/or the Second Tier Unmetered Supplies Procedures are to become effective stating, on reasonable grounds, an objection to this Clause 60.19 or the Second Tier Unmetered Supplies Procedures becoming effective on the proposed date or at all, in the event that a counternotice shall have been given in accordance with Clause 60.19.2(ii) the Chief Executive shall, as soon as is reasonably practicable, notify the persons referred to in Clause 60.19(i) of that fact.

	60.19.3	Nothing in this Clause 60.19 shall permit the
adoption, in the Second Tier Unmetered Supplies Procedure or otherwise, of standards of accuracy of data for Second Tier Unmetered Supplies different from those which apply generally under this Agreement other than during the transitional period expiring on 31st March, 1995.

	60.19.4	Except where the context otherwise requires, in
this Clause 60.19:

"Second Tier Unmetered Supplies" means unmetered street lighting and related supplies of a type which as at the date this Clause
60.19 becomes effective are permitted to be made by a Second Tier
Supplier;

"Second Tier Unmetered Supplies Procedures" means the procedures in respect of Second Tier Unmetered Supplies in the form agreed between all Public Electricity Suppliers and the Director (who may consult with such persons as he considers appropriate) as the same may be amended, varied or replaced from time to time with the agreement of such persons.

	60.19.5	The Executive Committee may determine that Agreed
Procedures are necessary to implement this Clause 60.19 or the Second Tier Unmetered Supplies Procedures and in such case nothing in this Clause 60.19 or the Second Tier Unmetered Supplies Procedures shall prejudice such determination or the adoption or implementation of such Agreed Procedures, provided that any such Agreed Procedure shall not include matters which would occur on the Second Tier Customer's side of the outstation.

	60.19.6	The Parties accept that modifications to the
Settlement System Administrator's rights and obligations under this Agreement may be required under the Second Tier Unmetered Supplies Procedures or otherwise before this Clause 60.19 can become effective.

PART XVI

POOL CIVIL EMERGENCIES

61.1	DEFINITIONS

	Definitions:  In this Part XVI:-

	"Civil Emergency Pool Credit Facility" shall mean a credit facility to be arranged by and for the use of Suppliers upon terms and conditions to be set out in Schedule 11 to this Agreement;

	"Poor Civil Emergency" shall have the meaning ascribed to it in Clause 61.2.1;

	"Pool Civil Emergency Event" shall mean an event or series of events which satisfies the conditions set out in Clause
61.3.2;

	"Pool Civil Emergency Period" shall mean a period initiated by the Executive Committee after the occurrence of a Pool Civil
Emergency Event which shall commence, and terminate, in accordance with this Part;

	"Pool Rules Civil Emergency Condition" shall mean, in respect of any Schedule Day, that both:-

(i)	UMT > 0.1 (as determined in accordance with paragraph 32.1
(a) of Schedule 9; and

(ii)	RAPT > 3 * CAPT (as determined in accordance with  paragraph
32.1(b) of Schedule 9;

	"Pool Rules Civil Emergency Period" shall mean a period which commences, and terminates, and in which section 32.3 of
Schedule 9 is in force, in accordance with this Part; and

	"Relevant Time" in relation to any event, means the time which falls two hours prior to the first time at which an Availability Declaration must be submitted pursuant to section
6.1 of Schedule 9 on the first Settlement Day which commences at least 24 hours after the occurrence of such event.

61.2	APPLICATION AND STATEMENT OF INTENT

	61.2.1	General Statement of Intended Application:  It is
intended that this Part shall apply where there is in existence an event, or series of events which does or do not generally occur as part of normal market operating conditions and which affect(s) the operation of the market for the generation, transmission and/or supply of electricity in England and Wales and which, as a result, cause(s) or is or are likely to cause materially changed pool prices to arise and continue (a "Pool Civil Emergency"). The following conditions set out in this Part are intended to reflect the circumstances in which it is envisaged that it would likely be the case that such event or events shall have so occurred.

	61.2.2	Interrelationship with Act:  The Act and the
Energy Act 1976 contain legislation conferring wide powers upon the Secretary of State to regulate the generation, transmission and/or supply of electricity in an emergency. It is intended that the provisions of this Part shall coexist in application with such legislation.

61.3	CONDITIONS FOR EXISTENCE OF A POOL CIVIL EMERGENCY

	61.3.1	Determination of a Pool Civil Emergency:  A Pool
Civil Emergency shall exist upon any resolution to that effect passed by the Executive Committee in accordance with the provisions of this Part whereafter, subject to the following provisions of this Part, a Pool Civil Emergency Period shall commence.

	61.3.2	Conditions:  The Executive Committee shall resolve
that a Pool Civil Emergency exists only if it has formed the opinion that a Pool Civil Emergency Event has occurred. A Pool
Civil Emergency Event shall occur whenever:-

(a)	materially changed pool prices exist or are likely to exist
and,  in either case, are likely to continue; and

(b)	such materially changed pool prices are the direct result of any one or more of the following:-

(i)	a major failure affecting the operation of the NGC
Transmission System;

(ii)	a major operational failure of one or more  Distribution
Systems; or

(iii)	an inability of any Generator to generate or the loss
of generating plant availability of any Generator; and

(c)	the event within (i),  (ii), or as the case may be, (iii) of
(b) above has itself resulted from any one or more of the following:-

(i)	any action taken by or on behalf of Her Majesty's Government pursuant to and in accordance with the emergency provision set out in sections 1 to 4 of the Energy Act 1976 or section 96 of the Act;

(ii)	any act, order, regulation, direction or directive,
legislation or restraint of Parliament or any governmental authority, or agent or instrument of the foregoing;

(iii)	any act of public enemy or terrorist, act of war or
hostilities (whether declared or undeclared), threat of war or hostilities, blockade, revolution, riot, insurrection, civil commotion or unrest or demonstration;

(iv)	any strike, lock-out or other industrial action;

(v)	any act of sabotage or vandalism;

(vi)	lightning, earthquake, hurricane, storm, fire, flood,
drought, accumulation of snow or ice, or any other extreme weather or environmental condition; or

	(vii)	any other event provided that in such a case any
resolution of the Executive Committee determining that a Pool Civil Emergency exists must be carried by a majority of not less than 75 per cent of the total votes of all Committee Members entitled to vote at a meeting of the Executive Committee whether or not present.

61.4	CONDITIONS FOR EXISTENCE OF A POOL RULES CIVIL EMERGENCY
PERIOD

	Pool Rules Civil Emergency Period: A Pool Rules Civil Emergency Period shall, subject to the following provisions of this Part, commence as part of a Pool Civil Emergency Period whenever (i) a Pool Civil emergency Period is current and (ii) the Pool Rules Civil Emergency Condition is satisfied and (iii)
Section 28 of Schedule 9 hereof is not in effect.

61.5	PROCEDURE FOR INITIATION OF A POOL CIVIL EMERGENCY PERIOD
AND COMMENCEMENT OF A POOL RULES CIVIL EMERGENCY PERIOD

	61.5.1	Right to requisition:

(a)	Each Pool Member, the Settlement System Administrator, the
Grid Operator, the Director and the Secretary of State shall have the several right to have convened a special meeting of the Executive Committee for it to consider whether a Pool Civil
Emergency exists (and accordingly whether a Pool Civil  Emergency
Period is to commence).

(b)	To requisition a meeting of the Executive committee the
relevant Party, the Director or, as the case may be, the Secretary of State shall notify in writing:-

(i)	in the case of a Pool Member, its appointed Committee
Member, the Pool Chairman or the Chief Executive; and  (ii)	in
the case of the Settlement System Administrator, the Grid
Operator, the Director or the Secretary of State, the Pool
Chairman or the Chief Executive,

that it wishes such a meeting to be convened giving as full an explanation as it is able of the event or events which it believes constitutes(s) the relevant Pool Civil Emergency Event.

(c)	Upon receipt of a written requisition in accordance with
(b), the relevant Committee Member, the Pool Chairman or, as the case may be, the Chief Executive shall convene a special meeting of the Executive Committee in accordance with Clause 18 to take place within 48 hours after receipt of such requisition, and the provisions relating to notice periods in Clause 18 shall be varied for the purposes of this Part accordingly.


	61.5.2	Initiation by the Executive Committee

Pool Civil Emergency Period: If the Executive committee shall resolve that a Pool Civil Emergency exists then, subject to the right of veto in Clause 61.5.7 being exercised, a Pool Civil Emergency Period shall commence upon the expiry of the time limit for the exercise of such veto and shall continue until terminated in accordance with Clause 61.7.

	61.5.3	Pool Rules civil Emergency Period:

(a)	Commencement:  A Pool Rules Civil Emergency Period shall,
subject to the right of veto in (b) below and in Clause 61.5.7 being exercised, commence in accordance with Clause 61.4 at the expiry of the period for the exercise of the Executive Committee's veto in (b) below and shall continue until terminated in accordance with the provisions of Clause 61.7.

(b)	Executive Committee's Right of Veto:  The Executive
Committee shall have the right to veto the commencement of a Pool Rules Civil Emergency Period by the passing of a resolution to that effect carried by a majority of not less than 65 per cent of the total votes of all Committee Members entitled to vote at such meeting whether or not present, provided that the Executive Committee shall only be able to exercise such right of veto prior to the Relevant Time relative to the time at which the Secretary receives a notification given by the Settlement System Administrator pursuant to Clause 61.5.4

(c)	Effect of Veto:  Where the Executive committee exercise its
right of veto in accordance with (b) above, the relevant Pool
Rules Civil Emergency Period shall not commence.


	61.5.4	Settlement System Administrator's Notification:
The Settlement System Administrator shall notify forthwith by telephone (and confirm in writing as soon as is practicable thereafter to) the Chief Executive, Pool Chairman, Secretary, Director and Secretary of State whenever it becomes aware that the Pool Rules Civil Emergency condition is satisfied.

	61.5.5	Reasons:  The Executive Committee shall give
reasons for the passing of any resolution pursuant to this Clause or the exercising of any right of veto conferred on it by this Clause, to be notified to the relevant parties by the Secretary in accordance with Clause 61.5.6.

	61.5.6	Notification (1):  The Secretary shall notify in
accordance with Clause 75 all Parties, the Director and the Secretary of State:-

(a)	of the result of any vote taken on a resolution of the
Executive Committee pursuant to this Part, giving reasons in outline explaining such result, immediately following the conclusion of the meeting at which the vote was taken; such notification may be given by telephone or by facsimile transmission. An outline statement of reasons shall be circulated by the Secretary to the same persons as soon as is reasonably practicable thereafter; and

(b)	where there has been no exercise within the time limit
provided  therefor of a right of veto pursuant to either clause
61.5.3 by the Executive Committee or Clause 61.5.7 by the Director or the Secretary of State, notify all Parties, the Director and the Secretary of State immediately of the commencement of a Pool Rules Civil Emergency Period.

	61.5.7	Right of Veto:

(a)	Right of Veto:  The Director and the Secretary of State
shall each have a several right to veto the commencement of any Pool civil Emergency Period or, as the case may be, Pool Rules Civil Emergency Period by giving written notice of an exercise of such right of veto addressed to the Executive Committee, the Pool Chairman and the Chief Executive within the time periods specified below. To be validly given, such notice shall specify in sufficient detail (in the case of a Pool Civil Emergency Period) the relevant resolution of the Executive Committee or (in the case of a Pool Rules Civil Emergency Period) the relevant notification of the Settlement System Administrator, in respect of which the right of veto is being exercised.

(b)	Effect of Veto:  Where the Director or the Secretary of
State exercises his veto in accordance with this Clause 61.5.7, the relevant Pool Civil Emergency Period or, as the case may be, Pool Rules Civil Emergency Period shall not commence.

(c)	Time Limits:  Any veto given by, or on behalf of, either of
the Director or Secretary of State must be received by or on behalf of the Executive Committee:-

(i)	in respect of a resolution initiating a Pool Civil Emergency
Period, before the expiry of a period of 48 hours commencing upon the receipt by the Director or, as appropriate, the Secretary of State, of the notification of the result of the vote upon the relevant resolution; or

(ii)	in the case of a veto in respect of  the commencement of a
Pool Rules Civil Emergency Period, before the expiry of the time for the exercise of the Executive Committee's right of veto pursuant to Clause 61.5.3.

For the avoidance of doubt, such veto may be given at any time before the commencement of such period.

(d)	Reasons:  The Director shall upon exercising a right of veto conferred by this Clause give reasons to the Executive Committee supporting the exercise of that right and the Parties would expect the Secretary of State also to give reasons upon any exercise of his right of veto conferred by this Clause.

(e)	Notification (2):  Upon receipt by or on behalf of the
Executive Committee of a notice of exercise of veto pursuant to this Clause, the Secretary, on behalf of the Executive Committee, shall as soon as is possible thereafter give notice in accordance with Clause 75 of the exercise of such veto.

61.6	EFFECT OF POOL AND POOL RULES CIVIL EMERGENCY PERIODS

	61.6.1	Effect of a Pool Civil Emergency Period:

(a)	Upon a determination that a Pool Civil Emergency exists in
accordance with Clause 61.2.1 above:-

(i)	Suppliers shall be entitled during the Pool Civil Emergency
Period, for the purposes of payments to be made by them pursuant to this Agreement during such period, to utilise the Civil
Emergency Pool  Credit Facility; and

(ii)	Sections 32.1 and 32.2 of the Pool Rules shall enter into
force and effect.

(b)	The Pool Members expressly acknowledge the fact that  during the currency of any Pool Civil Emergency Period Suppliers shall be entitled to operate credit facilities in accordance with and subject to any conditions of their respective Licences (where relevant).

	61.6.2	Effect of a Pool Rules Civil Emergency Period:
Upon the commencement of a Pool Rules Civil Emergency Period in accordance with Clause 61.5.3(a), the provisions of Section 32.3 of Schedule 9 shall enter into full force and effect and shall continue in full force and effect until such time as that Pool Rules civil Emergency Period is terminated in accordance with Clause 61.7

61.7	TERMINATION OF A POOL CIVIL EMERGENCY PERIOD

	61.7.1	Director's determination of end of Pool Civil
Emergency Period: A Pool Civil Emergency Period and, where applicable, any concurrent Pool Rules Emergency Period, shall terminate upon any determination of the Director to that effect.

	61.7.2	Consultation:  The Director shall only determine
that a Pool Civil Emergency Period and, where applicable, any concurrent Pool Rules Civil Emergency Period shall terminate after having fully consulted and taken into consideration the views of all relevant Parties and after having obtained the approval of the Secretary of State.

	61.7.3	Notification (3):  The Director shall notify in
writing the Secretary, the Pool Chairman and the Chief Executive as soon as is possible of any determination made pursuant to this Clause 61.7 giving reasons for any determination so made and the Secretary shall immediately notify all Parties of such determination upon receipt.

	61.7.4	Confirmation:  The Director shall confirm to the
Executive Committee upon any determination pursuant to this Clause 61.7 that a Pool Civil Emergency Period shall terminate, that he has taken full account of all relevant matters, the views of such relevant Parties and has obtained the approval of the Secretary of State.

	61.7.5	Termination of a Pool Rules Civil Emergency Period
within a continuing Pool Civil Emergency Period:

(a)	The Executive Committee may, by resolution carried by a
majority of not less than 65 per cent of the total votes of all Committee Members whether or not present, terminate any current Pool Rules Civil Emergency Period whenever it considers, in its absolute discretion, that the continued application of the modified Pool Rules as set out in Section 32.3 of Schedule 9 to be, in the circumstance, no longer appropriate.

(b)	The relevant Pool Rules Civil Emergency Period shall
terminate following the passing of that resolution at the Relevant Time relative to the time at which that resolution is passed.

(c)	The Secretary, on behalf of the Executive Committee, shall
as soon as is possible after the passing of such resolution give notice to all Parties, the Director and the Secretary of State in accordance with Clause 75 that the relevant Pool Rules Civil Emergency Period is to so terminate.

(d)	Whenever Section 28 of Schedule 9 enters into force and
effect, in accordance with this Agreement, any Pool Rules Civil
Emergency Period then current shall terminate at the time that such section so enters into force and effect.

	61.7.6	Effect of Termination:

(a)	Pool civil Emergency Period:  Upon the termination of any
Pool Civil Emergency Period the Civil Emergency Pool Credit Facility shall forthwith cease to be utilised and, where there is a concurrent Pool Rules Civil Emergency Period, the provisions of Section 32 of Schedule 9, shall forthwith cease to be effective.

(b)	Pool Rules Civil Emergency Period within a current and
continuing Pool Civil Emergency Period: Upon the termination of any Pool Rules Civil Emergency Period within a current and continuing Pool Civil Emergency Period the provisions of Section
32.3 of Schedule 9 shall forthwith cease to be effective.

61.8	REFERENCE TO DIRECTOR

	61.8.1	Reference to the Director:  If any dispute shall
arise between the Executive Committee and any Pool Member:

	(a)	as to whether the Executive Committee ought to have
concluded that the conditions for the initiation of a Pool Civil Emergency Period in accordance with Clause 61.3.2 were satisfied either as a matter of fact or such that there was a Pool Civil Emergency within the spirit of the statement of intent set out at Clause 61.2.2; or

	(b)	as to whether the Executive Committee ought or ought
not to have exercised its right of veto pursuant to Clause
61.5.3(b) in respect of the commencement of a Pool Rules Civil
Emergency Period; or

	(c)	as to whether a Pool Rules Civil Emergency Period
within a current and continuing Pool Civil Emergency Period ought or ought not to have been terminated by the Executive Committee in accordance with Clause 61.7.5 above,

	the dispute may be referred by notice of the dispute given in writing by the relevant Pool Member to the Director and as if such Pool Member were exercising a Dissenting Pool Member's right of appeal pursuant to Clause 13.5. The Director shall determine the matter within 60 days of receipt of such referral. Notice of any such referral shall be given to the Executive Committee at the same time that the dispute is so referred.

	61.8.2	Content and Effect of Determination:

	(a)	If  the Director shall determine in accordance with
Clause 61.8.1 that a Pool Civil Emergency Period or Pool Rules
Civil Emergency Period should commence, or as the case may be, resume, then:

	(i)	in the case of a Pool Civil Emergency Period, upon such
determination having been notified to the Secretary in accordance with Clause 61.8.3, a Pool Civil Emergency Period shall commence or, as the case may be, resume; and

	(ii)	in the case of a Pool Rules Civil Emergency Period,
such period shall commence at the Relevant Time relative to the time at which such determination has been notified to the Secretary in accordance with Clause 61.8.3; or

	(b)	If the Director shall determine in accordance with
Clause 61.8.1 that a continuing Pool Civil Emergency Period or
Pool Rules Civil Emergency Period should terminate, then:

	(i)	in the case of a Pool Civil Emergency Period, upon such
determination having been notified to the Secretary in accordance with Clause 61.8.3, the then current Pool Civil Emergency Period shall terminate; and

	(ii)	in the case of a Pool Rules Civil Emergency Period, the
then current such period shall terminate at the Relevant Time relative to the time at which such determination has been notified to the Secretary in accordance with Clause 61.8.3.

	61.8.3	Notification (4):  The Director shall notify in
writing the Secretary, the Pool Chairman and the Chief Executive as soon as is possible of any determination made pursuant to this Clause 61.8 giving reasons for any determination so made and the Secretary shall immediately notify all Parties of such determination upon receipt.

61.9	MODIFICATION OF PROCEDURES

	Modification of Procedures: Neither the procedures for a poll set out in Clause 22 nor the provisions of Clause 13.4 shall apply to any resolution of the Executive Committee referred to in this Part XVI, and there shall be no right of referral of the matter the subject of such resolution to the Pool Members in general meeting.

PART XVII

TRADING SITE

62 TRADING SITE

	Trading Site: The provisions of Schedule 17 shall have effect.



PART XVIII

THE POOL FUNDS ADMINISTRATOR, BILLING AND SETTLEMENT


63 THE POOL FUNDS ADMINISTRATOR

63.1	Responsibilities:  The Pool Funds Administrator shall have
the following duties, responsibilities and obligations, namely:-

	63.1.1	to comply with all the obligations set out in this
Agreement and the Agreed Procedures in respect of the establishment, maintenance and operation of the Funds Transfer
System and to carry out its obligations under the Funds Transfer
Agreement;

	63.1.2	to keep under review and to make recommendations
to the Executive Committee on its own initiative or whenever requested by the Executive Committee concerning:-

(a)	any change to the Funds Transfer System (or any part or
aspect thereof);

(b)	the appointment of a new Pool Banker;

(c)	any change to Schedule 11 or 15; and

(d)	any change to the Funds Transfer Agreement,

which the Pool Funds Administrator may consider desirable. In making such recommendations, the Pool Funds Administrator shall have regard to, and shall provide details of, the cost of implementing such changes (which cost would be charged or recharged to Pool Members) and shall recommend whether, in light of those costs, certain parties or categories of party to the Agreement should be exempted from such changes or whether special provisions for such parties or categories of party should be adopted;

	63.1.3	(a)	to maintain such records, data and other
information as the Pool Auditor may, after consultation with the Executive Committee, from time to time by notice in writing and in reasonable detail to the Pool funds Administrator, require for the purposes of Part IX, or as may otherwise be reasonably necessary to enable the Pool Funds Administrator to comply promptly and fully with all its obligations under this Agreement, the Agreed Procedures or the Funds Transfer Agreement, in either such case in such form as the Pool Auditor may from time to time by notice to the Pool Funds Administrator require or (in the absence of such notification) in such form as a reasonably prudent operator of the Funds Transfer System would adopt; and

(b)	to maintain such records, data and other information as H.M.
Customs and Excise may from time to time require of the Pool
Funds Administrator;

	63.1.4	to retain in machine readable form or hard copy
form for a period of not less than eight years (or such longer period as any applicable law may require) and in any event in hard copy form (which for these purposes shall include microfiche) for a period of not less than one year copies of the records, data and other information received and processed by the Pool Funds Administrator in connection with its performance of the Services including:-

(a)	(to the extent relevant for the performance of the Services)
Settlement Runs and Settlement Re-runs;

(b)	Advice Notes and Confirmation Notices;

(c)	bank statements in respect of the Pool Accounts;

(d)	Pool Ledger Accounts;

(e)	Payments Calendars;

(f)	a record of all Default Interest Rates and Reserve Interest
Rates calculated from time to time (including the period to which each interest rate relates);

(g)	details of Security Cover supplied and to be supplied by
each  Supplier; and

(h)	correspondence between the Pool Funds Administrator, on the
one hand, and the Executive Committee, the Pool Chairman, the Chief Executive, any Pool Member, the Pool Banker, any Collection Bank, the Settlement System Administrator, the Ancillary Services Provider, the Director, the Pool Auditor, the Grid Operator and any other relevant bank or institution, on the other hand;

	63.1.5	to provide to the Executive Committee and the
Chief Executive upon request records, data and other information concerning the funds Transfer System (and any part thereof) (unless disclosure would breach any duty of confidentiality imposed on the Pool Funds Administrator) and which the Pool Funds Administrator is required to retain under paragraph 63.1.3 or
63.1.4 (and each of the Parties agrees to the release of all such records, data and other information in the circumstances and manner described in this paragraph 63.1.5);

	63.1.6	to provide to the Pool Auditor upon request
records, data and other information concerning the Funds Transfer System (and any part thereof) and which the Pool Funds Administrator is required to maintain and retain under paragraph
63.1.3 or 63.1.4 (and each of the Parties agrees to the release of all such records, data and other information in the circumstances and manner described in this paragraph 63.1.6);

	63.1.7	subject to the provisions of Part XX, to provide a
certified copy of such records, data and other information concerning the Funds Transfer System (and any part thereof) and amounts payable by or to any Pool Member or the Ancillary
Services Provider as the relevant Pool Member or (as the case may be) the Ancillary Services Provider may reasonably request for the purposes of establishing the amounts which are owed to or by such Pool Member or the Ancillary Services Provider in accordance with this Agreement, and in any event such information as any Pool Member or the Ancillary Services Provider may request from the Pool Funds Administrator in order to establish or prove a claim to any amounts due or claimed to be due. The Pool Funds Administrator shall forthwith upon such request provide such information upon delivery (if so required by the Pool Funds Administrator) of a certificate form the counsel of such Pool Member or the Ancillary Services Provider certifying that, in such counsel's opinion, such information is required for such purpose;

	63.1.8	to issue Advice Notes and Confirmation Notices
within the times and containing the details required by Schedule
11;

	63.1.9	upon request, promptly to supply on its own behalf
and on behalf of Pool Members and the Ancillary Services Provider (with a copy to the Pool Member concerned and the Ancillary Services Provider) any information (including copies of documents) to H.M. Customs and Excise, and to co-operate in any investigation by H.M. Customs and Excise or H.M. Inspector of Taxes relating to the Funds Transfer System (or any part or aspect thereof);

	63.1.10	in respect of each calendar quarter, to issue to
all Pool Members, the Executive Committee, the Chief Executive, the Settlement System Administrator and the Ancillary Services Provider no later than the fifth Business Day after each calendar quarter a statement enabling the identification of who may constitute Majority Default Calling Creditors during that calendar quarter (and the Parties hereby agree to such disclosure being made);

	63.1.11	except in respect of moneys received on account of
the PFA Operating Costs, the PFA Handling Charge, the Annual Fee or Bank Charges in accordance with the accounting procedure set out in Schedule 15 or the consideration received pursuant to sub-
section 5.1 or 5.2 of that Schedule, to pay all moneys received by it from a Pool Member or the Ancillary Services Provider in accordance with Schedule 11 into a Pool Account to be held in trust in accordance with the provision of Schedule 11; and

	63.1.12	to comply with all its other obligations under
this Agreement (including Schedules 11 and 15) and the Agreed
Procedures,

	and expressions defined in Schedules 11 and 15 shall have the same respective
	meanings when used in this Clause 63.1

63.2	Standard of care:  In the exercise of its duties and
responsibilities under this Agreement and the Agreed Procedures the Pool Funds Administrator shall exercise that degree of care, diligence, skill and judgment which would ordinarily be expected of a reasonably prudent operator of the Funds Transfer System taking into account the circumstances actually known to the Pool Funds Administrator, its officers and employees at the relevant time or which ought to have been known to it or them had it or they made such enquiries as were reasonable in the circumstances. In particular, but without prejudice to the generality of the foregoing in the absence of directions and instructions given to it by the Executive Committee under this Agreement and having due regard to the resources available to it, the Pool Funds Administrator shall at all times conduct itself in a manner calculated to achieve the principal objects and purposes of this Agreement set out in Clauses 4.1.2 and 4.1.3.

63.3	UK value added tax indemnity:

	63.3.1	Indemnity (1):  Without prejudice to paragraph
63.3.2 all Pool Members shall jointly and severally indemnify and keep indemnified the Pool Funds Administrator, its officers, employees and agents (and, as between the Pool Members, according to their respective Contributory Shares at the time of receipt of the request for indemnification, calculated on the basis that the points allocated to the Pool Member in default are disregarded) against any liability which the Pool Funds Administrator may incur as a result of the failure of any Pool Member or the Ancillary Services Provider (as the case may be) properly to account to H.M. Customs and Excise for all amounts of United Kingdom Value Added Tax payable or receivable by it in respect of any supplies of electricity or Ancillary Services.

	63.3.2	Indemnity (2):  If any Pool Member or the
Ancillary Services Provider shall fail properly to account for any amount of United Kingdom Value Added Tax payable or receivable by it, that person shall indemnify and keep indemnified each Pool Member (on an after tax basis, but taking account of any tax relief available to the relevant Pool Member) against any liability which such Pool Member shall incur pursuant to paragraph 63.3.1.

63.4	Schedule 15:

	63.4.1	Subject to the rights of each of the Parties under
this Agreement, all Parties hereby agree promptly to execute and deliver all agreements and other documentation necessary to give effect to any act, matter or thing done by the Executive
Committee in accordance with Schedule 15 (including the removal of the incumbent Pool Funds Administrator and the appointment of a successor in accordance with the terms thereof).

	63.4.2	Schedule 15 provides that certain matters may be
referred by the Executive Committee to arbitration pursuant to Clause 83. In making any such reference or in alleging that any such reference is being made pursuant to Clause 83 the Executive Committee shall act (and is hereby irrevocably authorised by each of the Pool Members to act) as the sole and exclusive representative of all the Pool Members and the Pool Funds Administrator hereby agrees that the Executive Committee shall have the authority so to act.

64 PROCEDURES MANUAL

64.1	Preparation:  Within 28 days after the Effective Date (or
such longer period as the Executive Committee may approve) the Pool Funds Administrator shall prepare, or cause to be prepared, a Procedures Manual which it shall submit to the Executive Committee for its review. The Executive Committee shall give its comments on the Procedures Manual to the Pool Funds Administrator within 28 days after receipt thereof and the Pool Funds Administrator shall revise, or cause to be revised, the Procedures Manual to the satisfaction of the Executive Committee within 21 days after receipt of such comments (or such longer period as the Executive Committee may approve). Promptly thereafter the Pool Funds Administrator shall provide the Executive Committee with sufficient copies for the revised Procedures Manual for distribution by the Executive Committee to all Parties, the Pool Auditor, the Pool Banker and the Director.

64.2	Amendments:  Where from time to time any amendments to the
Procedures Manual are necessary to reflect changes in the systems and/or procedures associated with the Funds Transfer System, the procedure set out in Clause 64.1 shall apply mutatis mutandis.

64.3	Costs:  The costs of producing, revising and amending the
Procedures Manual shall be borne by the Pool Funds Administrator and recovered by it in accordance with the provisions of Schedule
11 as part of its charges.

65 BILLING AND SETTLEMENT

	The provisions of Schedule 11 shall have effect.



PART XIX

DEFAULT, TERM AND TERMINATION

66 DEFAULT

66.1	Default (1):  At any time after the occurrence of any of the events referred to in Clause 66.3.1, 66.3.2 or 66.3.3 and so long as such event continues unremedied or unwaived by Majority
Default Calling Creditors:-

	66.1.1	Majority Default Calling Creditors may, upon
reaching a bona fide conclusion that the reason for the failure by the Defaulting Pool Member under Clause 66.3.1, 66.3.2 or
66.3.3 is other than administrative or banking error (having taken into account the representations, if any, of the Defaulting Pool Member made within 24 hours after request therefor is made to the Defaulting Pool Member on behalf of the Majority Default Calling Creditors, which request Majority Default Calling Creditors shall be obliged to make), by notice to the Defaulting Pool Member (copied to the Executive Committee and the Director) declare such event an Event of Default;

	66.1.2	at the same time as Majority Default Calling
Creditors declare such an Event of Default or any time thereafter, Majority Default Calling Creditors may by notice to the Executive Committee (copies to the Defaulting Pool Member and the Director) require the Executive Committee to suspend (which the Executive Committee shall forthwith do) all voting rights of the Defaulting Pool Member under this Agreement for a specified period (being not more than 90 days) and, upon the Executive Committee giving notice to such effect to the defaulting Pool Member (copied to the Director), such voting rights (but not any other rights or any liabilities or obligations of the Defaulting Pool Member) shall be suspended for such period; and

	66.1.3	where:-

(a)	the Defaulting Pool Member is a Public Electricity Supplier,
no earlier than 28 days after the date of the notice referred to in Clause 66.1.1; and

(b)	in any other case, at the same time as Majority Default
Calling Creditors declare such an Event of Default or at any time thereafter,

Majority Default Calling Creditors may by notice to the Defaulting Pool Member (copied to the Executive committee, the Settlement System Administrator, the Grid Operator, the Pool Funds Administrator, the Ancillary Services Provider and the Director) require the Defaulting Pool Member to cease to be a Party with effect from the date of its De-energisation and until such date all voting rights of the Defaulting Pool Member under this Agreement (but not any other rights or any liabilities or obligations of the Defaulting Pool Member) shall be automatically suspended.

For the avoidance of doubt, Majority Default Calling Creditors shall be at liberty to give notice under Clause 66.1.2 and, upon expiry of the specified period referred to therein and subject as provided in the foregoing provisions of this Clause 66.1, to give notice under Clause 66.1.3.

	66.2	Default (2):  At any time after the occurrence of any
of the events referred to in Clause 66.3 (other than (a) any of the events referred to in Clause 66.3.1, 66.3.2 and 66.3.3 and
(b) in the case where the Defaulting Pool Member is unable to pay its debts as referred to in Clause 66.3.6(a), unless any of the other events referred to in Clause 66.3 has occurred and is continuing) and so long as such event continues unremedied or unwaived by the Pool Members in general meeting the Executive Committee may (and shall if so directed by the Pool Members in general meeting):-

66.2.1	by notice to the Defaulting Pool Member (copied to the
Director) declare such event an Event of Default and suspend all voting rights of the Defaulting Pool Member under this Agreement for a specified period (being not more than 90 days) whereupon such voting rights (but not any other rights or any liabilities or obligations of the Defaulting Pool Member) shall be suspended for such period; and

	66.2.2	upon the expiry of such period by notice to the
Defaulting Pool Member (copied to the Settlement System Administrator, the Grid Operator, the Pool Funds Administrator, the Ancillary Services Provider and the Director) require the Defaulting Pool Member to cease to be a party to this Agreement with effect from the date of its De-energisation and until such date all voting rights of the Defaulting Pool Member under this Agreement (but not any other rights or any liabilities or obligations of the Defaulting Pool Member) shall be automatically suspended.

	66.3	Events of Default:  The events referred to in the
foregoing provision of this Clause  66 are:-

66.3.1	the Pool Member in question (the "Defaulting Pool
Member") shall fail to provide or maintain or renew in accordance with Schedule 11 the requisite amount of Security Cover determined pursuant to that Schedule; or

66.3.2	the Defaulting Pool Member shall fail to pay in the
manner provided in this Agreement any sum payable by it to any Pool Creditor within three Business Days after its due date; or

66.3.3	the Defaulting Pool Member shall fail to pay in the
manner provided in this Agreement any sum payable by it hereunder to the Settlement System Administrator or the Pool Funds Administrator within 28 days after the Settlement System Administrator or (as the case may be) the Pool funds Administrator has given notice to it (copied to the Executive Committee and the Director) that payment has not been received and requiring such default to be remedied; or

66.3.4	the Defaulting Pool Member shall fail to pay in the
manner provided in this Agreement any sum payable by it hereunder to the Executive Committee within 28 days after the Executive Committee has given notice to it (copied to the Director) that payment has not been received and requiring such default to be remedied; or

66.3.5	the Defaulting Pool Member shall fail in any material
respect to perform or comply with any of its other obligations under this Agreement and such default (if it is capable of remedy) is not remedied within a reasonable period of time (not exceeding 90 days) after the Executive Committee has given notice to the Defaulting Pool Member (copied to the Director) of the occurrence thereof and requiring the same to be remedied; or

66.3.6	the Defaulting Pool Member:-

(a)	is unable to pay its debts (within the meaning of section
123(1) or (2) of the Insolvency Act 1986, but subject as hereinafter provided in this Clause 66.3.6) or if any voluntary agreement is proposed in relation to it under section 1 of that Act or enters into any scheme of arrangement (other than for the purpose of reconstruction or amalgamation upon terms and within such period as may previously have been approved in writing by the Executive Committee);

(b)	has a receiver (which expression shall include an
administrative receiver within the meaning of section 29 of the Insolvency Act 1986) of the whole or any material part of its assets or undertaking appointed;

(c)	has an administration order under section 8 of the
Insolvency Act 1986 made in relation to it;

(d)	passes any resolution for winding-up other than a resolution previously approved in writing by the Executive Committee; or

(e)	becomes subject to an order by the High Court for winding-
up.

For the purposes of paragraph (a) above section 123(1)(a) of the Insolvency Act 1986 shall have effect as if for "o750" there was substituted o10,000 and, further, the Defaulting Pool Member shall not be deemed to be unable to pay its debts for the purposes of paragraph (a) above if any such demand as is mentioned in the said section is being contested in good faith by the Defaulting Pool Member with recourse to all appropriate measures and procedures; or

66.3.7	the Licence (if any) granted to the Defaulting Pool
Member is determined or revoked or otherwise ceases to be in force for any reason whatsoever,

in any such case for whatever reason and whether or not within the control of the Defaulting Pool Member.

	66.4	De-energisation:

66.4.1	If the Majority Default Calling Creditors shall give
notice to a Defaulting Pool Member under Clause 66.1.3 or the Executive Committee shall give notice to a Defaulting Pool Member under Clause 66.2.2 the Defaulting Pool Member shall forthwith, and in compliance with the instructions of the Grid Operator or (in the case of any connection to a User System) the User whose System it is (the "Relevant User"), take all such action as may be necessary to give effect to the relevant De-energisation.

66.4.2	If the Defaulting Pool Member shall fail to take such
action as is referred to in Clause 66.4.1 within 48 hours after the date of any such notice referred to therein, the Grid Operator and/or, as the case may be, the Relevant User undertakes to each of the other Parties and the Executive Committee to use reasonable endeavours to effect or (as the case may be) give instructions to effect such De-energisation as quickly as practicable having regard to all the circumstances affecting such De-energisation (including any operational difficulties and relevant Licence duties).

66.4.3	Each Pool Member hereby irrevocably and unconditionally
consents to its De-energisation by the Grid Operation and/or, as the case may be, the Relevant User in circumstances set out in Clause 66.4.2.

	66.5	Sharing of risk:  Where an Event of Default is declared
under Clause 66.1.1 or 66.2.1 in respect of a Defaulting Pool
Member which is a Public Electricity Supplier, then for the period beginning on the date of the notice declaring such Event of Default until the earlier of:-

66.5.1	the date falling 28 days thereafter; and

66.5.2	the date on which the Event of Default has been
remedied or waived by Majority Default Calling Creditors or (as the case may be) the Pool Members in general meeting,

(but not further or otherwise) each Pool Member (other than the Defaulting Pool Member) shall be severally liable for its Contributory share (calculated on the basis that the Points allocated to the Defaulting Pool Member are disregarded) of all sums (including United Kingdom Value Added Tax) which such Defaulting Pool Member is required under this Agreement to pay in respect of electricity taken by the Defaulting Pool Member and Ancillary Services during each complete Settlement Day falling within such period and which are not paid on the due date therefor by the Defaulting Pool Member. The Defaulting Pool Member shall indemnify and keep indemnified each Pool Member on demand against all sums properly paid by such Pool Member pursuant to this Clause 66.5 together with interest thereon from the date of payment by such Pool Member to the date of its reimbursement (as well after as before judgment) at the Default Interest Rate.

	66.6	Indemnity on De-energisation:  Where under Clause 66.4
the Grid Operator and/or the Relevant User is required to effect or (as the case may be) give instructions to effect a De-energisation the Defaulting Pool Member, failing which, each Pool Member (but, in the case of each Pool Member, only in respect of its Contributory Share at the time of receipt for the request for indemnification, calculated on the basis that the Points allocated to the Defaulting Pool Member are disregarded) shall indemnify and keep indemnified the Grid Operator and/or the Relevant User (as the case may be) on demand against any and all liability, loss or damage which it may suffer or incur by reason of effecting or giving instructions to effect such De-energisation.

	66.7	Accrued rights and liabilities:

66.7.1	the suspension of a person as a Pool Member and the
cessation of a person as a Pool Member and/or a Party for whatever reason shall not prejudice its accrued rights and liabilities under this Agreement as at the date of its suspension or (as the case may be) cessation or its rights and liabilities under this Agreement which may accrue in relation to the period during which it was not so suspended or (as the case may be) it was a Party or any of its obligations under this Agreement which are expressed to continue notwithstanding such suspension or cessation.

66 7 2	Without prejudice to the generality of Clause 66 7.1, a
Defaulting Pool Member shall be liable for all sums (including United Kingdom Value Added Tax) which it is required under this Agreement to pay in respect of electricity taken by it and Ancillary Services pending its De- energisation pursuant to Clause 66.4.


67 TERM AND TERMINATION

67.1	Term:  This Agreement shall have no fixed duration.

67.2	Suspension of Pool Member's voting rights:  A Pool Member's
voting rights shall be suspended only in the circumstances and to the extent specified in Clauses 66.1.2 and 66.2.1.

67.3	Termination as a Party:  A Pool Member shall cease to be a
Party only:-

	67.3.1	in the circumstances and to the extent specified
in Clauses 8.7 to 8.10 (inclusive);

	67.3.2	in the circumstances and to the extent specified
in Clauses 66.1.3 and 66.2.2; or

	67.3.3	if, by unanimous resolution of all Committee
Members, the Executive Committee shall so reasonably determine and the prior written consent of the Director shall have been obtained.

67.4	Termination of the Agreement:

	67.4.1	This Agreement may be terminated if a resolution
of Pool Members in general meeting is unanimously carried by those Pool Members present in person or by proxy at the relevant general meeting and the prior written consent of the Director has been obtained.

	67.4.2	The termination shall take effect from whichever
is the later in time of the date of the resolution referred to in Clause 67.4.1 and the consent in writing of the director referred to in that Clause.

67.5	Clause exhaustive:  The Pool Members agree that the
foregoing provisions of this Clause 67, when read with the Clauses referred to herein and Clause 8.11, are exhaustive of the rights of suspension of a Pool Member's voting rights, of termination of Pool Membership, of cessation as a Party and of termination of this Agreement.




PART XX

CONFIDENTIALITY

68 DEFINITIONS AND INTERPRETATION

68.1	Definitions:  In this Part XX, except where the context
otherwise requires:-

	"Authorised Recipient" means, in relation to any Protected Information, any Business Person who, before the Protected Information had been divulged to him by NGC or any subsidiary of NGC, had been informed of the nature and effect of Clause 69 and who requires access to such Protected Information for the proper performance of his duties as a Business Person in the course of Permitted Activities;

	"Business Person" means any person who is a Main Business
Person or a Corporate Functions Person, and "Business Personnel" shall be construed accordingly;

	"Confidential Information" means all data and other information supplied to the Obligor or any nominee of the Obligor appointed pursuant to paragraph 10 of Appendix 4 of Schedule 9 by another Party under the provisions of this Agreement, and shall include copies of the load modules referred to in Service Line 11 (Listings and Load Modules);

	"Corporate Functions Person" means any person who:-

	(a)	is a director of NGC; or

	(b)	is an employee of NGC or any of its subsidiaries
carrying out any administrative, finance or other corporate services of any kind which in part relate to the Main Business;
or

	(c)	is engaged as an agent of or an adviser to or performs
work in relation to or services for the Main Business;

	"Generation business" has the same meaning as in the NGC
Transmission Licence;

	"Main Business" means any business of NGC or any of its subsidiaries as at the Effective Date or which it is required to carry on under the NGC Transmission Licence, other than the Generation Business;

	"Main Business Person" means any employee of NGC or any director or employee of its subsidiaries who is engaged solely in the Main Business, and "Main Business Personnel" shall be construed accordingly;

	"Obligor" has the meaning given to that term in Clause 70.1;

	"Permitted Activities" means activities carried on for the purposes of the Main Business; and

	"Protected Information" means any information relating to the affairs of a Party which is furnished to Business Personnel pursuant to this Agreement unless, prior to such information being furnished, such Party has informed the recipient thereof by notice in writing or by endorsement on such information that the said information is not to be regarded as Protected Information.

68.2	Interpretation:  For the avoidance of doubt, data and other
information which any Party is permitted or obliged to divulge or publish to any other Party pursuant to this Agreement shall not necessarily be regarded as being in the public domain by reason of being so divulged or published.

69 CONFIDENTIALITY FOR NGC AND ITS SUBSIDIARIES

69.1	Protection of Protected Information:  NGC and its
subsidiaries in each of their capacities in this Agreement shall secure that Protected Information is not:-

	69.1.1	divulged by Business Personnel to any person
unless that person is an Authorised Recipient;

	69.1.2	used by Business personnel for the purposes of
obtaining for NGC or any of its subsidiaries or for any other person:-

(a)	any electricity licence; or

(b)	any right to purchase or otherwise acquire, or to
distribute, electricity (including rights under any electricity purchase contract, as defined in the NGC Transmission Licence);
or

(c)	any contract or arrangement for the supply of electricity to
Customers or Suppliers; or

(d)	any contract for the use of any electrical lines or
electrical plant belonging to or under the control of a Supplier;
or

(e)	control of any body corporate which, whether directly or
indirectly, has the benefit of any such licence, contract or arrangement; and

	69.1.3	used by Business Personnel for the purpose of
carrying on any activities other than Permitted Activities,

	except with the prior consent in writing of the Party to
whose affairs such
`	Protected Information relates.

69.2	Exceptions:  Nothing in this Clause 69 shall apply:-

	69.2.1	to any Protected Information which, before it is
furnished to Business Personnel, is in the public domain; or

	69.2.2	to any Protected Information which, after it is
furnished to Business Personnel:-

(a)	is acquired by NGC or any subsidiary of NGC in circumstances in which this Clause 69 does not apply; or

(b)	is acquired by NGC or any subsidiary of NGC in circumstances in which this Clause 69 does apply and thereafter ceases to be subject to the restrictions imposed by this Clause 69; or

(c)	enters the public domain,

and in any such case otherwise than as a result of (i) a breach by NGC or any subsidiary of NGC of its obligations in this Clause 69 or (ii) a breach by the person who disclosed that Protected Information of that person's confidentiality obligation and NGC or any of its subsidiaries is aware of such breach; or

	69.2.3	to the disclosure of any Protected Information to
any person if NGC or any subsidiary of NGC is required or expressly permitted to make such disclosure to such person:-

(a)	in compliance with the duties of NGC or any subsidiary of
NGC under the Act or any other requirement of a Competent
Authority; or

(b)	in compliance with the conditions of the NGC Transmission
Licence or any document referred to in the NGC Transmission Licence with which NGC or any subsidiary of NGC is required by virtue of the Act or the NGC Transmission Licence to comply; or

(c)	in compliance with any other requirement of law; or

(d)	in response to a requirement of any stock exchange or
regulatory authority or the Panel on Take-overs and Mergers; or

(e)	pursuant to the arbitration rules for the Electricity
Arbitration Association or pursuant to any judicial or other arbitral process or tribunal having jurisdiction in relation to NGC or its subsidiaries; or

	69.2.4	to any Protected Information to the extent that
NGC or any of its subsidiaries is expressly permitted or required to disclose that information under the terms of any agreement or arrangement (including this Agreement, the Grid Code, the Distribution Codes and the fuel Security Code) with the Party to whose affairs such Protected Information relates; or

	69.2.5	to any Protected Information but only to the
extent that it has been properly provided to NGC or any subsidiary of NGC by the Settlement System Administrator pursuant to any provision of the Pool Rules.

69.3	Use of Information by NGC:  NGC and each of its subsidiaries may use all and any information or data supplied to or acquired by it from or in relation to the other Parties in performing
Permitted Activities including for the following purposes:-

	69.3.1	the operation and planning of the NGC Transmission
System;

	69.3.2	the calculation of charges and preparation of
offers of terms for connection to or use of the NGC Transmission
System;

	69.3.3	the operation and planning of the Ancillary
Services Business and the calculation of charges therefor;

	69.3.4	the operation of the Settlements Business;

	69.3.5	the provision of information under the British
Grid Systems Agreement and the EdF Documents,

	and may pass the same to subsidiaries of NGC which carry out such activities and the Parties agree to provide all information to NGC and its subsidiaries for such purposes.

69.4	Restrictions on Business Personnel:  NGC undertakes to each
of the other Parties that, having regard to the activities in which any Business Person is engaged and the nature and effective life of the Protected Information divulged to him by virtue of such activities, neither NGC nor any of its subsidiaries shall unreasonably continue (taking into account any industrial relations concerns reasonably held by it) to divulge Protected Information or permit Protected Information to be divulged by any subsidiary of NGC to any Business person:

	69.4.1	who has notified NGC or the relevant subsidiary of
his intention to become engaged as an employee or agent of any other person (other than of NGC or any subsidiary thereof) who is:-

(a)	authorised by licence or exemption to generate, transmit or
supply electricity; or

(b)	an electricity broker or who is known to be engaged in the
writing of electricity purchase contracts (as hereinbefore
defined); or  (c)	known to be retained as a consultant to any
such person who is referred to in paragraph (a) or (b) above; or

	69.4.2	who is to be transferred to the Generation
Business,

	save where NGC or such subsidiary could not, in all the circumstances,
	reasonably be expected to refrain from divulging to such Business Person
	Protected Information which is required for the proper performance of his
	duties.

69.5	Identification of Protected Information:  Without prejudice
to the other provisions of this Clause 69, NGC shall procure that any additional copies made of the Protected Information, whether in hard copy or computerised form, will clearly identify the Protected Information as protected.

69.6	Corporate Functions Person:  NGC undertakes to use all
reasonable endeavours to procure that no employee is a Corporate
Functions Person unless the same is necessary for the proper performance of his duties.

69.7	Charge restriction condition variable:  Without prejudice to
Clause 69.3, NGC and each of its subsidiaries may use and pass to each other all and any Period Metered Demand data supplied to or acquired by it and all and any information and data supplied to it pursuant to Section OC6 of the Grid Code for the purposes of Demand Control (as defined in the Grid Code), but in each case only for the purposes of its estimation and calculation from time to time of the variable "system maximum ACS demand" (as defined in Condition 4 of the NGC Transmission Licence).

69.8	Ancillary Services:  NGC shall secure that Protected
Information which is subject to the provisions of Clause 69.1 and which relates to the cost of Reactive Power provided by each individual Generator is not divulged to any Business Person engaged in the provision of static compensation for use by the Grid Operator.

69.9	Metering data - Distribution System:  Any information
regarding, or data acquired by the Settlement System Administrator or its agent from, Metering Equipment at Sites which are a point of connection to a Distribution System shall and may be passed by the Settlement System Administrator or his agent to the operator of the relevant Distribution System. The said operator of the relevant Distribution System may use the same only for the purposes of the operation of such Distribution System and the calculation of charges for the use of and connection to such Distribution system.

69.10	Metering data - Qualifying Arrangements:  The
Settlement System Administrator and the Grid Operator shall and may pass any relevant information and data relating to the Genset Metered Generation (including, for the avoidance of doubt, all relevant Metered Data, as defined in paragraph 3.1.2 or Schedule
9) of any of the Generating Units which are the subject of qualifying arrangements (as defined in section 33 of the Act) to such person as may be specified from time to time pursuant to such qualifying arrangements.

70 CONFIDENTIALITY OTHER THAN FOR NGC AND ITS SUBSIDIARIES

70.1	General obligation:  Each Party (other than NGC and its
subsidiaries) (the "Obligor") hereby undertakes with each other Party (including NGC and its subsidiaries) that it shall preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose or transfer or use for its own purposes Confidential Information except:-

	70.1.1	in the circumstances set out in Clause 70.2; or

	70.1.2	to the extent otherwise expressly permitted by
this Agreement; or

	70.1.3	with the prior consent in writing of the Party to
whose affairs such Confidential Information relates; or

	70.1.4	to the extent that it has been properly provided
to the Obligor by the Settlement System Administrator pursuant to any provision of the Pool Rules.

70.2	Exceptions:  The circumstances referred to in Clause 70.1.1
are:-

	70.2.1	where the Confidential Information, before it is
furnished to the Obligor, is in the public domain; or

	70.2.2	where the Confidential Information, after it is
furnished to the  Obligor:-

(a)	is acquired by the Obligor in circumstances in which this
Clause 70 does not apply; or

(b)	is acquired by the Obligor in circumstances in which this
Clause 70 does apply and thereafter ceases to be subject to the restrictions imposed by this Clause 70; or

(c)	enters the public domain,

and in any such case otherwise than as a result of (i) a breach by the Obligor of its obligations in this Clause 70 or (ii) a breach by the person who disclosed that Confidential Information
of that person's	 confidentiality obligation and the Obligor
is aware of such breach; or

	70.2.3	if the Obligor is required or permitted to make
disclosure of the Confidential Information to any person:-

(a)	 in compliance with the duties of the Obligor under the Act
or any other requirement of a Competent Authority; or

(b)	in compliance with the conditions of any Licence or any
document referred to in any Licence with which the Obligor is required to comply; or

(c)	in compliance with any other requirement of law; or  (d)
	in response to a requirement of any stock exchange or regulatory authority or the Panel on Take-overs and Mergers; or

(e)	pursuant to the arbitration rules of the Electricity
Arbitration Association or pursuant to any judicial or other arbitral process or tribunal having jurisdiction in relation to the Obligor; or

	70.2.4	to the employees, directors, agents, consultants
and professional advisers of the Obligor, in each case on the basis set out in Clause 70.3

70.3	Internal procedures:  With effect from the date of this
Agreement the Obligor shall adopt procedures within its organisation for ensuring the confidentiality of all Confidential
Information which it is obliged to preserve as confidential under Clause 70.1 These procedures are:-

	70.3.1	the Confidential Information will be disseminated
within the Obligor only on a "need to know" basis;

	70.3.2	employees, directors, agents, consultants and
professional advisers of the Obligor in receipt of Confidential
Information will be made fully aware of the Obligor's obligations of confidence in relation thereto; and

	70.3.3	any copies of the Confidential Information,
whether in hard copy or computerised form, will clearly identify the Confidential Information as confidential.

71 RELEASE OF INFORMATION

71.1	Notwithstanding any foregoing provisions of this Part XX,
the Parties agree that each of them shall be at liberty to provide copies of this Agreement and any supplemental agreement to both or either thereof to any third party, and each of the Parties consents to disclosure by any other Party of the fact that it is a party to this Agreement and, where such is the case, a Pool Member.

	71.1.1	The following provisions of this Clause are
designed to facilitate the release of certain data and other information to persons who are not Parties. Such provisions are without prejudice to any Party's rights to disclose or use data or information pursuant to the other provisions of this Agreement or otherwise.

	71.1.2	At the request of the Executive Committee or any
person who is not a Party and against payment by or on behalf of the person to whom the data or other information is to be released of a fee or charge therefor calculated mutatis mutandis on the basis set out in Clause 34.2, the Settlement System Administrator shall provide to such person(s) as the Executive Committee may nominate or (as the case may be) to the person requesting the same, data and other information received by the Settlement System Administrator in or derived from the operation of the Settlement System provided that:-

(a)	the Pool rules specify that such data or other information
may  be so released; or

(b)	the Party to whose affairs such data or other information
relates has given its prior consent in writing to such disclosure.

	71.1.3	Upon request by the Executive Committee, the
Settlement System Administrator shall notify the Executive Committee in writing of any request received by it from any person under Clause 71.1.2 and of the name of such person and shall give details of the data and other information provided.

	71.1.4	Each of the Parties agrees to the release of data
and other information in the circumstances described in Clause
71.1.2.

71.2	The Parties acknowledge that, for the Executive Committee
and each of its sub-committees properly to carry out its duties and responsibilities under this Agreement, the Executive Committee may decide or be obliged to keep confidential to it (and may instruct its sub-committees to keep confidential) matters, reports, data and other information produced by or for, made available to or held by, the Executive Committee or the relevant sub-committee and, in any such case, Committee Members shall neither disclose the same to the Pool Members(s) which they represent nor be required by such Pool Member(s) so to disclose. Each of the Parties agrees to respect the position of the Executive Committee, its sub-committees and the Committee Members accordingly.

71.3	Each of the Parties other than the Settlement System
Administrator, the Grid Operator, the Ancillary Services Provider and the Pool Funds Administrator agrees, subject to any relevant confidentiality restriction binding on it, to provide the Executive Committee, the Chief Executive and the personnel referred to in Clause 17.2.1 with all data and other information reasonably requested by the Executive Committee and necessary for the Executive Committee, the Chief Executive or (as the case may be) such personnel properly to carry out its or his duties and responsibilities under this Agreement. The Grid Operator and the Ancillary Services Provider each agree, subject to any relevant confidentiality restriction binding on it, to provide the Executive Committee, the Chief Executive and the personnel referred to in Clause 17.2.1 with such data and other information relating to its duties, responsibilities or obligations under this Agreement which the Executive Committee shall reasonably request and which is necessary for the Executive Committee, the Chief Executive or (as the case may be) such personnel to carry out its or his duties and responsibilities under this Agreement.

71.4	Each Party acknowledges and agrees that no Party shall be in breach of any obligation of confidentiality owed by it pursuant to this Agreement in reporting under Clause 6.10 any breach of the Pool Rules or its belief that any such breach has occurred.

71.5	Notwithstanding any other provision of this Agreement, the
provisions of this Part XX shall continue to bind a person after its cessation as a Party for whatever reason.



PART XXI

THE PARTICIPATION OF NGC

72 THE PARTICIPATION OF NGC

72.1	As Grid Operator:  For so long as NGC is the Grid Operator,
references in this Agreement to the Grid Operator shall be read and construed as references to NGC acting in its capacity as Grid Operator, and all rights, benefits, duties, responsibilities, liabilities and obligations under this Agreement with regard to the Grid Operator shall be those of NGC acting in that capacity.

72.2	As Ancillary Services Provider:  For so long as NGC is the
Ancillary Services Provider, references in this Agreement to the Ancillary Services Provider shall be read and construed as references to NGC acting in its capacity as Ancillary Services Provider, and all rights, benefits, duties, responsibilities, liabilities and obligations under this Agreement with regard to the Ancillary Services Provider shall be those of NGC acting in that capacity. The Ancillary Services Provider shall have the benefit of the obligations and undertakings entered into by the Settlement System Administrator and Pool Funds Administrator in this Agreement.

72.3	As Pool Member:  The Parties acknowledge that NGC is not in
any of its capacities under this Agreement a Pool Member.

72.4	Wholly-owned subsidiary:  NGC shall procure that so long as
Energy Settlements and Information Services Limited is appointed
Settlement System Administrator it shall at all times remain a wholly-owned subsidiary of, and wholly controlled by, NGC.

73 [Not used.]



PART XXII

MISCELLANEOUS

74 FORCE MAJEURE

74.1	Force Majeure:  Where the Settlement System Administrator,
the Grid Operator, the Pool Funds Administrator or the Ancillary Services Provider (the "Non-Performing Party") is unable to carry out all or any of its obligations under the SSA Arrangements by reason of Force Majeure (but subject, in the case of the Settlement System Administrator, to Section 33 of Schedule 4):-

	74.1.1	the SSA Arrangements shall remain in effect; but

	74.1.2	(a)	the Non-Performing Party's relevant
obligations;

(b)	the obligations of each of the other Parties owned to the
Non-Performing Party under the SSA Arrangements; and

(c)	any other obligations (not being payment obligations) of
such other Parties under the SSA Arrangements owed inter se which the relevant Party is unable to carry out directly as a result of the suspension of the Non-Performing Party's obligations shall be suspended for a period equal to the Force Majeure provided that:-

(i)	the suspension of performance is of no greater scope and of
	 no longer duration than is required by the Force Majeure;

(ii)	no obligations of any Party are excused as a result of the
Force Majeure; and

(iii)	in respect of the suspension of the Non-Performing
Party's obligations:-

(A)	the Non-Performing Party gives the Executive Committee
(which shall promptly inform the other Parties, the Pool Auditor and the Director) prompt notice describing the circumstance of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish daily reports with respect thereto during the period of Force Majeure; and

(B)	the Non-Performing Party uses all reasonable efforts to
remedy its inability to perform.

74.2	Discussions:  As soon as practicable after the occurrence of the Force Majeure the Non-Performing Party shall discuss with the Executive Committee how best to continue its operations and give effect to its obligations so far as possible in accordance with this Agreement.

75 NOTICES

75.1	Addresses:  Save as otherwise expressly provided in the SSA
Arrangements, any notice or other communication to be given by one Party to another under, or in connection with the matters contemplated by, the SSA Arrangements shall be addressed to the recipient and sent to the address, telex number or facsimile number of such other Party given in the SSA Arrangements for the purpose and marked for the attention of the person so given or to such other address, telex number and/or facsimile number and/or marked for such other attention as such other Party may from time to time specify by notice given in accordance with this Clause 75 to the Party giving the relevant notice or other communication to it.

75.2	Executive Committee:  Any notice or other communication to
be given to the Executive Committee under, or in connection with the matters contemplated by, the SSA Arrangements shall be sent to the Secretary at the address, telex number or facsimile number given in the SSA Arrangements for the purpose or to such other address, telex number or facsimile number as the Secretary may from time to time specify by notice given in accordance with this Clause 75 to the Parties.

75.3	Deemed receipt:  Save as otherwise expressly provided in the
SSA Arrangements, any notice or other communication to be given by any Party to any other Party under, or in connection with the matters contemplated by, the SSA Arrangements shall be in writing and shall be given by letter delivered by hand or sent by first class prepaid post (airmail if overseas) or telex or facsimile, and shall be deemed to have been received:

	75.3.1	in the case of delivery by hand, when delivered;
or

	75.3.2	in the case of first class prepaid post, on the
second day following the day of posting or (if sent airmail overseas or from overseas) on the fifth day following the day of posting; or

	75.3.3	in the case of telex, on the transmission of the
automatic answer-back of the addressee (where such transmission occurs before 1700 hours on the day of transmission) and in any other case on the day following the day of transmission; or

	75.3.4	in the case of facsimile, on acknowledgment by the
addressee's facsimile receiving equipment (where such acknowledgment occurs before 1700 hours on the day of acknowledgment) and in any other case on the day following the day of acknowledgment.


76 ASSIGNMENT

	A Party shall not assign and/or transfer and shall not purport to assign and/or transfer any of its rights and/or obligations under the SSA Arrangements provided that any Party may assign by way of security only all or any of its rights over receivables arising under the SSA Arrangements.

77 COUNTERPARTS

	This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when executed and delivered shall constitute an original, but all the counterparts shall together constitute but one and the same instrument.

78 WAIVERS; REMEDIES NOT CUMULATIVE

78.1	Waivers:  No delay by or omission of any Party in exercising any right, power, privilege or remedy under the SSA Arrangements shall operate to impair such right, power, privilege or remedy or be construed as a waiver thereof. Any single or partial exercise of any such right, power, privilege or remedy shall not preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy.

78.2	Remedies not cumulative:  The rights and remedies provided
by the SSA Arrangements to the Parties are exclusive and not cumulative and exclude and are in place of all substantive (but not procedural) rights or remedies express or implied and provided by common law or statute in respect of the subject matter of the SSA Arrangements (other than any such rights or remedies provided under section 58 of the Act or any directions (if any) issued thereunder), including without limitation any rights any Party may possess in tort which shall include actions brought in negligence and/or nuisance. Accordingly, each of the Parties hereby waives to the fullest extent possible all such rights and remedies provided by common law or statute, and releases a Party which is liable to another (or others), its officers, employees and agents to the same extent from all duties, liabilities, responsibilities or obligations provided by common law or statute in respect of the matters dealt with in this Agreement and undertakes not to enforce any of the same except as expressly provided herein.

78.3	Director's and Secretary of State's rights:  For the
avoidance of doubt, the Parties acknowledge and agree that nothing in the SSA Arrangements shall exclude or restrict or otherwise prejudice or affect any of the rights, powers, privileges, remedies, duties and obligations of the Secretary of State or the Director under the Act or any Licence or otherwise howsoever.

79 SEVERANCE OF TERMS

	If for any reason whatever any provision of the SSA Arrangements is or becomes invalid, illegal or unenforceable, or is declared by any court of competent jurisdiction or any other Competent Authority to be invalid, illegal or unenforceable or if such Competent Authority:

(a)	refuses, or formally indicates an intention to refuse,
authorisation of, or exemption to, any of the provisions of or arrangements contained in the SSA Arrangements (in the case of a refusal either by way of outright refusal or by way of requiring the amendment or deletion of any provision of the SSA Arrangements and/or the inclusion of any provision in the SSA Arrangements and/or the giving of undertakings or the acceptance of conditions as to future conduct before such authorisation or exemption can be granted); or

(b)	formally indicates that to continue to operate any provision of the SSA Arrangements may expose the Parties to sanctions under any law, order, enacting or regulations, or requests any Party to give undertakings or to accept conditions as to future conduct in order that such Party may not be subject to such sanctions and, in all cases, whether initially or at the end of any earlier period or periods of exemption then, in any such case, the Parties will negotiate in good faith with a view to agreeing one or more provisions which may be substituted for such invalid, unenforceable or illegal provision which substitute provision(s) is(are) satisfactory to the Competent Authority(ies) and produce(s) as nearly as is practicable in all the circumstances the appropriate balance of the commercial interest of the Parties.

80 ENTIRE AGREEMENT

The SSA Arrangements contain or expressly refer to the entire agreement between the Parties with respect to the subject matter hereof and expressly exclude any warranty, condition or another undertaking implied at law or by custom and supersedes all previous agreements and understandings between the Parties with respect thereto and each of the Parties acknowledges and confirms that it does not enter into this Agreement in reliance on any representation, warranty or other undertaking not fully reflected in the terms of the SSA Arrangements.

81 LANGUAGE

Each notice, instrument, certificate or other document to be given by one Party to another hereunder shall be in the English language.

82 RESTRICTIVE TRADE PRACTICES ACT 1976

If after the commencement of section 100 of the Act (the "RTP Section") this Agreement is subject to registration under the Restrictive Trade Practices Act 1976 then NGC undertakes, no earlier than five months but no later than six months after the commencement of the RTP Section, to furnish to the Director General of Fair Trading particulars of this Agreement and of any agreement of which it forms part. Before furnishing such particulars NGC will consult with the Founder Generators and the Founder Suppliers as to the nature of the particulars to be so furnished and will consult with the Founder Generators and Founder Suppliers regularly regarding the progress of discussions with the Director General of Fair Trading in regard to the Agreement(s) so furnished.

83 ARBITRATION

83.1	Referral to arbitration:  Save where expressly stated in
this Agreement to the contrary and subject to any contrary provision of the Act or any Licence or the rights, powers, duties and obligations of the Director or the Secretary of State under the Act, any Licence or otherwise howsoever, any dispute or difference of whatever nature howsoever arising under, out of or in connection with the SSA Arrangements between any one or more Parties shall be and is hereby referred to arbitration pursuant to the arbitration rules of the Electricity Arbitration Association in force from time to time.

83.2	Proper law:  Whatever the nationality, residence or domicile of any Party and wherever the dispute or difference or any part thereof arose the law of England shall be the proper law of any reference to arbitration hereunder and in particular (but not so as to derogate from the generality of the foregoing) the provisions of the Arbitration Acts 2950 (notwithstanding anything in section 34 thereof) to 1979 shall apply to any such arbitration wherever the same or any part of it shall be conducted.

83.3	Third Party Claims (1):  Subject always to Clause 83.6, if
any tariff customer (as defined in section 22(4) of the Act) brings any legal proceedings in any court (as defined in the Rules of the Supreme Court 1965 and in the County Courts Act
1984) against one or more persons, any of which is a Party (the "Defendant Contracting Party"), and the Defendant Contracting Party wishes to make a Third Party Claim (as defined in Clause 83.5) against any other Party (a "Contracting Party") which would but for this Clause 83.3 have been a dispute or difference referred to arbitration by virtue of Clause 83.1 then, notwithstanding the provisions of Clause 83.1 which shall not apply and in lieu of arbitration, the court in which the legal proceedings have been commenced shall hear and completely determine and adjudicate upon the legal proceedings and the Third Party Claim not only between the tariff customer and the Defendant Contracting Party but also between either or both of them and any other Contracting Party whether by way of third party proceedings (pursuant to the Rules of the Supreme Court
1965 or the County Court Rules 1981) or otherwise as may be ordered by the court.

83.4	Third Party Claims (2):  Where a Defendant Contracting Party
makes a Third Party Claim against any Contracting Party and such Contracting Party wishes to make a Third Party Claim against a further Contracting Party the provisions of Clause 83.3 shall apply mutatis mutandis as if such Contracting Party had been the Defendant Contracting Party and similarly in relation to any such further Contracting Party.

83.5	Third Party Claims (3):  For the purposes of this Clause 83
"Third Party Claim" shall mean:

83.5.1	any claim by a Defendant Contracting Party against a
Contracting Party (whether or not already a party to the legal proceedings) for any contribution or indemnity; or

83.5.2	any claim by a Defendant Contracting Party against such
a Contracting Party for any relief or remedy relating to or connected with the subject matter of the legal proceedings and substantially the same as some relief or remedy claimed by the tariff customer; or

83.5.3	any requirement by a Defendant Contracting Party that
any question or issue relating to or connected with the subject matter of the legal proceedings should be determined not only as between the tariff customer and the Defendant Contracting Party but also as between either or both of them and a Contracting Party (whether or not already a party to the legal proceedings).

83.6	Limitation:  Clause 83.3 shall apply only if at the time the legal proceedings are commenced no arbitration has been commenced between the Defendant Contracting Party and another Contracting Party raising or involving the same or substantially the same issues as would be raised by or involved in the Third Party
Claim. The tribunal in any arbitration which has been commenced prior to the commencement of legal proceedings shall determine the question, in the event of dispute, whether the issues raised or involved are the same or substantially the same.

84 JURISDICTION

84.1	Submission to jurisdiction:  Subject and without prejudice
to Clauses 83 and 84.4, all the Parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of our in connection with the SSA Arrangements and that accordingly any suit, action or proceeding (together in this Clause 84 referred to as "Proceedings") arising out of or in connection with the SSA Arrangements may be brought in such courts.

84.2	Waiver:  Each Party irrevocably waives any objection which
it may have now or hereafter to the laying of the venue of any Proceedings in any such court as is referred to in this Clause and any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceedings brought in the English courts shall be conclusive and binding upon such Party and may be enforced in the courts of any other jurisdiction.

84.3	Agent for service of process:  Each Party which is not
incorporated in any part of England or Wales agrees that if it does not have, or shall cease to have, a place of business in England or Wales it will promptly and hereby does appoint the Settlement System Administrator (or such other person as shall be acceptable to the Executive Committee) irrevocably to accept service of process on its behalf in any Proceedings in England.

84.4	Arbitration:  For the avoidance of doubt nothing contained
in the foregoing provisions of this Clause 84 shall be taken as permitting a Party to commence Proceedings in the courts where this Agreement otherwise provides for Proceedings to be referred to arbitration.

85	GOVERNING LAW

	The SSA Arrangements shall be governed by, and construed in all respects in accordance with, English law.

IN WITNESS whereof this Agreement has been duly executed the day and year first above written.